Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

dated as of

October 3, 2013

among

BELDEN INC.

The Foreign Borrowers and Other Loan Parties Party Hereto

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Syndication Agent

and

U.S. BANK NATIONAL ASSOCIATION, HSBC BANK USA, NATIONAL ASSOCIATION and

CITIBANK, N.A.

as Co-Documentation Agents

J.P. MORGAN SECURITIES LLC and WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Joint Bookrunners and Joint Lead Arrangers

CHASE BUSINESS CREDIT

-i-

(Continued)

-ii-

(Continued)

-iii-

(Continued)

-iv-

(Continued)

Page
SECTION 12.06. Execution of Loan Documents; Borrowing Base Certificate	167
SECTION 12.07. Reporting	167
SECTION 12.08. Representation of Dutch Loan Party	167

Article XIII Subordination of Intercompany Indebtedness	168

SECTION 13.01. Subordination of Intercompany Indebtedness	168

SCHEDULES:

Commitment Schedule
Schedule 2.06 – Existing Letters of Credit
Schedule 3.06 – Disclosed Matters
Schedule 3.14 – Insurance
Schedule 3.15 – Capitalization and Subsidiaries
Schedule 6.01 – Existing Indebtedness
Schedule 6.02 – Existing Liens
Schedule 6.04 – Existing Investments
Schedule 6.09 –Transactions with Affiliates
Schedule 6.10 – Existing Restrictions

EXHIBITS:

Exhibit A – Form of Assignment and Assumption
Exhibit B – Form of Borrowing Base Certificate
Exhibit C – Form of Compliance Certificate
Exhibit D – Joinder Agreement
Exhibit E-1 – U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-2 – U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-3 – U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-4 – U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F – List of Closing Documents
Exhibit G – Form of Borrowing Subsidiary Agreement

-v-

CREDIT AGREEMENT dated as of October 3, 2013 (as it may be amended or modified from time to time, this “Agreement”) among BELDEN INC., the FOREIGN BORROWERS party hereto, the other Loan Parties party hereto, the Lenders party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Syndication Agent and U.S. BANK NATIONAL ASSOCIATION, HSBC BANK USA, NATIONAL ASSOCIATION and CITIBANK, N.A., as Co-Documentation Agents.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Account” has the meaning assigned to such term in the applicable Security Agreement.

“Account Debtor” means any Person obligated on an Account.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which any Loan Party (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger, amalgamation or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period or for any ABR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent, security trustee and collateral agent for the Secured Parties hereunder or, as applicable, such branches or affiliates of JPMorgan Chase Bank, N.A. as it shall from time to time designate for the purpose of performing its obligations hereunder in such capacity. References to the “Administrative Agent” shall include J.P. Morgan Europe Limited (including but not limited to matters pertaining to the European Loan Parties), JPMorgan Chase Bank, N.A., Toronto Branch (including but not limited to matters pertaining to the Canadian Loan Parties) and any such other branch or affiliate of JPMorgan Chase Bank, N.A. designated by JPMorgan Chase Bank, N.A. for the purpose of performing such obligations in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agency Site” means the Intralinks or another electronic platform site established by the Administrative Agent to administer this Agreement.

“Aggregate Availability” means, at any time, an amount equal to (a) the lesser of (i) the Aggregate Commitment and (ii) the Aggregate Borrowing Base minus (b) the Aggregate Revolving Exposure.

“Aggregate Borrowing Base” means, at any time, the sum of the Domestic Borrowing Base at such time plus the Primary Foreign Borrowing Base at such time plus the German A Borrowing Base at such time plus the German B Borrowing Base at such time plus the German C Borrowing Base at such time.

“Aggregate Commitment” means, at any time, the aggregate of the Commitments of all of the Lenders, as increased and/or reduced from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Commitment is $400,000,000.

“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders.

“Aggregate Revolving Exposure” means, at any time, the aggregate Revolving Exposure of all the Lenders.

“Agreed Currencies” means, collectively, U.S. Dollars, Euro, Sterling and Canadian Dollars.

“ALTA” means the American Land Title Association.

“ALTA Survey” means, (i) with respect to real property located in the United States (or any other jurisdiction in which a European Loan Party is organized), an ALTA survey (or its equivalent in non-ALTA jurisdictions) as of a date acceptable to the Administrative Agent and the title company issuing the applicable Mortgage Policy, certified to the Administrative Agent and the issuer of the Mortgage Policy in a manner reasonably satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the state in which such real property is located and acceptable to the Administrative Agent, showing no encumbrances other than the Permitted Encumbrances and containing any Table A items (or their equivalent in non-ALTA jurisdictions) requested by the Administrative Agent and sufficient in all respects to remove the standard survey exceptions from the applicable Mortgage Policy, (ii) with respect to real property located in Canada, province of Ontario, a survey plan and surveyor’s real property report prepared and certified by a professional member of the Association of Ontario Land Surveyors in accordance with the requirements of the Surveyors Act (Ontario) and the regulations thereunder; and (iii) with respect to real property located in Canada, province of Quebec, a certificate of location consisting of a report and a plan prepared and certified by a Quebec land surveyor in accordance with the Land Surveyors Act and the regulations thereunder.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% (without any rounding). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted

LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above.

“Alternate Rate” means, for any day and for any Agreed Currency, the sum of (a) a rate per annum selected by the Administrative Agent, in its reasonable discretion based on market conditions in consultation with the Borrower Representative, reflecting the cost to the Lenders of obtaining funds, plus (b) the Applicable Rate for Eurocurrency Revolving Loans. When used in reference to any Loan or Borrowing, “Alternate Rate” refers to whether such Loan, or the Loans comprising such Borrowing are bearing interest at a rate determined by reference to the Alternate Rate.

“AML Legislation” has the meaning assigned to such term in Section 9.15(a).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company and its Affiliates from time to time concerning or relating to money laundering, bribery or corruption.

“Applicable Percentage” means (a) with respect to any Domestic Tranche Lender in respect of a Domestic Tranche Credit Event, its Domestic Tranche Percentage and (b) with respect to any Global Tranche Lender in respect of a Global Tranche Credit Event, its Global Tranche Percentage.

“Applicable Rate” means, for any day, with respect to any Loan, the applicable rate per annum set forth below under the caption “ABR and Canadian Base Rate Spread” or “Eurocurrency, CDOR and Overnight LIBO Spread”, as the case may be, based upon the Total Net Leverage Ratio as of the most recent determination date:

	Total Net Leverage Ratio	ABR and Canadian Base Rate Spread	Eurocurrency, CDOR and Overnight LIBO Spread
Category 1	< 2.00 to 1.00	0.25%	1.25%
Category 2	< 3.00 to 1.00 but ≥ 2.00 to 1.00	0.50%	1.50%
Category 3	≥ 3.00 to 1.00	0.75%	1.75%

For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter of the Company based upon the Company’s annual or quarterly consolidated financial statements delivered pursuant to Section 5.01 and (b) each change in the Applicable Rate resulting from a change in the Total Net Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that, the Total Net Leverage Ratio shall be deemed to be in Category 3 at the option of the Administrative Agent or at the request of the Required Lenders if the Company fails to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 5.01, during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

Notwithstanding the foregoing, Category 2 shall be deemed to be applicable until the Administrative Agent’s receipt of the applicable financial statements for the Company’s fiscal quarter ending March 31, 2014 and adjustments to the Category then in effect shall thereafter be effected in accordance with the preceding paragraph.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent and, if the Borrower Representative’s consent is required for the related assignment, the Borrower Representative (such approval not to be unreasonably withheld or delayed).

“Auditor’s Determination” has the meaning assigned to such term in Section 11.14(c).

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Banking Services” means each and any of the following bank services provided to any Loan Party (or any Subsidiaries of the Loan Parties if the Borrower Representative has provided written notice to the Administrative Agent of the services in favor of such Subsidiaries to be secured) by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties (or any Subsidiaries of the Loan Parties if the Borrower Representative has provided written notice to the Administrative Agent of the Banking Services in favor of such Subsidiaries to be secured), whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Reserves” means all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.

“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, interim receiver, monitor, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Owner” means, with respect to any U.S. Federal withholding Tax, the beneficial owner, for U.S. Federal income tax purposes, to whom such Tax relates.

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Borrowers” means, collectively, the Company and the Foreign Borrowers.

“Borrower Representative” has the meaning assigned to such term in Section 11.01.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans and CDOR Rate Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan and (c) a Protective Advance.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit G and/or such other agreement reasonably acceptable to the Administrative Agent and the Borrower Representative.

“Borrowing Bases” means, collectively, the Domestic Borrowing Base, the Primary Foreign Borrowing Base, the German A Borrowing Base, the German B Borrowing Base and the German C Borrowing Base.

“Borrowing Base Certificate” means a certificate, setting forth the calculation of each Borrowing Base, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit B or another form which is acceptable to the Administrative Agent in its Permitted Discretion.

“Borrowing Request” means a request by the Borrower Representative for a Revolving Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the relevant Agreed Currency in the London interbank market or the principal financial center of such Agreed Currency (and, if the Borrowings or LC Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in Euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in Euro) and (b) when used in connection with any Loan denominated in Canadian Dollars, the term “Business Day” shall also exclude any day in which commercial banks in Toronto, Canada are authorized or required by law to remain closed.

“Canada” means, collectively, Canada and each province and territory thereof.

“Canadian Attorney-in-Fact” has the meaning assigned to such term in Section 8.09(c).

“Canadian Base Rate” means, for any day, the rate per annum determined by the Administrative Agent to be the greater of (a) the rate of interest per annum most recently announced or established by JPMorgan Chase Bank, N.A., Toronto Branch as its reference rate in effect on such day (or if such day is not a business day, the immediately preceding business day) for determining interest rates for Canadian Dollar denominated commercial loans in Canada and commonly known as “prime rate” (or its equivalent or analogous such rate), such rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A., Toronto Branch and (b) the sum of (i) the CDOR Rate for an Interest Period of one month on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus (ii) one percent (1.0%).

“Canadian Benefit Plans” means any plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, maintained or sponsored by or under which any Canadian Loan Party or any Subsidiary of any Canadian Loan Party has any liability with respect to any of their respective employees or former employees, but excluding any Canadian Pension Plans and any plan maintained by the Government of Canada or the Government of any province of Canada including the Canada Pension Plan, the Quebec Pension Plan, Employment Insurance and workers’ compensation benefits plans.

“Canadian Borrower” means Belden Canada Inc., a corporation organized under the laws of the Province of Ontario, Canada.

“Canadian Collateral Documents” means the Canadian Security Agreement and each other pledge agreement, Mortgage, security agreement, deed of hypothec, charge, debenture or other collateral agreement that is entered into by any Canadian Loan Party (or any share pledge with respect to the shares of any Canadian Loan Party) in favor of the Administrative Agent, securing all or any portion of the Secured Obligations, in each case, in form and substance reasonably satisfactory to the Administrative Agent and entered into pursuant to the terms of this Agreement (including, without limitation, Section 5.14) or any other Loan Document.

“Canadian Defined Benefit Plan” means a Canadian Pension Plan, including any Canadian MEPP that contains a “defined benefit provision,” as defined in subsection 147.1(1) of the ITA.

“Canadian Dollars” and “Cdn.$” means dollars in the lawful currency of Canada.

“Canadian Insolvency Laws” means each of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and the Winding-Up and Restructuring Act (Canada), each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of Canada or any province or territory thereof, including any law of Canada or any province or territory thereof permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

“Canadian Loan Parties” means, collectively, the Canadian Borrower and each Material Foreign Restricted Subsidiary (including the Canadian ULCs) or other Person that is organized under the laws of Canada (or any province or territory thereof) and becomes a party hereto and to a Canadian Security Agreement on the Effective Date or pursuant to Section 5.14.

“Canadian MEPP” means a pension plan described in paragraph (b) of the definition of Canadian Pension Plan.

“Canadian Pension Plan” means a pension plan that is subject to the ITA and the applicable pension standards laws of any jurisdiction in Canada and that is either (a) maintained or sponsored by a Canadian Loan Party for employees or (b) maintained pursuant to a collective bargaining agreement, or other arrangement under which more than one employer makes contributions and to which a Canadian Loan Party is making or accruing an obligation to make contributions or has within the preceding five years made or accrued such contributions, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec.

“Canadian Pension Termination Event” means (a) the withdrawal of a Canadian Loan Party or any Subsidiary of a Canadian Loan Party from a Canadian Defined Benefit Plan which is a Canadian MEPP that gives rise to an obligation to make contributions to amortize a funding deficiency of such plan in respect of employees or former employees of the Canadian Loan Party or any Subsidiary of the Canadian Loan Party, (b) the giving or the filing, pursuant to applicable laws, of a notice by a Canadian Loan Party or any Subsidiary of a Canadian Loan Party of its intent to terminate in whole or in part a Canadian Defined Benefit Plan or the filing of an amendment by a Canadian Loan Party or any Subsidiary of a Canadian Loan Party with the applicable Governmental Authority which terminates a Canadian Defined Benefit Plan, in whole or in part, (c) the institution of proceedings by any Governmental Authority to terminate a Canadian Defined Benefit Plan other than a Canadian MEPP, in whole or in part, or have a replacement administrator or trustee appointed to administer a Canadian Defined Benefit Plan or (d) any other event or condition which, under applicable law, might reasonably constitute grounds for the termination or winding up of a Canadian Defined Benefit Plan other than a Canadian MEPP, in whole or in part, or the appointment by any Governmental Authority of a replacement administrator or trustee to administer such a Canadian Defined Benefit Plan.

“Canadian Priority Payables” means, at any time, with respect to the Primary Foreign Borrowing Base:

(a) the amount past due and owing by any Canadian Loan Party (or any other Person for which any Canadian Loan Party has joint and several liability), or the accrued amount for which each Canadian Loan Party has an obligation (whether several, or joint and several) to remit to a Governmental Authority or other Person pursuant to any applicable law, rule or regulation, in respect of (i) pension fund obligations, (ii) employment insurance, (iii) goods and services Taxes, harmonized sales Tax, sales Taxes, retail sales Taxes, employee income Taxes and other Taxes payable or to be remitted or withheld, (iv) workers’ compensation, (v) wages, salaries, commission or compensation, including vacation pay, (vi) obligations under the Canada Pension Plan or any equivalent under the laws of any province of Canada, (vii) obligations pursuant to the Wage Earner Protection Program Act (Canada), as amended, and (viii) other charges and demands; in each case in respect of which any Governmental Authority or other Person may claim a security interest, hypothec, prior claim, trust or other claim or Lien ranking or capable of ranking in priority to or pari passu with one or more of the Liens granted pursuant to the Loan Documents; and

(b) the aggregate amount of any other liabilities of the Canadian Loan Parties (or any other Person for which the Canadian Loan Parties have joint and several liability) (i) in respect of which a trust (deemed or otherwise) has been or may be imposed on any Accounts or Inventory of any Canadian Loan Party to provide for payment or (ii) which are secured by a security interest, hypothecation, prior claim, pledge, charge, right, or claim or other Lien on any Collateral of any Canadian Loan Party, in each case pursuant to any applicable law, rule or regulation and which trust, security interest, hypothecation, prior claim, pledge, charge, right, claim or other Lien ranks or is capable of ranking in priority to or pari passu with one or more of the Liens granted in the Loan Documents.

“Canadian Priority Payables Reserve” means, on any date of determination for the Primary Foreign Borrowing Base, a reserve established from time to time by the Administrative Agent in the exercise of its Permitted Discretion in such amount as the Administrative Agent may determine in respect of Canadian Priority Payables of the Canadian Borrower and the other Canadian Loan Parties.

“Canadian Protective Advance” has the meaning assigned to such term in Section 2.04.

“Canadian Restricted Subsidiary” means each Restricted Subsidiary organized under the laws of Canada or any province or territory thereof.

“Canadian Security Agreement” means that certain ABL Pledge and Security Agreement (including any and all supplements thereto), dated as of the date hereof, between the Canadian Loan Parties and the Administrative Agent, for the benefit of the Secured Parties.

“Canadian Swingline Loan” has the meaning assigned to such term in Section 2.05.

“Canadian ULCs” means, collectively, Belden Canada Finance 1 ULC and Belden Canada Finance 2 ULC, each an Alberta unlimited liability company.

“Canadian Unpaid Supplier Reserve” means, with respect to each Canadian Loan Party, a reserve established by the Administrative Agent in the exercise of its Permitted Discretion in respect of any Inventory that is subject to rights of a supplier to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada) as amended, or any other laws of Canada or laws of any province of Canada that grant repossession, revendication or similar rights to an unpaid supplier, where such supplier’s right ranks or is capable of ranking in priority to, or pari passu with, one or more of the Liens granted in the Collateral Documents.

“Capital Expenditures” means, without duplication, any expenditure for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Restricted Subsidiaries prepared in accordance with GAAP.

“Capital Impairment” has the meaning assigned to such term in Section 11.14(a).

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Dominion Period” shall mean any period of time, at the election of the Administrative Agent or at the direction of the Required Lenders, (i) when an Event of Default has occurred and is continuing, (ii) when the Administrative Agent reasonably believes that an Event of Default under clause (h) or (i) of Article VII is imminent, or (iii) commencing with the date on which Aggregate Availability is less than the greater of 10% of the Aggregate Commitment and $40,000,000, and continuing until such subsequent date as when the Aggregate Availability has exceeded the greater of 10% of the Aggregate Commitment and $40,000,000 for thirty (30) consecutive days.

“CDOR Rate” means, for the relevant Interest Period, the Canadian deposit offered rate which, in turn means on any day the sum of (a) the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant Interest Period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time, as of 10:00 a.m., Toronto local time, on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:00 a.m., Toronto local time, to reflect any error in the posted rate of interest or in the posted average annual rate of interest) plus (b) in the case of Lenders that are not Chartered “Schedule I” Banks, 0.10% per annum; provided that if such rates are not available on the Reuters Screen CDOR Page on any particular day, then the Canadian deposit offered rate component of such rate on that day shall be calculated as the cost of funds quoted by the Administrative Agent to raise Canadian Dollars for the applicable Interest Period as of 10:00 a.m., Toronto local time, on such day for commercial loans or other extensions of credit to businesses of comparable credit risk; or if such day is not a Business Day, then as quoted by the Administrative Agent on the immediately preceding Business Day.

“CFC” means a “controlled foreign corporation” under Section 957 of the Code.

“CFC Holding Company” means (a) a Domestic Restricted Subsidiary (i) with no material assets or business activities other than the ownership or management of Equity Interests in, or Indebtedness of, one or more CFCs and (ii) does not incur, and is not otherwise liable for, any Indebtedness other than Indebtedness constituting intercompany Indebtedness permitted under this Agreement or (b) a passthrough entity (including a partnership or disregarded entity for U.S. federal income tax purposes) that owns directly or indirectly Equity Interests in, or Indebtedness of, one or more CFCs.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; (c) the occurrence of a change in control, or other similar provision, as defined in any agreement or instrument evidencing any Material Indebtedness (triggering a default or mandatory prepayment, which default or mandatory prepayment has not been waived in writing); or (d) the Company ceases to own, directly or indirectly, and Control 100% (other than directors’ or managers’ qualifying shares) of the ordinary voting and economic power of any Foreign Borrower.

“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement); provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, or any European equivalent regulation (such as the European Market and Infrastructure Regulation) and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.18.

“Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Domestic Tranche Revolving Loans, Global Tranche Revolving Loans, Swingline Loans or Protective Advances and (b) any Commitment, refers to whether such Commitment is a Domestic Tranche Commitment or a Global Tranche Commitment.

“Code” means the Internal Revenue Code of 1986, as amended.

“Co-Documentation Agent” means each of U.S. Bank National Association, HSBC Bank, National Association and Citibank, N.A. in its capacity as co-documentation agent for the credit facility evidenced by this Agreement.

“Collateral” means any and all property of a Loan Party subject to a Lien created by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be subject to a Lien in favor of the Administrative Agent, on behalf of itself and the Lenders and other Secured Parties, to secure the Secured Obligations; provided that, “Collateral” shall not include any Excluded Assets.

“Collateral Access Agreement” has the meaning assigned to such term in the applicable Security Agreement.

“Collateral Documents” means, collectively, the Canadian Collateral Documents, the Domestic Collateral Documents, the Dutch Collateral Documents, the German Collateral Documents, the U.K. Collateral Documents and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations.

“Collection Account” has the meaning assigned to such term in the applicable Security Agreement.

“Commitment” means, with respect to each Lender, the sum of such Lender’s Domestic Tranche Commitment and Global Tranche Commitment. The initial U.S. Dollar Amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 9.01(d).

“Company” means Belden Inc., a Delaware corporation.

“Company Revolving Exposure” means, with respect to any Lender at any time, and without duplication, the sum of (a) the U.S. Dollar Amount of the outstanding principal amount of Revolving Loans made by such Lender to the Company at such time plus (b) the U.S. Dollar Amount of such Lender’s LC Exposure with respect to Letters of Credit issued for the account of the Company at such time plus (c) the U.S. Dollar Amount of such Lender’s Swingline Exposure with respect to Swingline Loans made to the Company at such time.

“Company Swingline Loan” has the meaning assigned to such term in Section 2.05.

“Computation Date” is defined in Section 1.06.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes, branch profits Taxes or any U.K. Bank Levy.

“Contribution Notice” means a contribution notice issued by the Pensions Regulator pursuant to Section 38 or 47 of the Pensions Act (U.K.) 2004.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Disbursement Account” means, collectively, accounts of the Loan Parties maintained with the Administrative Agent from time to time as zero balance, cash management accounts pursuant to and under any agreement between the Loan Parties and the Administrative Agent, as modified and amended from time to time, and through which disbursements of the Borrowers, any other Loan Party and any designated Subsidiary of the Borrowers are made and settled on a daily basis with no uninvested balance remaining overnight.

“Corresponding Debt” has the meaning assigned to such term in Section 8.09(f).

“Credit Event” means a Borrowing, the issuance, amendment, renewal or extension of a Letter of Credit, an LC Disbursement or any of the foregoing.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Exposure plus (b) an amount equal to its Applicable Percentage, if any, of the aggregate principal amount of Protective Advances outstanding.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“Customer” has the meaning assigned to such term in Section 2.17(i).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Deposit Account” has the meaning assigned to such term in the applicable Security Agreement.

“Deposit Account Control Agreement” has the meaning assigned to such term in the applicable Security Agreement.

“Disclosed Matters” means the actions, suits, proceedings and environmental matters disclosed in Schedule 3.06.

“Document” has the meaning assigned to such term in the applicable Security Agreement.

“Domestic Borrowing Base” means, at any time, the sum of (a) 85% of the Eligible Accounts of the Domestic Loan Parties at such time, plus (b) the lesser of (i) 70% of the Eligible Inventory of the Domestic Loan Parties at such time, valued at the lower of cost or market value, determined on a first-in-first-out basis and (ii) the product of 85% multiplied by the Net Orderly Liquidation Value (expressed as a percentage) identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by the Eligible Inventory of the Domestic Loan Parties at such time, valued at the lower of cost or market value, determined on a first-in-first-out basis plus (c) the Domestic PP&E Component at such time (not to exceed that portion of the Maximum PP&E Component allocated by Borrower Representative to the Domestic Borrowing Base in the most recent Borrowing Base Certificate) minus (d) Reserves pertaining to the Domestic Loan Parties (without duplication of any Reserves accounted for in the Domestic PP&E Component), such Eligible Accounts or such Eligible Inventory.

“Domestic Collateral Documents” means the Domestic Security Agreement, the Mortgages and each other pledge agreement, security agreement, or other collateral agreement that is entered into by any Domestic Loan Party in favor of the Administrative Agent, securing the Secured Obligations, in each case, in form and substance reasonably satisfactory to the Administrative Agent and entered into pursuant to the terms of this Agreement or any other Loan Document (including Section 5.14).

“Domestic Loan Parties” means, collectively, the Company and each Material Domestic Restricted Subsidiary or other Person organized under the laws of the U.S. that becomes a party hereto and to the Domestic Security Agreement on the Effective Date or pursuant to Section 5.14.

“Domestic PP&E Component” means, at the time of any determination, an amount equal to (a) the sum of the following amounts calculated for each Eligible Real Property of the Domestic Loan Parties: the applicable Real Property Amortization Factor for such Eligible Real Property multiplied by 75% of the fair market value of such Eligible Real Property, determined based on the most recent real estate appraisal completed in accordance with the terms hereof plus (b) the sum of the following amounts calculated for each Eligible Equipment of the Domestic Loan Parties: the applicable Equipment Amortization Factor for such Equipment multiplied by 85% of the Net Orderly Liquidation Value of such Eligible Equipment less (c) Reserves applicable to the Domestic PP&E Component and, without duplication of Reserves set forth in clause (d) of the definition of “Domestic Borrowing Base,” the Domestic Loan Parties and established by the Administrative Agent in its Permitted Discretion.

“Domestic Protective Advance” has the meaning assigned to such term in Section 2.04.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary organized under the laws of a jurisdiction located in the U.S.

“Domestic Security Agreement” means that certain ABL Pledge and Security Agreement (including any and all supplements thereto), dated as of the date hereof, between the Domestic Loan Parties and the Administrative Agent, for the benefit of the Secured Parties.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the U.S.

“Domestic Tranche Commitment” means, with respect to each Domestic Tranche Lender, the commitment, if any, of such Lender to make Domestic Tranche Revolving Loans and to acquire participations in Domestic Tranche Letters of Credit, Protective Advances and Swingline Loans hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Domestic Tranche Lender’s Domestic Tranche Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption (or other documentation contemplated by this Agreement) pursuant to which such Domestic Tranche Lender shall have assumed its Domestic Tranche Commitment, as applicable. The aggregate principal amount of the Domestic Tranche Commitments on the Effective Date is $240,000,000.

“Domestic Tranche Credit Event” means a Domestic Tranche Revolving Borrowing, the issuance, amendment, renewal or extension of a Domestic Tranche Letter of Credit, the making of a Swingline Loan or Protective Advance that the Domestic Tranche Lenders are required to participate in pursuant to the terms hereof, or any of the foregoing.

“Domestic Tranche LC Exposure” means, at any time, the sum of (a) the aggregate undrawn U.S. Dollar Amount of all outstanding Domestic Tranche Letters of Credit at such time plus (b) the aggregate U.S. Dollar Amount of all LC Disbursements in respect of Domestic Tranche Letters of Credit that have not yet been reimbursed by or on behalf of the Company at such time. The Domestic Tranche LC Exposure of any Domestic Tranche Lender at any time shall be its Domestic Tranche Percentage of the total Domestic Tranche LC Exposure at such time.

“Domestic Tranche Lender” means a Lender with a Domestic Tranche Commitment or holding Domestic Tranche Revolving Loans.

“Domestic Tranche Letter of Credit” means any Letter of Credit issued under the Domestic Tranche Commitments pursuant to this Agreement.

“Domestic Tranche Percentage” means, with respect to any Domestic Tranche Lender, percentage equal to a fraction the numerator of which is such Lender’s Domestic Tranche Commitment and the denominator of which is the aggregate Domestic Tranche Commitments of all Domestic Tranche Lenders (provided that, if the Domestic Tranche Commitments have terminated or expired, the Domestic Tranche Percentages shall be determined based upon such Lender’s share of the aggregate Domestic Tranche Revolving Exposures of all Lenders at that time); provided that, in accordance with Section 2.20, so long as any Domestic Tranche Lender shall be a Defaulting Lender, such Domestic Tranche Lender’s Domestic Tranche Commitment shall be disregarded in the foregoing calculation.

“Domestic Tranche Revolving Borrowing” means a Borrowing comprised of Domestic Tranche Revolving Loans.

“Domestic Tranche Revolving Exposure” means, with respect to any Domestic Tranche Lender at any time, and without duplication, the sum of (a) the U.S. Dollar Amount of the outstanding principal amount of such Lender’s Domestic Tranche Revolving Loans plus (b) the U.S. Dollar Amount of such Lender’s Domestic Tranche LC Exposure plus (c) the U.S. Dollar Amount of such Lender’s Domestic Tranche Swingline Exposure.

“Domestic Tranche Revolving Loan” means a Loan made by a Domestic Tranche Lender pursuant to Section 2.01.

“Domestic Tranche Swingline Exposure” means, at any time, the U.S. Dollar Amount of the aggregate principal amount of all outstanding Swingline Loans that the Domestic Tranche Lenders have purchased participations in pursuant to the terms hereof. The Domestic Tranche Swingline Exposure of any Domestic Tranche Lender at any time shall be its Domestic Tranche Percentage of the total Domestic Tranche Swingline Exposure at such time.

“Domestic Tranche Unused Commitment” means, at any time, the aggregate Domestic Tranche Commitments of all Domestic Tranche Lenders at such time minus the aggregate Domestic Tranche Revolving Exposures of all Domestic Tranche Lenders at such time.

“Dutch Attorney-in-Fact” has the meaning assigned to such term in Section 12.08.

“Dutch Borrower” means, on and after the applicable Foreign Borrower Effective Date, Belden Europe B.V., a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands.

“Dutch Collateral Documents” means the Dutch Security Agreements, the Mortgages and each other pledge agreement, security agreement, or other collateral agreement that is entered into by any Dutch Loan Party (or any share pledge with respect to (i) the shares in the capital of any Dutch Loan Party or (ii) the partnership interest with respect to any Dutch Loan Party) in favor of the Administrative Agent, in each case, in form and substance reasonably satisfactory to the Administrative Agent and entered into pursuant to the terms of this Agreement or any other Loan Document (including Section 5.14).

“Dutch Insolvency Event” means any bankruptcy (faillissement), suspension of payments ((voorlopige) surseance van betaling), administration (onderbewindstelling), dissolution (ontbinding) (other than as permitted under Section 6.03), a Dutch Loan Party having filed a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990).

“Dutch Loan Parties” means, collectively, the Dutch Borrower and each Material Foreign Restricted Subsidiary or other Person that is organized under the laws of the Netherlands and becomes a party hereto and to a Dutch Security Agreement on the applicable Foreign Borrower Effective Date or pursuant to Section 5.14.

“Dutch Security Agreements” means, collectively, (i) a deed of disclosed pledge over receivables (bank accounts, insurance policies and intercompany claims), to be dated on or about the applicable Foreign Borrower Effective Date, among the Dutch Loan Parties as pledgors and the Administrative Agent as pledgee, (ii) a deed of undisclosed pledge over receivables, to be dated on or about the applicable Foreign Borrower Effective Date, among the Dutch Loan Parties as pledgors and the Administrative Agent as pledgee, (iii) a deed of non-possessory pledge over movables, to be dated on or about the applicable Foreign Borrower Effective Date, among the Dutch Loan Parties as pledgors and the Administrative Agent as pledgee and (iv) a deed of pledge over intellectual property rights, to be dated on or about the applicable Foreign Borrower Effective Date, among the Dutch Loan Parties as pledgors and the Administrative Agent as pledgee.

“EBITDA” means Net Income plus, to the extent deducted in determining Net Income, without duplication, (i) Interest Expense (including amortization of debt discount and debt issuance fees, costs and expenses), (ii) expense for taxes measured by net income, profits or capital (or any similar measures), paid or accrued, including, without limitation, federal and state and local income taxes, foreign income taxes, or franchise taxes, (iii) depreciation, (iv) amortization, (v) each non-cash expense (including, without limitation, non-cash expenses related to stock based compensation), non-cash charge or non-cash loss (including, extraordinary, unusual or non-recurring non-cash losses), including, without limitation, in connection with Permitted Acquisitions or restructurings, incurred or recognized, (vi) cash charges incurred in connection with acquisition activities prior to the Effective Date and to the extent not in excess of $10,000,000, (vii) fees, costs and expenses incurred in connection with any Permitted Acquisition, in each case whether or not consummated and solely to the extent disclosed in writing to the Administrative Agent and in an aggregate amount not to exceed $10,000,000 during any period of four consecutive fiscal quarters of the Company, (viii) cash charges or extraordinary, unusual or non-recurring cash losses incurred or recognized, including, without limitation, severance, relocation and restructuring expenses (provided that, the aggregate amount of any such cash charges or cash losses under this clause (viii) during any period of four consecutive fiscal quarters of the Company shall not exceed $50,000,000), (ix) any premiums, penalties or similar payments in connection with any refinancing of Indebtedness, together with the fees, costs and expenses incurred in connection with any such refinancing and (x) fees, costs and expenses incurred in connection with the Transactions, all calculated for the Company and its Restricted Subsidiaries in accordance with GAAP on a consolidated basis, minus, to the extent included in Net Income, (1) interest income, (2) income tax credits and refunds (to the extent not netted from income tax expense), (3) any cash payments made during such period in respect of items described in clause (v) above subsequent to the fiscal quarter in which the relevant non-cash expenses, charges or losses were incurred and (4) extraordinary, unusual or non-recurring income or gains recognized, all calculated for the Company and its Restricted Subsidiaries in accordance with GAAP on a consolidated basis.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Accounts” means, at any time, the Accounts of any Loan Party which the Administrative Agent determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans and Swingline Loans and the issuance of Letters of Credit. Without limiting the Administrative Agent’s discretion provided herein, Eligible Accounts shall not include any Account of a Loan Party:

(a) other than to the extent a Reserve is established pursuant to clause (b), which is not subject to a first priority perfected security interest (which, in the case of Accounts of the U.K. Loan Parties shall be a first priority assignment by way of security or a first priority fixed charge (and shall not mean a first priority floating charge)) in favor of the Administrative Agent;

(b) which is subject to any Lien, unless (i) such Lien constitutes (x) a Lien in favor of the Administrative Agent, (y) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent or (z) a Lien permitted under Section 6.02(b) or 6.02(h) or (ii) the Administrative Agent shall have established a Reserve in its Permitted Discretion for liabilities of such Loan Party that are secured by such Lien;

(c) (i) which is unpaid more than one hundred twenty (120) days after the date of the original invoice therefor or more than ninety (90) days after the original due date therefor (“Overage”) (when calculating the amount under this clause (i), for the same Account Debtor, the Administrative Agent shall include the net amount of such Overage and add back any credits, but only to the extent that such credits do not exceed the total gross receivables from such Account Debtor), or (ii) which has been written off the books of such Loan Party or otherwise designated as uncollectible;

(d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible under clause (c) above;

(e) which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to all Loan Parties exceeds 20% or such greater percentage as the Administrative Agent may determine from time to time in its Permitted Discretion (or, if such Account Debtor is Anixter International Inc. or any of its Subsidiaries, 25% or such greater percentage as the Administrative Agent may determine from time to time in its Permitted Discretion) of the aggregate amount of Eligible Accounts of all Loan Parties (but will only be ineligible to the extent of such excess);

(f) with respect to which any covenant, representation or warranty contained in any Loan Document has been breached or is not true in any material respect (or, with respect to any covenant, representation or warranty which is subject to any materiality qualifier, has been breached or is not true in any respect);

(g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation reasonably satisfactory to the Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon such Loan Party’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest (but only to the extent thereof);

(h) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by such Loan Party or if such Account was invoiced more than once;

(i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, administrative receiver, administrator, compulsory manager, liquidator or other similar officer of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee, administrative receiver, administrator, compulsory manager, liquidator or other similar officer, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, administration, winding-up, or voluntary or involuntary case under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due or has had a moratorium declared in respect of it, (v) become insolvent, or (vi) ceased operation of its business (other than, in any such case, post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the United States Bankruptcy Code and reasonably acceptable to the Administrative Agent);

(k) which is owed by any Account Debtor which has sold all or a substantially all of its assets;

(l) which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S., Canada or, solely with respect to any Account Debtor of the U.K. Loan Parties, the Dutch Loan Parties or the German Borrowers, any Eligible Jurisdiction or (ii) is not organized under applicable laws of the U.S., any state of the U.S., Canada, or any province of Canada or, solely with respect to the U.K. Loan Parties, the Dutch Loan Parties or the German Borrowers, any Eligible Jurisdiction, unless, in any such case, such Account is backed by a letter of credit or bank guarantee reasonably acceptable to the Administrative Agent; provided that, so long as the public corporate/family rating of the Company is equal to or greater than Ba3 from Moody’s and BB- from S&P, Accounts shall not be excluded from “Eligible Accounts” pursuant to this clause, to the extent the aggregate amount of availability generated from such Accounts, together with the aggregate amount of availability generated from Accounts that are not excluded from “Eligible Accounts” pursuant to the proviso in clause (y) below (but without duplication of Accounts that would have otherwise been excluded under both clauses), does not exceed $15,000,000 in aggregate at any time;

(m) which is owed in any currency other than U.S. Dollars, Canadian Dollars, Sterling or Euro;

(n) which is owed by (i) any Governmental Authority of any country other than Canada (or any province or territory thereof) or the U.S. unless such Account is backed by a letter of credit or bank guarantee reasonably acceptable to the Administrative Agent, (ii) any Governmental Authority of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction or (iii) any Governmental Authority of Canada, or any province, territory, crown corporation, department, agency, public corporation, or instrumentality thereof, unless the Financial Administration Act (Canada) or other applicable Federal or provincial statutes, and any other steps necessary to perfect the Lien of the Administrative Agent in such Account, have been complied with to the Administrative Agent’s satisfaction;

(o) which is owed by any Affiliate of any Loan Party or any employee, officer or director of any Loan Party or any of its Affiliates;

(p) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(q) which is subject to any counterclaim, deduction, defense, setoff or dispute, but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(r) which is evidenced by any promissory note, chattel paper or instrument;

(s) which is owed by an Account Debtor located in any State of the U.S. which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit such Loan Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Loan Party has filed such report or qualified to do business in such jurisdiction (or may do so at a later date without material penalty or prejudice and without affecting the collectability of such Account);

(t) with respect to which such Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business (but only to the extent of any such reduction), or any Account which was partially paid and such Loan Party created a new receivable for the unpaid portion of such Account;

(u) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state, foreign, provincial or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(v) unless the Administrative Agent has established a Reserve in its Permitted Discretion, which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than such Loan Party has or has had an ownership interest in such goods (including but not limited to by way of retention of title), or which indicates any party other than such Loan Party as payee or remittance party;

(w) which was created on cash on delivery terms;

(x) which is subject to any limitation on assignment or other restriction (whether arising by operation of law, by agreement or otherwise) which would under the local governing law of the contract have the effect of restricting the assignment for or by way of security or the creation of security, in each case, unless the Administrative Agent has determined that such limitation is not enforceable; or

(y) as to which the contract or agreement underlying such Account is governed by (or, if no governing law is expressed therein, is deemed to be governed by) the laws of any jurisdiction other than (i) in the case of Accounts owing to any Domestic Loan Party or any Canadian Loan Party, the U.S., any state thereof, the District of Columbia or Canada (or any province or territory thereof) or (ii) in the case of any European Loan Party, any Eligible Jurisdiction; provided that, so long as the public corporate/family rating of the Company is equal to or greater than Ba3 from Moody’s and BB- from S&P, Accounts shall not be excluded from “Eligible Accounts” pursuant to this clause, to the extent the aggregate amount of availability generated from such Accounts, together with the aggregate amount of availability generated from Accounts that are not excluded from “Eligible Accounts” pursuant to the proviso in clause (l) above (but without duplication of Accounts that would have otherwise been excluded under both clauses), does not exceed $15,000,000 in aggregate at any time.

In the event that an Account of a Loan Party which was previously an Eligible Account ceases to be an Eligible Account hereunder, such Loan Party or the Borrower Representative shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible Account of a Loan Party, the face amount of an Account may in the Administrative Agent’s Permitted Discretion, and be reduced by, without duplication hereunder or under the foregoing eligibility criteria and to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that such Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Loan Party to reduce the amount of such Account. Notwithstanding the foregoing, the eligibility criteria for “Eligible Accounts” may not be made more restrictive or newly established after the Effective Date (i) without at least three (3) Business Days’ prior notice to the Borrower Representative and (ii) in response to circumstances or events in existence on the Effective Date and disclosed to the Administrative Agent prior to the Effective Date (including under any field examinations or appraisals conducted prior to the Effective Date); provided that, the foregoing limitation in clause (ii) shall not apply in the event of a material change in the scope or magnitude of any such circumstances or events.

“Eligible Equipment” means, at any time, the Equipment of any Loan Party which the Administrative Agent determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans and Swingline Loans and the issuance of Letters of Credit. Without limiting the Administrative Agent’s discretion provided herein, Eligible Equipment shall not include any Equipment of a Loan Party that does not meet each of the following requirements:

(a) such Loan Party has good title to such Equipment;

(b) other than to the extent the Administrative Agent shall have established a Reserve in its Permitted Discretion for liabilities that secure any other Liens, such Equipment is subject to a first priority perfected Lien (which, in the case of Equipment located in England or Wales, shall mean a first priority fixed charge (and shall not mean a first priority floating charge)) in favor of the Administrative Agent governed by the laws of the jurisdiction in which the Equipment in question is located and is free and clear of all other Liens of any nature whatsoever (except for (i) Permitted Encumbrances which do not have priority over the Lien in favor of the Administrative Agent or (ii) any Lien permitted under Section 6.02(b) or 6.02(h));

(c) the full purchase price for such Equipment has been paid by such Loan Party;

(d) such Equipment is located on premises (i) owned by such Loan Party, which premises are subject to a first priority perfected Lien (subject to Permitted Encumbrances) in favor of the Administrative Agent, unless (x) such Loan Party shall have delivered to the Administrative Agent a mortgage waiver in form and substance reasonably satisfactory to the Administrative Agent or (y) such premises are owned by such Loan Party in fee title free and clear of any Liens (other than Permitted Encumbrances), or (ii) leased by such Loan Party where (x) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (y) a Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion;

(e) such Equipment is in good working order and condition (ordinary wear and tear excepted) and is used or held for use by such Loan Party in the ordinary course of business of such Loan Party;

(f) such Equipment is not subject to any agreement which restricts the ability of such Loan Party to use, sell, transport or dispose of such Equipment or which restricts the Administrative Agent’s ability to take possession of, sell or otherwise dispose of such Equipment; and

(g) such Equipment does not constitute “Fixtures” under the applicable laws of the jurisdiction in which such Equipment is located.

In the event that Equipment of any Loan Party which was previously Eligible Equipment ceases to be Eligible Equipment hereunder, such Loan Party or the Borrower Representative shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. Notwithstanding the foregoing, the eligibility criteria for “Eligible Equipment” may not be made more restrictive or newly established after the Effective Date (i) without at least three (3) Business Days’ prior notice to the Borrower Representative and (ii) in response to circumstances or events in existence on the Effective Date and disclosed to the Administrative Agent prior to the Effective Date (including under any field examinations or appraisals conducted prior to the Effective Date); provided that, the foregoing limitation in clause (ii) shall not apply in the event of a material change in the scope or magnitude of any such circumstances or events.

“Eligible Inventory” means, at any time, the Inventory (including raw materials and work-in-process) of any Loan Party which the Administrative Agent determines in its Permitted Discretion is eligible as the basis for the extension of Revolving Loans and Swingline Loans and the issuance of Letters of Credit. Without limiting the Administrative Agent’s discretion provided herein, Eligible Inventory of a Loan Party shall not include any Inventory:

(a) other than to the extent a Reserve is established pursuant to clause (b), which is not subject to a first priority perfected security interest in favor of the Administrative Agent;

(b) which is subject to any Lien, unless (i) such Lien constitutes (x) a Lien in favor of the Administrative Agent, (y) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent or (z) a Lien permitted under Section 6.02(b) or 6.02(h) or (ii) the Administrative Agent shall have established a Reserve in its Permitted Discretion for liabilities of such Loan Party that are secured by such Lien;

(c) unless accounted for in the most recent Inventory appraisal when determining the Net Orderly Liquidation Value percentage, which is, in the Administrative Agent’s Permitted Discretion, slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(d) with respect to which any covenant, representation or warranty contained in any Loan Document has been breached or is not true in any material respect (or, with respect to any covenant, representation or warranty which is subject to any materiality qualifier, has been breached or is not true in any respect) and which does not conform to all applicable standards imposed by any Governmental Authority;

(e) in which any Person other than such Loan Party shall (i) have any direct or indirect ownership, interest or title or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f) which constitutes spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold or ship-in-place goods, goods that are returned or marked for return (unless undamaged and able to be resold in the ordinary course of business), repossessed goods, defective or damaged goods, goods held by such Loan Party on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(g) which (i) if such Loan Party is a Domestic Loan Party, is not located in the U.S. or Canada or is in transit with a common carrier from vendors and suppliers, (ii) if such Loan Party is a Canadian Loan Party, is not located in Canada or the U.S. or is in transit with a common carrier from vendors and suppliers or (iii) if such Loan Party is a European Loan Party, is not located in an Eligible Jurisdiction or is in transit with a common carrier from vendors and suppliers; provided that, (x) the foregoing criteria shall not exclude Inventory in transit among Loan Parties located in the same country from being eligible and (y) notwithstanding the foregoing provisions of this clause (g), up to $7,500,000 of Inventory in transit from vendors and suppliers or among Loan Parties not located in the same country may be included as Eligible Inventory so long as:

(A) such Inventory has been shipped for receipt by the applicable Loan Party within forty-five (45) days of the date of shipment, but which has not yet been delivered to or on behalf of such Loan Party;

(B) if requested by the Administrative Agent, the Administrative Agent shall have received a true and correct copy of the bill of lading and other shipping documents for such Inventory;

(C) the Administrative Agent shall have received evidence of satisfactory casualty insurance naming the Administrative Agent as lender loss payee and otherwise covering such risks as the Administrative Agent may reasonably request;

(D) if such Inventory is covered by a negotiable bill of lading, the Administrative Agent shall have received confirmation that the bill is issued in the name of such Loan Party and, upon the Administrative Agent’s request, consigned to the order of the Administrative Agent and, with respect to any such Inventory shipped internationally, an acceptable customs broker agreement has been executed with such Loan Party’s customs broker;

(E) with respect to Inventory shipped internationally, the Administrative Agent shall have established a Reserve, if it determines a Reserve is needed, in its Permitted Discretion for customs duties and customs fees associated with such Inventory;

(F) no default exists under any agreement in effect between the vendor of such Inventory and Loan Party that would permit such vendor under any applicable law to divert, reclaim, reroute or stop shipment of such Inventory;

(G) the common carrier is not an Affiliate of the applicable vendor or supplier; and

(H) with respect to Inventory shipped internationally, the customs broker is not an Affiliate of any Loan Party;

(h) which is located in any location leased by such Loan Party unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Reserve for rent, charges and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion;

(i) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor), unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion;

(j) which is being processed offsite at a third party location or outside processor, or is in-transit to or from such third party location or outside processor, unless (i) such processor has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion;

(k) which is a discontinued product or component thereof (unless such discontinuance does not adversely impact the salability of the remaining Inventory) ;

(l) which is the subject of a consignment by such Loan Party as consignor; provided that, consigned Inventory may be eligible if the applicable consignee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation and the Administrative Agent may reasonably require;

(m) which is perishable;

(n) which contains or bears any intellectual property rights licensed to such Loan Party unless the Administrative Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(o) which is not reflected in a current perpetual inventory report of such Loan Party (unless in transit);

(p) for which reclamation rights have been asserted by the seller; or

(q) for which (i) any contract or related documentation (such as invoices or purchase orders) relating to such Inventory includes retention of title rights in favor of the vendor or supplier thereof and (ii) under applicable governing laws, retention of title may be imposed unilaterally by the vendor or supplier thereof, provided that Inventory of a Loan Party which may be subject to any rights of retention of title shall not be excluded from Eligible Inventory solely pursuant to this clause (q) in the event that (A) the Administrative Agent shall have received evidence satisfactory to it that the full purchase price of such Inventory has or will have been paid or (B) a Letter of Credit has been issued under and in accordance with the terms of this Agreement for the purchase of such Inventory.

In the event that Inventory of any Loan Party which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, such Loan Party or the Borrower Representative shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. Notwithstanding the foregoing, the eligibility criteria for “Eligible Inventory” may not be made more restrictive or newly established after the Effective Date (i) without at least three (3) Business Days’ prior notice to the Borrower Representative and (ii) in response to circumstances or events in existence on the Effective Date and disclosed to the Administrative Agent prior to the Effective Date (including under any field examinations or appraisals conducted prior to the Effective Date); provided that, the foregoing limitation in clause (ii) shall not apply in the event of a material change in the scope or magnitude of any such circumstances or events.

“Eligible Jurisdiction” means each jurisdiction where any Borrower is organized, any member state of the European Union as of December 31, 2003, the Kingdom of Norway, the Swiss Confederation, and such other jurisdiction that the Administrative Agent may from time to time designate as an “Eligible Jurisdiction” in its Permitted Discretion.

“Eligible Real Property” means, at any time, the real property of any Loan Party which the Administrative Agent determines in its Permitted Discretion is eligible as the basis for the extension of Revolving Loans and Swingline Loans and the issuance of Letters of Credit. Without limiting the Administrative Agent’s discretion provided herein, Eligible Real Property shall not include any real property of a Loan Party that does not meet each of the following requirements (provided, however, that for real property located outside the U.S. and Canada, the following are only required to the extent such requirements (or their equivalents) are available in the relevant jurisdiction where such real property is located):

(a) an appraisal report has been delivered to the Administrative Agent in form, scope and substance reasonably satisfactory to the Administrative Agent and in accordance with Section 5.11 hereof;

(b) evidence of zoning compliance has been delivered to the Administrative Agent in the form of an industry standard zoning report issued by a reputable national provider of zoning services or other form of report reasonably acceptable to the Administrative Agent;

(c) the Administrative Agent is satisfied that all actions necessary or desirable in order to create perfected first priority Lien (subject to Permitted Encumbrances) on such real property have been taken, including the filing and recording of Mortgages;

(d) it is adequately protected by a Mortgage Policy;

(e) a Phase I Environmental Assessment has been completed and delivered;

(f) an ALTA Survey has been delivered for which all necessary fees have been paid;

(g) if reasonably required by the Administrative Agent, (A) a Local Counsel Opinion has been delivered, and (B) the applicable Loan Party shall have obtained (i) estoppel certificates and subordination agreements executed by all tenants of such real property, and (ii) such other consents, agreements and confirmations of lessors and third parties as the Administrative Agent may deem necessary or desirable, together with evidence that all other actions that the Administrative Agent may deem necessary or desirable in order to create perfected first priority Liens (subject to Permitted Encumbrances) on the property described in the Mortgages have been taken;

(h) it is not located in the State of New York;

(i) with respect to real property in the U.S., the Administrative Agent shall have received flood certifications (and, if applicable, acceptable flood insurance and FEMA form acknowledgements of insurance); and

(j) to the extent requested, the Administrative Agent shall have received such other reports, mortgage tax affidavits and declarations and other similar information and related certifications as are usual and customary for similar credit facilities and in form and substance reasonably acceptable to the Administrative Agent.

In the event that real property of any Loan Party which was previously Eligible Real Property ceases to be Eligible Real Property hereunder, such Loan Party or the Borrower Representative shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. Notwithstanding the foregoing, the eligibility criteria for “Eligible Real Property” may not be made more restrictive or newly established after the Effective Date (i) without at least three (3) Business Days’ prior notice to the Borrower Representative and (ii) in response to circumstances or events in existence on the Effective Date and disclosed to the Administrative Agent prior to the Effective Date (including under any field examinations or appraisals conducted prior to the Effective Date); provided that, the foregoing limitation in clause (ii) shall not apply in the event of a material change in the scope or magnitude of any such circumstances or events.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) any violation of any applicable Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed by or imposed on the Company or any Restricted Subsidiary with respect to any of the foregoing.

“Equipment” has the meaning assigned to such term in the applicable Security Agreement.

“Equipment Amortization Factor” means, with respect to any Equipment on any date of determination, 1 minus a fraction, the numerator of which is the number of full fiscal quarters of the Company elapsed as of such date (including any such fiscal quarter ending on such date) since December 31, 2013 (or, if later, the date of the Administrative Agent’s receipt of the results of the most recent completed appraisal of such Equipment conducted at the request of the Loan Parties pursuant to Section 5.11 hereof) and the denominator of which is 28.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“Equivalent Amount” of any currency with respect to any amount of U.S. Dollars at any date shall mean the equivalent in such currency of such amount of U.S. Dollars, calculated on the basis of the Exchange Rate for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, with respect to any Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of any Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition upon any Borrower or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Establishment” means, in respect of any Person, any place of operations where such Person carries out a non-transitory economic activity with human means and goods, assets or services.

“Euro” means the single currency of the Participating Member States.

“Eurocurrency”, when used in reference to a Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurocurrency Payment Office” of the Administrative Agent shall mean, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Company and each Lender.

“European Loan Parties” means, collectively, the Dutch Loan Parties, the U.K. Loan Parties and the German Loan Parties.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into U.S. Dollars, as set forth at approximately 11:00 a.m., Local Time, on such date on the Reuters World Currency Page for such Foreign Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such Foreign Currency on the London market at 11:00 a.m., Local Time, on such date for the purchase of U.S. Dollars with such Foreign Currency, for delivery two (2) Business Days later; provided that, if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower Representative, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Assets” means (a) any lease, license, contract, document, instrument or agreement to which any Loan Party is a party, to the extent that the creation of a Lien on such assets would, under the express terms of such lease, license, contract, document, instrument or agreement, result in a breach of the terms of, or constitute a default under, such lease license, contract, document, instrument or agreement (other than to the extent that any such term (i) has been waived (without any obligation on the Loan Parties to obtain such waiver) or (ii) would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law; provided that, immediately upon the ineffectiveness, lapse or termination of any such express term, such assets shall automatically cease to constitute “Excluded Assets”, (b) any property that is subject to a purchase money Lien or a capital lease permitted under the Loan Documents if the agreement pursuant to which such Lien is granted (or in the document providing for such capital lease) prohibits or requires the consent of any Person other than any Borrower and/or its Affiliates which has not been obtained (without any obligation on the Loan Parties to obtain such consent) as a condition to the creation of any other Lien on such property, (c) any leasehold interests in real property and improvements and Fixtures thereon, (d) any real property owned by a Loan Party (and improvements and Fixtures relating thereto) that is not included in any Borrowing Base, (e) Equity Interests in any Person that is not both a Wholly-Owned Subsidiary and a Restricted Subsidiary of a Loan Party, (f) payroll accounts, trust accounts, employee benefit accounts and zero-balance disbursement accounts (that are not collection accounts), (g) any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act of an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law, (h) any property of Unrestricted Subsidiaries, (i) solely with respect to any Secured Obligations incurred by or on behalf of a Domestic Loan Party, any Equity Interests in or assets of (A) a direct or indirect Foreign Subsidiary of the Company or a CFC Holding Company, except that Excluded Assets shall not include 65% of the outstanding voting Equity Interests and 100% of the non-voting Equity Interests of each such First Tier Foreign Subsidiary or CFC Holding Company, provided, however, that no more than 65% of the voting Equity Interests of a First-Tier Foreign Subsidiary or CFC Holding Company, as applicable, in the aggregate, may be pledged to secure the Secured Obligations or (B) a direct or indirect Domestic Subsidiary of a CFC; (j) any aircraft; and (k) any other property, to the extent the granting of a Lien therein is prohibited by any Requirement of Law (other than to the extent that such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law; provided that, immediately upon the ineffectiveness, lapse or termination of any such prohibitions, such assets shall automatically cease to constitute “Excluded Assets”); provided that (x) “Excluded Assets” shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets), (y) the foregoing exclusions shall not apply to the Collateral of any U.K. Loan Party if such exclusion could limit the Administrative Agent’s ability to appoint an administrator in an insolvency proceeding for such U.K. Loan Party, and (z) the foregoing exclusions shall not apply to any asset or property of the Company and its Subsidiaries on which a Lien has been granted in favor of the Term Loan Agent to secure the Term Loan Obligations.

“Excluded Subsidiary” means a Subsidiary that is either (A) a direct or indirect Domestic Subsidiary of a CFC or (B) a CFC Holding Company.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Party or the grant of such security interest becomes or would become effective with respect to such Specified Swap Obligation or (b) in the case of a Specified Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Loan Party is a “financial entity,” as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), at the time the Guarantee of such Loan Party becomes or would become effective with respect to such related Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, branch profits Taxes and amounts imposed under a U.K. Bank Levy, in each case, (i) imposed as a result of such Recipient being organized under the laws of, being a resident for the purposes of or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal, German and U.K. withholding Taxes (excluding (w) U.K. withholding Taxes imposed on payments of interest to a Lender with respect to which the applicable Lender fulfils the conditions relating to that Lender to be entitled to claim a full exemption from Tax imposed by the U.K. on interest under an income tax treaty (a “Treaty”) subject to completing the applicable procedural formalities, (x) German withholding Taxes imposed on payments of interest to a Recipient with respect to which the applicable Recipient fulfills the conditions relating to that Recipient to be entitled to claim a full exemption from Tax imposed by Germany on interest under an income tax treaty subject to completing the applicable procedural formalities, (y) U.K. withholding Taxes imposed on payments of interest to a Lender as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority and (z) U.K. withholding Taxes on payments made by any guarantor under any guarantee of the obligations) imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) subject to Section 2.17(g)(ii)(C) save in respect of documentation relating to FATCA, Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (g), and (d) any U.S. Federal withholding Taxes imposed under FATCA, and (e) any Taxes imposed on a “specified non-resident shareholder”, as defined in subsection 18(5) of the ITA.

“Existing Letters of Credit” has the meaning assigned to such term in Section 2.06(a).

“Existing Subordinated Notes” shall mean (i) the Company’s existing 5.5% Senior Subordinated Notes due 2022, (ii) the Company’s existing 5.5% Senior Subordinated Notes due 2023 and (iii) the Company’s existing 9.25% Senior Subordinated Notes due 2019.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement entered into with the United States in connection with such Sections of the Code.

“FCCR Test Period” means any period (a) commencing on the last day of the most recent period of four consecutive fiscal quarters of the Company then ended for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a)) on or prior to the date Aggregate Availability is less than the greater of 10% of the Aggregate Commitment and $40,000,000 at any time and (b) ending on the day after Aggregate Availability has exceeded the greater of 10% of the Aggregate Commitment and $40,000,000 for thirty (30) consecutive days.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Financial Support Direction” means a financial support direction issued by the Pensions Regulator pursuant to Section 43 of the Pensions Act 2004 (U.K.).

“First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which the Company, any Domestic Subsidiary and/or any CFC Holding Company described in clause (b) of the definition thereof, directly owns or Controls more than 50% of such Foreign Subsidiary’s issued and outstanding Equity Interests.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) EBITDA minus Capital Expenditures (other than Capital Expenditures (i) financed with Indebtedness (other than Revolving Loans), (ii) made to restore, replace or rebuild assets subject to casualty or condemnation events to the extent made with the cash proceeds of insurance or condemnation awards, (iii) to the extent made with the cash proceeds of permitted asset dispositions and/or (iv) constituting capital assets acquired in a Permitted Acquisition) to (b) Fixed Charges, all calculated for the Company and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP.

“Fixed Charges” means, for any period, without duplication, (a) cash Interest Expense, plus (b) to the extent positive, expenses for income taxes paid in cash, plus (c) scheduled cash principal payments made on Indebtedness for borrowed money, plus (d) regularly scheduled cash dividends paid by the Company (in accordance with the Company’s historical dividend policy), plus (e) cash contributions to any Plan (to the extent not accounted for in the calculation of EBITDA), all calculated for the Company and its Restricted Subsidiaries (except as provided in clause (d)) on a consolidated basis in accordance with GAAP; provided that, for purposes of determining satisfaction of the Payment Condition, “Fixed Charges” shall also include, without duplication (i) all Restricted Payments paid in cash by the Company and its Restricted Subsidiaries on a consolidated basis during such period (other than Restricted Payments permitted pursuant to clauses (i) through (vi) of Section 6.08(a)) and (ii) cash payments of earn-outs.

“Fixtures” has the meaning assigned to such term in the applicable Security Agreement.

“Foreign Borrower Effective Date” has the meaning assigned to such term in Section 2.24.

“Foreign Borrower Sublimit Condition” means, at any time, a condition that is satisfied if:

(i) the aggregate Primary Foreign Borrowers Revolving Exposures of all Lenders does not exceed an amount initially equal to $110,000,000 (such amount, as it may be increased or decreased from time to time subject to the limitations set forth in the proviso below, the “Primary Foreign Borrower Sublimit”) at such time; and

(ii) the sum of the aggregate German Borrower A Revolving Exposures of all Lenders plus the aggregate German Borrower B Revolving Exposures of all Lenders plus the aggregate German Borrower C Revolving Exposures of all Lenders does not exceed an amount initially equal to $40,000,000 (such amount, as it may be increased or decreased from time to time subject to the limitations set forth in the proviso below, the “German Borrowers Sublimit”) at such time;

provided that, not more than once during each fiscal quarter of the Company, the Borrower Representative may increase or decrease the Primary Foreign Borrower Sublimit and/or the German Borrowers Sublimit after the Effective Date by giving prior written notice to the Administrative Agent, so long as after giving effect to such increase or decrease, (x) the sum of the Primary Foreign Borrower Sublimit plus the German Borrowers Sublimit does not exceed the aggregate Global Tranche Commitments of all Lenders (for purposes of clarity, after giving effect to any increase and/or decrease thereof pursuant to the terms and conditions hereof), (y) the sum of the Primary Foreign Borrower Sublimit plus the German Borrowers Sublimit does not exceed 40% of the Aggregate Commitment (for purposes of clarity, after giving effect to any increase and/or decrease thereof pursuant to the terms and conditions hereof) and (z) the German Borrowers Sublimit does not exceed 50% of the aggregate Global Tranche Commitments of all Lenders (for purposes of clarity, after giving effect to any increase and/or decrease thereof pursuant to the terms and conditions hereof).

“Foreign Borrowers” means, collectively, the Canadian Borrower, the UK Borrower, the German Borrowers and the Dutch Borrower.

“Foreign Borrowers Utilization” means, at any time, the excess, if any, of (a) the sum of the aggregate Primary Foreign Borrowers Revolving Exposures of all Lenders plus the aggregate German Borrower A Revolving Exposures of all Lenders plus the aggregate German Borrower B Revolving Exposures of all Lenders plus the aggregate German Borrower C Revolving Exposures of all Lenders over (b) the sum of the Primary Foreign Borrowing Base plus the German A Borrowing Base plus the German B Borrowing Base plus the German C Borrowing Base.

“Foreign Currencies” means Agreed Currencies other than U.S. Dollars.

“Foreign Currency LC Exposure” means, at any time, the sum of (a) the U.S. Dollar Amount of the aggregate undrawn and unexpired amount of all outstanding Foreign Currency Letters of Credit at such time plus (b) the aggregate principal U.S. Dollar Amount of all LC Disbursements in respect of Foreign Currency Letters of Credit that have not yet been reimbursed at such time.

“Foreign Currency Letter of Credit” means a Letter of Credit denominated in a Foreign Currency.

“Foreign Lender” means (a) if a Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if a Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Loan Parties” means, collectively, the Canadian Loan Parties, the U.K. Loan Parties, the German Loan Parties and the Dutch Loan Parties.

“Foreign Pension Plan” means any pension plan, pension undertaking, supplemental pension, retirement savings or other retirement income plan, obligation or arrangement or any kind that is not subject to U.S. law and that is established, maintained or contributed to by any Loan Party or any of its Subsidiaries or Affiliates in respect of which any Loan Party or any of its Subsidiaries or Affiliates has any liability, obligation or contingent liability; provided that, the term “Foreign Pension Plan” shall not include any Canadian Pension Plan.

“Foreign Protective Advance” has the meaning assigned to such term in Section 2.04.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary that is a not a Domestic Restricted Subsidiary.

“Foreign Secured Obligations” means all Secured Obligations of the Foreign Loan Parties or, in the case of Banking Services Obligations and Swap Agreement Obligations, any other Foreign Subsidiaries. For the avoidance of doubt, the Foreign Secured Obligations exclude (i) all Secured Obligations of the Domestic Loan Parties and (ii) all Secured Obligations of the Domestic Loan Parties guaranteed by the Canadian ULCs under Article X.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Foreign Swingline Loan” has the meaning assigned to such term in Section 2.05.

“FSCO” has the meaning assigned to such term in Section 3.10(b).

“Funded Indebtedness” means, with reference to any period, the sum, without duplication, of (a) all Indebtedness for borrowed money, whether current or long-term plus (b) the aggregate amount of unreimbursed letter of credit disbursements, all calculated for the Company and its Restricted Subsidiaries in accordance with GAAP on a consolidated basis for such period.

“Funding Account” has the meaning assigned to such term in Section 4.01(i).

“GAAP” means generally accepted accounting principles in the U.S.

“German A Borrowing Base” means, at any time, the sum of (a) 85% of the Eligible Accounts of the German Borrower A at such time, plus (b) the lesser of (i) 70% of the Eligible Inventory of the German Borrower A at such time, valued at the lower of cost or market value, determined on a first-in-first-out basis and (ii) the product of 85% multiplied by the Net Orderly Liquidation Value (expressed as a percentage) identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by the Eligible Inventory of the German Borrower A at such time, valued at the lower of cost or market value, determined on a first-in-first-out basis plus (c) the German A PP&E Component at such time (not to exceed that portion of the Maximum PP&E Component allocated by Borrower Representative to the German A Borrowing Base in the most recent Borrowing Base Certificate) minus (d) Reserves pertaining to the German Borrower A (without duplication of any Reserves accounted for in the German A PP&E Component), such Eligible Accounts or such Eligible Inventory.

“German A PP&E Component” means, at the time of any determination, an amount equal to (a) the sum of the following amounts calculated for each Eligible Real Property of the German Borrower A: the applicable Real Property Amortization Factor for such Eligible Real Property multiplied by 75% of the fair market value of such Eligible Real Property, determined based on the most recent real estate appraisal completed in accordance with the terms hereof plus (b) the sum of the following amounts calculated for each Eligible Equipment of the German Borrower A: the applicable Equipment Amortization Factor for such Eligible Equipment multiplied by 85% of the Net Orderly Liquidation Value of such Eligible Equipment less (c) Reserves applicable to the German A PP&E Component and, without duplication of Reserves set forth in clause (d) of the definition of “German A Borrowing Base,” the German Borrower A and established by the Administrative Agent in its Permitted Discretion.

“German B Borrowing Base” means, at any time, the sum of (a) 85% of the Eligible Accounts of the German Borrower B at such time, plus (b) the lesser of (i) 70% of the Eligible Inventory of the German Borrower B at such time, valued at the lower of cost or market value, determined on a first-in-first-out basis and (ii) the product of 85% multiplied by the Net Orderly Liquidation Value (expressed as a percentage) identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by the Eligible Inventory of the German Borrower B at such time, valued at the lower of cost or market value, determined on a first-in-first-out basis plus (c) the German B PP&E Component at such time (not to exceed that portion of the Maximum PP&E Component allocated by Borrower Representative to the German B Borrowing Base in the most recent Borrowing Base Certificate) minus (d) Reserves pertaining to the German Borrower B (without duplication of any Reserves accounted for in the German B PP&E Component), such Eligible Accounts or such Eligible Inventory.

“German Borrower A” means, on and after the applicable Foreign Borrower Effective Date, Belden Deutschland GmbH, a limited liability company organized under the laws of Germany.

“German Borrower A Revolving Exposure” means, with respect to any Lender at any time, and without duplication, the sum of (a) the U.S. Dollar Amount of the outstanding principal amount of the Revolving Loans made by such Lender to the German Borrower A at such time plus (b) the U.S. Dollar Amount of such Lender’s LC Exposure with respect to Letters of Credit issued for the account of the German Borrower A at such time plus (c) the U.S. Dollar Amount of such Lender’s Swingline Exposure with respect to Swingline Loans made to the German Borrower A at such time.

“German Borrower A Utilization” means, at any time, the excess, if any, of (a) the aggregate German Borrower A Revolving Exposures of all Lenders over (b) the German A Borrowing Base.

“German Borrower Amendment” has the meaning assigned to such term in Section 2.24(b).

“German Borrower B” means, on and after the applicable Foreign Borrower Effective Date, Hirschmann Electronics GmbH, a limited liability company organized under the laws of Germany.

“German Borrower B Revolving Exposure” means, with respect to any Lender at any time, and without duplication, the sum of (a) the U.S. Dollar Amount of the outstanding principal amount of the Revolving Loans made by such Lender to the German Borrower B at such time plus (b) the U.S. Dollar

Amount of such Lender’s LC Exposure with respect to Letters of Credit issued for the account of the German Borrower B at such time plus (c) the U.S. Dollar Amount of such Lender’s Swingline Exposure with respect to Swingline Loans made to the German Borrower B at such time.

“German Borrower B Utilization” means, at any time, the excess, if any, of (a) the aggregate German Borrower B Revolving Exposures of all Lenders over (b) the German B Borrowing Base.

“German Borrower C” means, on and after the applicable Foreign Borrower Effective Date, Hirschmann Automation and Control GmbH, a limited liability company organized under the laws of Germany.

“German Borrower C Revolving Exposure” means, with respect to any Lender at any time, and without duplication, the sum of (a) the U.S. Dollar Amount of the outstanding principal amount of the Revolving Loans made by such Lender to the German Borrower C at such time plus (b) the U.S. Dollar Amount of such Lender’s LC Exposure with respect to Letters of Credit issued for the account of the German Borrower C at such time plus (c) the U.S. Dollar Amount of such Lender’s Swingline Exposure with respect to Swingline Loans made to the German Borrower C at such time.

“German Borrower C Utilization” means, at any time, the excess, if any, of (a) the aggregate German Borrower C Revolving Exposures of all Lenders over (b) the German C Borrowing Base.

“German Borrowers” means, collectively, German Borrower A, German Borrower B, German Borrower C and any other Person organized under the laws of Germany that becomes a Borrower party hereto pursuant to Section 2.24.

“German Borrowers Sublimit” has the meaning assigned to such term in the definition of Foreign Borrower Sublimit Condition.

“German B PP&E Component” means, at the time of any determination, an amount equal to (a) the sum of the following amounts calculated for each Eligible Real Property of the German Borrower B: the applicable Real Property Amortization Factor for such Eligible Real Property multiplied by 75% of the fair market value of such Eligible Real Property, determined based on the most recent real estate appraisal completed in accordance with the terms hereof plus (b) the sum of the following amounts calculated for each Eligible Equipment of the German Borrower B: the applicable Equipment Amortization Factor for such Equipment multiplied by 85% of the Net Orderly Liquidation Value of such Eligible Equipment less (c) Reserves applicable to the German B PP&E Component and, without duplication of Reserves set forth in clause (d) of the definition of “German B Borrowing Base,” the German Borrower B and established by the Administrative Agent in its Permitted Discretion.

“German C Borrowing Base” means, at any time, the sum of (a) 85% of the Eligible Accounts of the German Borrower C at such time, plus (b) the lesser of (i) 70% of the Eligible Inventory of the German Borrower C at such time, valued at the lower of cost or market value, determined on a first-in-first-out basis and (ii) the product of 85% multiplied by the Net Orderly Liquidation Value (expressed as a percentage) identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by the Eligible Inventory of the German Borrower C at such time, valued at the lower of cost or market value, determined on a first-in-first-out basis plus (c) the German C PP&E Component at such time (not to exceed that portion of the Maximum PP&E Component allocated by Borrower Representative to the German C Borrowing Base in the most recent Borrowing Base Certificate) minus (d) Reserves pertaining to the German Borrower C (without duplication of any Reserves accounted for in the German C PP&E Component), such Eligible Accounts or such Eligible Inventory.

“German Collateral” has the meaning assigned to such term in Section 8.09(d).

“German Collateral Documents” means the German Security Agreements, the Mortgages and each other pledge agreement, security agreement, or other collateral agreement that is entered into by any German Loan Party (or any share pledge with respect to the shares of any German Loan Party) in favor of the Administrative Agent, in each case, in form and substance reasonably satisfactory to the Administrative Agent and entered into pursuant to the terms of this Agreement or any other Loan Document (including Section 5.14).

“German C PP&E Component” means, at the time of any determination, an amount equal to (a) the sum of the following amounts calculated for each Eligible Real Property of the German Borrower C: the applicable Real Property Amortization Factor for such Eligible Real Property multiplied by 75% of the fair market value of such Eligible Real Property, determined based on the most recent real estate appraisal completed in accordance with the terms hereof plus (b) the sum of the following amounts calculated for each Eligible Equipment of the German Borrower C: the applicable Equipment Amortization Factor for such Equipment multiplied by 85% of the Net Orderly Liquidation Value of such Eligible Equipment less (c) Reserves applicable to the German C PP&E Component and, without duplication of Reserves set forth in clause (d) of the definition of “German C Borrowing Base,” the German Borrower C and established by the Administrative Agent in its Permitted Discretion.

“German Guaranty Limitations” means Section 11.14 of this Agreement.

“German Insolvency Event” means:

(a) a German Relevant Entity is unable or admits its inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness, including a stoppage of payment situation (Zahlungsunfähigkeit), a status of over-indebtedness (Überschuldung), the presumed inability to pay its debts as they fall due (drohende Zahlungsunfähigkeit), or actual insolvency proceedings;

(b) a moratorium is declared in respect of any Indebtedness of a German Relevant Entity;

(c) (i) such German Relevant Entity is otherwise in a situation to file for insolvency because of any of the reasons set out in Sections 17 to 19 of the German Insolvency Code and (ii) a petition for insolvency proceedings in respect of its assets (Antrag auf Eröffnung eines insolvenzverfahrens) has been filed based on Sections 17 to 19 of the German Insolvency Code (Insolvenzordnung); or

(d) any procedure or step analogous to the foregoing taken in any jurisdiction;

provided that, this definition shall not apply to any insolvency petition which is frivolous or vexatious and is discharged, stayed or dismissed within fourteen (14) days of notice thereof to any German Relevant Entity becoming aware of the same.

“German Loan Parties” means, collectively, the German Borrowers and each Material Foreign Restricted Subsidiary or other Person that is organized under the laws of Germany and becomes a party hereto and to a German Security Agreement on the applicable Foreign Borrower Effective Date or pursuant to Section 5.14.

“German Relevant Entity” means any German Loan Party or any Loan Party capable of becoming subject of insolvency proceedings under the German Insolvency Code (Insolvenzordnung).

“German Secured Obligations” means all Secured Obligations of the German Loan Parties arising under the Loan Documents.

“German Security Agreements” means, collectively, any (a) global assignment agreement between a German Loan Party as assignor and the Administrative Agent as assignee, regarding the assignment of trade receivables, insurance claims and/or intra-group receivables, (b) security transfer agreement between a German Loan Party as transferor and the Administrative Agent as transferee, regarding the security transfer of title of inventory and machinery, and (c) account pledge agreement between a German Loan Party as pledgor and the Administrative Agent as pledgee, regarding the pledge over certain bank accounts.

“Germany” means the Federal Republic of Germany.

“Global Tranche Commitment” means, with respect to each Global Tranche Lender, the commitment, if any, of such Global Tranche Lender to make Global Tranche Revolving Loans and to acquire participations in Global Tranche Letters of Credit, Swingline Loans and Protective Advances hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Global Tranche Lender’s Global Tranche Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption (or other documentation contemplated by this Agreement) pursuant to which such Global Tranche Lender shall have assumed its Global Tranche Commitment, as applicable. The aggregate principal amount of the Global Tranche Commitments on the Effective Date is $160,000,000.

“Global Tranche Credit Event” means a Global Tranche Revolving Borrowing, the issuance, amendment, renewal or extension of a Global Tranche Letter of Credit, the making of a Swingline Loan or Protective Advance that the Global Tranche Lenders are required to participate in pursuant to the terms hereof, or any of the foregoing.

“Global Tranche LC Exposure” means, at any time, the sum of (a) the aggregate undrawn U.S. Dollar Amount of all outstanding Global Tranche Letters of Credit at such time plus (b) the aggregate U.S. Dollar Amount of all LC Disbursements in respect of Global Tranche Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time. The Global Tranche LC Exposure of any Global Tranche Lender at any time shall be its Global Tranche Percentage of the total Global Tranche LC Exposure at such time.

“Global Tranche Lender” means a Lender with a Global Tranche Commitment or holding Global Tranche Revolving Loans.

“Global Tranche Letter of Credit” means any Letter of Credit issued under the Global Tranche Commitments pursuant to this Agreement.

“Global Tranche Percentage” means, with respect to any Global Tranche Lender, the percentage equal to a fraction the numerator of which is such Lender’s Global Tranche Commitment and the denominator of which is the aggregate Global Tranche Commitments of all Global Tranche Lenders (provided that, if the Global Tranche Commitments have terminated or expired, the Global Tranche Percentages shall be determined based upon such Lender’s share of the aggregate Global Tranche Revolving Exposures of all Lenders at that time); provided that, in accordance with Section 2.20, so long as any Global Tranche Lender shall be a Defaulting Lender, such Global Tranche Lender’s Global Tranche Commitment shall be disregarded in the foregoing calculation.

“Global Tranche Revolving Borrowing” means a Borrowing comprised of Global Tranche Revolving Loans.

“Global Tranche Revolving Exposure” means, with respect to any Global Tranche Lender at any time, and without duplication, the sum of (a) the U.S. Dollar Amount of the outstanding principal amount of such Lender’s Global Tranche Revolving Loans plus (b) the U.S. Dollar Amount of such Lender’s Global Tranche LC Exposure at such time plus (c) the U.S. Dollar Amount of such Lender’s Global Tranche Swingline Exposure.

“Global Tranche Revolving Loan” means a Loan made by a Global Tranche Lender pursuant to Section 2.01.

“Global Tranche Swingline Exposure” means, at any time, the U.S. Dollar Amount of the aggregate principal amount of all outstanding Swingline Loans that the Global Tranche Lenders have purchased participations in pursuant to the terms hereof. The Global Tranche Swingline Exposure of any Global Tranche Lender at any time shall be its Global Tranche Percentage of the total Global Tranche Swingline Exposure at such time.

“Global Tranche Unused Commitment” means, at any time, the aggregate Global Tranche Commitments of all Global Tranche Lenders minus the aggregate Global Tranche Revolving Exposures of all Global Tranche Lenders.

“Governmental Authority” means the government of the U.S., Canada, any other nation or any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity (including any European supranational body) exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including the European Central Bank and the Council of Ministers of the European Union.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01 or 11.01, as the case may be.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HMRC DT Treaty Passport Scheme” means the H.M. Revenue and Customs Double Taxation Treaty Passport scheme.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (excluding trade payables incurred in the ordinary course of business), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) accrued expenses and trade payables incurred in the ordinary course of business, (ii) deferred compensation arrangements entered into in the ordinary course of business and (iii) earn-outs), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others (excluding Guarantees by the Company or its Restricted Subsidiaries of leases, sales agreements or supply agreements entered into by any Restricted Subsidiary), (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any liquidated earn-out in a fixed amount and (l) all obligations of such Person under Sale and Leaseback Transactions. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Indebtedness shall exclude all Trade Payable Financings.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made or required to be made by, or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in subsection (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Information Memorandum” means the Confidential Information Memorandum dated September 2013 relating to the Borrowers and the Transactions.

“Insolvency Event” has the meaning assigned to such term in Article XIII.

“Intercompany Indebtedness” has the meaning assigned to such term in Article XIII.

“Intercreditor Agreement” means the Term Loan Intercreditor Agreement or any Junior Lien Intercreditor Agreement, as the context may require.

“Interest Election Request” means a request by the Borrower Representative to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Expense” means, with reference to any period, the interest expense (including without limitation interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Company and its Restricted Subsidiaries calculated on a consolidated basis for such period with respect to all outstanding Indebtedness of the Company and its Restricted Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under interest rate Swap Agreements to the extent such net costs are allocable to such period in accordance with GAAP).

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), Canadian Base Rate Loan (other than a Swingline Loan) or Overnight LIBO Rate Loan, the first Business Day of each calendar month and the Maturity Date and (b) with respect to any Eurocurrency Loan or CDOR Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part (and, in the case of a Eurocurrency Borrowing or CDOR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period) and the Maturity Date and (c) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid and the Maturity Date.

“Interest Period” means (a) with respect to any Eurocurrency Borrowing, the period commencing on the date of such Eurocurrency Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, twelve months) thereafter, as the Borrower Representative may elect and (b) with respect to any CDOR Rate Borrowing, the period commencing on the date of such CDOR Rate Borrowing and ending on the date which is 30, 60, 90 or 180 days thereafter, as the Borrower Representative may elect on behalf of the Canadian Borrower; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded upward to four decimal places) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“Inventory” has the meaning assigned to such term in the applicable Security Agreement.

“Investment” has the meaning assigned to such term in Section 6.04.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means (a) JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit and (b) any other Lender from time to time designated by the Borrower Representative as an Issuing Bank, with the consent of such Lender and the Administrative Agent, and their respective successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. At any time there is more than one Issuing Bank, all singular references to the Issuing Bank shall mean any Issuing Bank, either Issuing Bank, each Issuing Bank, the Issuing Bank that has issued the applicable Letter of Credit, or both (or all) Issuing Banks, as the context may require.

“ITA” means the Income Tax Act (Canada), as amended.

“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit D and/or such other joinder form reasonably acceptable to the Administrative Agent and the Borrower Representative.

“Junior Lien Intercreditor Agreement” means a “junior lien” intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent among the Administrative Agent and one or more representatives for holders of Junior Secured Indebtedness or other Indebtedness permitted hereunder, subordinating such holders’ Lien to the Lien granted to secure the Secured Obligations to the reasonable satisfaction of the Administrative Agent.

“Junior Secured Indebtedness” means, with respect to the Company and its Restricted Subsidiaries as of any date of determination, all Indebtedness of the Company and its Restricted Subsidiaries that, as of such date, is secured by the Collateral on a junior priority basis to the Liens securing the Secured Obligations and the Term Loan Obligations.

“Junior Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Junior Secured Indebtedness on such date minus Unrestricted Cash on such date to (b) EBITDA for the period of four (4) consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.01 ending immediately prior to such date. The Junior Secured Net Leverage Ratio will be determined on a Pro Forma Basis.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn U.S. Dollar Amount of all outstanding Letters of Credit at such time plus (b) the aggregate U.S. Dollar Amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Domestic Tranche Lender at any time shall be its Domestic Tranche Percentage of the total Domestic Tranche LC Exposure at such time and the LC Exposure of any Global Tranche Lender at any time shall be its Global Tranche Percentage of the total Global Tranche LC Exposure at such time.

“Lead Arrangers” means, collectively, J.P. Morgan Securities LLC and Wells Fargo Bank, National Association, in their capacities as joint lead arrangers for the credit facility evidenced by this Agreement.

“Lender Allocation Agreement” means a Collection Allocation Mechanism Agreement, dated as of the date hereof, among the Administrative Agent and each Lender; it being understood that no Loan Party shall be a party to such agreement or have any rights or obligations thereunder, nor shall the consent of any Loan Party be required with respect to any aspect thereof.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a Lender hereunder pursuant to Section 2.09 or an Assignment and Assumption, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letters of Credit” means the letters of credit or bank guarantees issued pursuant to this Agreement, and the term “Letter of Credit” means any one of them or each of them singularly, as the context may require.

“LIBO Rate” means (a) with respect to any Eurocurrency Borrowing denominated in any Agreed Currency other than Euro and for any applicable Interest Period, the London interbank offered rate administered by the British Bankers Association (or any other Person that takes over the administration of such rate for such Agreed Currency) for the relevant currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or (b) with respect to any Eurocurrency Borrowing denominated in Euros and for any applicable Interest Period, the euro interbank offered rate administered by the Banking Federation of the European Union (or any other Person that takes over the administration of that rate) for Euros for a period equal in length to such Interest Period as displayed on page EURIBOR001 of the Reuters screen, in each case, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period; provided that, if any LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided further that, if the LIBO Screen Rate shall not be available at such time for a period equal in length to such Interest Period (an “Impacted Interest Period”), with respect to the applicable currency, then the LIBO Rate shall be the Interpolated Rate at such time, subject to Section 2.14 in the event that the Administrative Agent shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error); provided that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Notwithstanding the above, to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with an ABR Borrowing, such rate shall be determined as modified by the definition of Alternate Base Rate.

“LIBO Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, assignment by way of security or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means, collectively, this Agreement, each Borrowing Subsidiary Agreement, each Joinder Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications, the Collateral Documents, the Loan Guaranty, the Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement and all other agreements, instruments, documents and certificates executed and delivered by a Loan Party to, or in favor of, the Administrative Agent or any Lender pursuant to the transactions contemplated hereby (excluding Swap Agreements and agreements evidencing Banking Services Obligations). Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” means each Loan Party, and shall include each Domestic Loan Party in the case of Article X and each Foreign Loan Party in the case of Article XI.

“Loan Guaranty” means, collectively, Articles X and XI of this Agreement and, if applicable, each separate Guarantee, in form and substance reasonably satisfactory to the Administrative Agent, delivered by each Loan Guarantor that is a Foreign Subsidiary (which Guarantee shall be governed by the laws of the country in which such Foreign Subsidiary is located).

“Loan Parties” means, collectively, the Domestic Loan Parties and the Foreign Loan Parties.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans and Protective Advances.

“Local Counsel Opinion” means a letter of opinion delivered by local counsel reasonably acceptable to Administrative Agent and in the jurisdiction in which any Eligible Real Property is located with respect to the enforceability and Lien creation of the Mortgages and any related fixture filings and containing other such customary opinions of local counsel reasonably requested by Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent.

“Local Time” means (i) New York City time in the case of a Loan, Borrowing or LC Disbursement denominated in U.S. Dollars and (ii) local time in the case of a Loan, Borrowing or LC Disbursement denominated in a Foreign Currency (it being understood that such local time shall mean London, England time (or, in the case of a Loan, Borrowing or LC Disbursement denominated in Canadian Dollars, Toronto, Canada time) unless otherwise notified by the Administrative Agent).

“Management Notification” has the meaning assigned to such term in Section 11.14(c).

“Material Acquisition” means any Permitted Acquisition that involves cash consideration (including assumption of debt) in excess of $10,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or financial condition of the Company and the Restricted Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents, (c) a material portion of the Collateral or the Administrative Agent’s Liens (on behalf of itself and other Secured Parties) on a material portion the Collateral (or the priority of such Liens), or (d) the material rights or remedies of the Administrative Agent, the Issuing Bank or the Lenders under the Loan Documents.

“Material Disposition” means any asset disposition by the Company or any Restricted Subsidiary that yields gross cash consideration (including assumption of debt) in excess of $10,000,000.

“Material Domestic Restricted Subsidiary” means each Domestic Restricted Subsidiary that (a) as of the most recent fiscal quarter of the Company, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a)), (i) contributed greater than ten percent (10%) of EBITDA for such period or (ii) contributed greater than five percent (5%) of Total Assets as of such date and/or (b) is a guarantor of any of the Term Loan Obligations.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrowers or any Restricted Subsidiary in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Foreign Restricted Subsidiary” means each Foreign Restricted Subsidiary (a) (i) whose assets the Company elects to include in the Primary Foreign Borrowing Base or any of the German Borrowing Bases (whether as a Borrower or Loan Party hereunder, and whether or not such Person has eligible assets for inclusion at all times) and/or (ii) that is a guarantor of any of the Term Loan Obligations (including the Canadian ULCs) and (b) solely for purposes of Section 6.10 and clauses (h) and (i) of Article VII hereof, each Foreign Subsidiary (i) which, as of the most recent fiscal quarter of the Company, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a)), contributed greater than ten percent (10%) of EBITDA for such period or (ii) which contributed greater than five percent (5%) of Total Assets as of such date.

“Material Restricted Subsidiary” means a Material Domestic Restricted Subsidiary or a Material Foreign Restricted Subsidiary, as applicable.

“Maturity Date” means October 3, 2018 or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Maximum Liability” has the meaning assigned to such term in Section 10.10 and 11.11, as applicable.

“Maximum PP&E Component” means $125,000,000, as such amount may be allocated by the Borrower Representative across the Borrowing Bases from time to time in accordance with the terms hereof.

“Maximum Rate” has the meaning assigned to such term in Section 9.18.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each mortgage, deed of trust, deed of hypothec or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, on real property of a Loan Party, including any amendment, restatement, modification or supplement thereto.

“Mortgage Policy” (or “Mortgage Policies” as the context may require) means an ALTA title insurance policy (or its equivalent in non-ALTA jurisdictions) with respect to the applicable parcel of real property naming the Administrative Agent as insured party for the benefit of the applicable Lenders, insuring that the Mortgage creates a valid and enforceable first priority mortgage lien on the applicable parcel of real property, free and clear of all defects and encumbrances except Permitted Encumbrances, which Mortgage Policies shall (A) be in an amount no greater than the value of such parcel of real property, as determined by the appraisal report to be delivered pursuant to clause (a) of the definition of Eligible Real Property (provided, however, that if such Eligible Real Property is located in a mortgage or recording tax jurisdiction and the Administrative Agent limits its recovery under the applicable Mortgage, the insured amount shall be equal to 120% of such appraised value), (B) be from an insurance company reasonably acceptable to the Administrative Agent (it being agreed that as of the Effective Date, Chicago Title Insurance Company is acceptable to the Administrative Agent), (C) include such other endorsements and reinsurance as the Administrative Agent may reasonably require and (D) otherwise satisfy the reasonable title insurance requirements of the Administrative Agent.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA that is subject to ERISA.

“Net Income” means, with reference to any period, the net income (or loss) of the Company and its Restricted Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided that there shall be excluded any income (or loss) of any Person other than the Company or a Restricted Subsidiary, but any such income so excluded may be included in such period or any later period to the extent of any cash dividends or distributions actually paid in the relevant period to the Company or any Restricted Subsidiary of the Company.

“Net Orderly Liquidation Value” means, with respect to Inventory or Equipment of any Person, the orderly liquidation value thereof as determined in a manner acceptable to the Administrative Agent in its Permitted Discretion based on the most recent appraisal of such Inventory or Equipment, as applicable, completed in accordance with the terms hereof by an appraiser reasonably acceptable to the Administrative Agent, net of all costs of liquidation thereof.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans or loans made under the Term Loan Documents) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(e).

“Non-U.S. Pension Plan” means any plan, scheme, fund (including any superannuation fund) or other similar program, other than a Canadian Benefit Plan or a Canadian Pension Plan, established, sponsored or maintained outside the United States by the Company or any one or more of its Restricted Subsidiaries primarily for the benefit of employees of the Company or such Restricted Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Obligated Party” has the meaning assigned to such term in Section 10.02 or 11.02, as applicable.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) of any of the Loan Parties to any of the Lenders, the Administrative Agent, the Issuing Bank or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, in each case, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.

“Obligor” has the meaning assigned to such term in Article XIII.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Original Currency” has the meaning assigned to such term in Section 2.18.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are (a) Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19) or (b) imposed as a result of any voluntary registration by a Lender of any Loan Document.

“Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Event, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.

“Overnight LIBO Rate” means the rate of interest per annum (rounded upwards, if necessary, to the next 1/16 of 1%) at which overnight deposits in the applicable Agreed Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the London interbank market for such currency to major banks in the London interbank market.

“Parallel Debt” has the meaning assigned to such term in Section 8.09(f).

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“Payment Condition” means, with respect to any proposed designated action on any date, a condition that is satisfied if (a) after giving effect to such proposed designated action as if it occurred on the first day of the applicable Pro Forma Period, the pro forma Aggregate Availability shall be greater than 20% of the Aggregate Commitment at all times during such Pro Forma Period or (b) both (i) after giving effect to such proposed designated action as if it occurred on the first day of such Pro Forma Period, the pro forma Aggregate Availability shall be greater than 15% of the Aggregate Commitment at all times during such Pro Forma Period and (ii) the Fixed Charge Coverage Ratio, computed on a pro forma basis for the period of four consecutive fiscal quarters ending on the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01, shall be greater than 1.0 to 1.0.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pensions Regulator” means the body corporate called the “Pensions Regulator,” established under Part I of the Pensions Act 2004 (U.K.).

“Permitted Acquisition” means any Acquisition by any Loan Party or Restricted Subsidiary in a transaction that satisfies each of the following requirements:

(a) such Acquisition is not a hostile or contested acquisition;

(b) such Person or division or line of business is engaged in the same or a similar line of business as the Company or any of its Restricted Subsidiaries or any business activities reasonably related or ancillary thereto;

(c) no Default exists at the time of such Acquisition or would result therefrom;

(d) in the case of a Material Acquisition, the Administrative Agent shall have received a description of the material terms of such acquisition and the audited financial statements (or, if unavailable, management-prepared financial statements) of such Person or division or line of business of such Person for its two most recently ended fiscal years and for any fiscal quarters ended within the fiscal year to-date for which such financial statements are available;

(e) in the case of any Acquisition of a Person or division or line of business that has a Canadian defined benefit pension plan, the Company shall have disclosed the same to the Administrative Agent (such disclosure to be accompanied by such plan’s documentation and the latest actuarial evaluation report in respect of such Canadian defined benefit pension plan) and the Administrative Agent shall have established any appropriate Reserves therefor in its Permitted Discretion;

(f) if such Acquisition involves a merger, amalgamation or a consolidation involving the Company or any other Loan Party, the Company or a Loan Party, as applicable, shall be the surviving entity in compliance with Section 6.03 (subject to any grace periods specified in Section 5.14); and

(g) the Company shall have delivered to the Administrative Agent final executed material documentation relating to such Acquisition promptly after request therefor by the Administrative Agent;.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes, assessments, charges or other governmental levies that are not yet due or payable or as to which the period of grace (not to exceed sixty (60) days), if any, related thereto has not expired or are being contested in compliance with Section 5.04;

(b) statutory Liens such as carriers’, warehousemen’s, mechanics’, materialmen’s and supplier’s (including sellers of goods), landlords’, repairmen’s or other Liens imposed by law or pursuant to customary reservations of retention of title arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith by appropriate proceedings

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business; with respect to Subsidiaries incorporated in Germany this shall include security created or subsisting in order to comply with the requirements of Section 8a of the German Partial Retirement Act (Altersteilzeitgesetz) and of Section 7e of the German Social Security Code IV (Sozialgesetzbuch IV);

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, contractual or warranty requirements, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) Liens arising out of judgments, decrees and attachments not resulting in an Event of Default;

(f) easements (including reciprocal easement agreements and utility agreements), zoning restrictions, rights-of-way, reservations, encroachments, variations, restrictions on the use of real property, any zoning, building or similar laws or rights reserved to or vested in any Governmental Authority, minor defects or irregularities in title, lessor’s liens and similar encumbrances on Eligible Real Property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected Eligible Real Property or materially interfere with the ordinary conduct of business by the Company or any Restricted Subsidiary;

(g) any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by the Company or any Restricted Subsidiary thereof in the ordinary course of its business and covering only the assets so leased, licensed or subleased;

(h) assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any lease and Liens or rights reserved in any lease for rent or for compliance with the terms of such lease;

(i) Liens evidenced by precautionary UCC financing statements in respect of operating leases;

(j) Liens arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto) or other funds maintained with a depository institution or securities intermediary, but in the case of Collection Accounts, such Liens shall be waived or subordinated, as applicable, to the satisfaction of the Administrative Agent or the Administrative Agent shall be permitted to establish a Reserve in its Permitted Discretion;

(k) Liens in favor of the Issuing Bank, Swingline Lender or the Administrative Agent to cash collateralize or otherwise secure the obligations of a Defaulting Lender as required hereunder;

(l) Lien charging the real property of Belden Canada Inc. located in Cobourg, Ontario consisting of a construction lien registered on June 10, 1986 in favour of Korsan Contractors Limited; provided, however, that the foregoing does not appear as an exception on the title policy issued to the Administrative Agent in respect of the property; and

(m) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any of the foregoing; provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements, accessions and attachments on such property);

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, except with respect to clauses (d), (e) and (j) above.

“Permitted Factoring Transaction” means a sale on a non-recourse basis by the Company of accounts receivable owed to the Company by Siemens Industry, Inc., a customer of the Company, to Orbian Corp. and Orbian Financial Services II, LLC; provided, that the aggregate face amount of accounts receivable and notes receivable subject to all such sales does not exceed $2,000,000 during any fiscal year.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the U.S. (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the U.S.), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any Lender or any domestic office of any commercial bank organized under the laws of the U.S. or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(f) in the case of any Foreign Restricted Subsidiary, other investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Restricted Subsidiary for cash management purposes; and

(g) other investments from time to time approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed.

“Person” means any natural person, firm, consortium, corporation, limited liability company, trust, joint venture, association, company, unlimited liability company, partnership, Governmental Authority or other entity (whether or not having separate legal personality).

“Phase I Environmental Assessment” means a Phase I environmental assessment, consistent with the ASTM Phase I standard in effect at the time performed, from an environmental consultant acceptable to the Administrative Agent, dated as of a date acceptable to the Administrative Agent and indicating that, as of such date, no recognized environmental conditions (as defined by ASTM) or other adverse environmental conditions are present in, on, under or exist with respect to the applicable parcel of real property and any improvements thereon.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, which for purposes of clarity, does not include any Canadian Benefit Plan or any Canadian Pension Plan.

“PP&E Components” means, collectively, the Domestic PP&E Component, the Primary Foreign PP&E Component, the German A PP&E Component, the German B PP&E Component and the German C PP&E Component.

“PPSA” means the Personal Property Security Act (Ontario), as amended; provided that, in the event that, by reason of mandatory provisions of law, the validity, perfection and effect of perfection or non-perfection of a security interest or other applicable Lien is governed by other personal property security laws in any other province or territory of Canada, the term “PPSA” means such other personal property security laws (including the Civil Code (Quebec)) of such other province or territory of Canada.

“Prepayment Event” means:

(a) any sale, transfer or other disposition of any property or asset of any Loan Party pursuant to Section 6.05(m), (n) or (p); or

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party with an aggregate value, or generating aggregate Net Proceeds, exceeding $25,000,000.

“Primary Foreign Borrower Sublimit” has the meaning assigned to such term in the definition of Foreign Borrower Sublimit Condition.

“Primary Foreign Borrowers Revolving Exposure” means, with respect to any Lender at any time, and without duplication, the sum of (a) the U.S. Dollar Amount of the outstanding principal amount of Revolving Loans made by such Lender to the Foreign Borrowers (other than the German Borrowers) at such time plus (b) the U.S. Dollar Amount of such Lender’s LC Exposure with respect to Letters of Credit issued for the account of the Foreign Borrowers (other than the German Borrowers) at such time plus (c) the U.S. Dollar Amount of such Lender’s Swingline Exposure with respect to Swingline Loans made to the Foreign Borrowers (other than the German Borrowers) at such time.

“Primary Foreign Borrowing Base” means, at any time, the sum of (a) 85% of the Eligible Accounts of the Foreign Loan Parties (other than the German Borrowers) at such time, plus (b) the lesser of (i) 70% of the Eligible Inventory of the Foreign Loan Parties (other than the German Loan Parties) at such time, valued at the lower of cost or market value, determined on a first-in-first-out basis and (ii) the product of 85% multiplied by the Net Orderly Liquidation Value (expressed as a percentage) identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by the Eligible Inventory of the Foreign Loan Parties (other than the German Loan Parties) at such time, valued at the lower of cost or market value, determined on a first-in-first-out basis plus (c) the Primary Foreign PP&E Component (not to exceed that portion of the Maximum PP&E Component allocated by the Borrower Representative to the Primary Foreign Borrowing Base in the most recent Borrowing Base Certificate) minus (d) Reserves pertaining to the Foreign Loan Parties (other than the German Loan Parties and without duplication of any Reserves accounted for in the Primary Foreign PP&E Component), such Eligible Accounts or such Eligible Inventory.

“Primary Foreign PP&E Component” means, at the time of any determination, an amount equal to (a) the sum of the following amounts calculated for each Eligible Real Property of the Foreign Loan Parties (other than the German Loan Parties): the applicable Real Property Amortization Factor for such Eligible Real Property multiplied by 75% of the fair market value of such Eligible Real Property, determined based on the most recent real estate appraisal completed in accordance with the terms hereof plus (b) the sum of the following amounts calculated for each Eligible Equipment of the Foreign Loan Parties (other than the German Loan Parties): the applicable Equipment Amortization Factor for such Equipment multiplied by 85% of the Net Orderly Liquidation Value of such Eligible Equipment less (c) Reserves applicable to the Primary Foreign PP&E Component and, without duplication of Reserves set forth in clause (d) of the definition of “Primary Foreign Borrowing Base,” the Foreign Loan Parties (other than the German Loan Parties’) and established by the Administrative Agent in its Permitted Discretion.

“Prime Rate” means (a) for the purpose of Loans made available to the Company, the rate of interest per annum publicly announced from time to time by Chase as its prime rate in effect at its principal offices in New York City and (b) for the purpose of U.S. Dollar-denominated Loans made available to the Canadian Borrower, the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A., Toronto Branch as its U.S. “base rate” for U.S. Dollar-denominated commercial loans. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Priority Payable Reserve” means (a) the Canadian Priority Payable Reserve and (b) with respect to jurisdictions other than the U.S. and without duplication of any Canadian Priority Payable Reserve, any other reserve for amounts secured by any liens or other security interests whatsoever, choate or inchoate, which rank or are capable of ranking in priority to the liens granted to the Administrative Agent to secure or for other claims and/or deductions for the Secured Obligations, including without limitation, in the Permitted Discretion of the Administrative Agent, any such amounts due and not paid for wages, or vacation pay, severance pay, employee deductions, income tax, insolvency costs, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance amounts currently or past due and not paid for realty, municipal or similar taxes (to the extent impacting personal or movable property), sales tax and pension obligations.

“Proceeds of Crime Act” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended from time to time, and including all regulations thereunder.

“Pro Forma Basis” means, for purposes of calculating EBITDA for any period during which one or more Specified Transactions occurs, that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement and:

(a) all income statement items (whether positive or negative) attributable to the Property or Person disposed of in a Material Disposition shall be excluded and all income statement items (whether positive or negative) attributable to the Property or Person acquired in a Material Acquisition shall be included; and

(b) non-recurring costs, extraordinary expenses and other pro forma adjustments (including anticipated cost savings and other synergies) attributable to such Specified Transaction may be included to the extent that such costs, expenses or adjustments (i) are reasonably expected to be realized within twelve (12) months of such Specified Transaction as set forth in reasonable detail on a certificate of a Responsible Officer of the Company delivered to the Administrative Agent, (ii) are calculated on a basis consistent with GAAP and are, in each case, reasonably identifiable, factually supportable, and expected to have a continuing impact on the operations of the Company and its Restricted Subsidiaries and (iii) such costs, expenses or adjustments are either permitted as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act of 1933 or represent less than ten (10%) of EBITDA (determined without giving effect to this clause (b) in the aggregate); provided that the foregoing costs, expenses, adjustments, cost savings and other synergies shall be without duplication of any costs, expenses or adjustments that are already included in the calculation of EBITDA or clause (a) above.

For the avoidance of doubt, in no event shall EBITDA be calculated on a Pro Forma Basis as described above for purposes of the Fixed Charge Coverage Ratio.

“Pro Forma Period” means the period commencing thirty (30) days prior to the date of any proposed designated action and ending on the date of such proposed designated action.

“Protective Advance” has the meaning assigned to such term in Section 2.04.

“Qualified ECP Guarantor” means, in respect of any Specified Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Specified Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quotation Day” means, with respect to any Eurocurrency Borrowing and any Interest Period, the Business Day that is generally treated as the rate fixing day by market practice in the applicable interbank market, as determined by the Administrative Agent.

“Real Property Amortization Factor” means, with respect to any Eligible Real Property on any date of determination, 1 minus a fraction, the numerator of which is the number of full fiscal quarters of the Company elapsed as of such date (including any such fiscal quarter ending on such date) since December 31, 2013 (or, if later, the date of the Administrative Agent’s receipt of the results of the most recent completed appraisal of such Eligible Real Property conducted at the request of the Loan Parties pursuant to Section 5.11 hereof) and the denominator of which is 40.

“Receivables” has the meaning assigned to such term in the applicable Security Agreement.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank, or any of the foregoing or any combination thereof (as the context requires).

“Refinance Indebtedness” has the meaning assigned to such term in Section 6.01(i).

“Register” has the meaning assigned to such term in Section 9.04.

“Regulation” means the Council of the European Union Regulations No. 1346/2000 on Insolvency Proceedings.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of any substance into the environment.

“Relevant Party” has the meaning assigned to such term in Section 2.17(i).

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Loan Parties from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Credit Exposures and unused Commitments representing more than 50% of the sum of the Aggregate Credit Exposure and unused Commitments at such time.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws, constitutional documents, articles of association, memorandum of association or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws and Anti-Corruption Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation (but without duplication),reserves for accrued and unpaid interest on the Secured Obligations, the Canadian Unpaid Supplier Reserve, Banking Services Reserves, the Priority Payables Reserve, reserves for “extended” or “extendable” retention of title, reserves for rent at locations leased by any Loan Party and for consignee’s, warehousemen’s and bailee’s charges (but only for locations where Eligible Inventory or Eligible Equipment is located and, other than with respect to reserves for rent (as opposed to reserves for consignee’s, warehousemen’s and bailee’s charges) for locations in Germany, not to exceed three months’ rent and other charges and, with respect to reserves for rent for locations in Germany, not to exceed the rent for periods subsequent to the current and the following year of the lease less any existing security for such rent)), reserves for dilution of Accounts (to the extent dilution exceeds 5%), reserves for Inventory shrinkage, reserves for actual or potential environmental liability with respect to Eligible Real Estate, reserves for customs charges and shipping charges related to any Eligible Inventory in transit, reserves for Swap Agreement Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation, reserves for taxes, fees, assessments, reserves for VAT, reserves for the prescribed part of a U.K. Loan Party’s net property that would be made available for the satisfaction of its unsecured liabilities pursuant to Section 176A of the Insolvency Act 1986 (U.K.), reserves for liabilities of a U.K. Loan Party which constitute preferential debts pursuant to Section 386 of the Insolvency Act 1986 (U.K.) and other governmental charges, and reserves for fees payable to an insolvency administrator pursuant to Section 171 of the German Insolvency Code (or relevant successor provision)) with respect to the Collateral or any Loan Party; provided that, notwithstanding the foregoing, (i) the Administrative Agent may not implement any new reserves or increase the amount of any existing Reserves without at least three (3) Business Days’ prior notice to the Borrower Representative , (ii) the Administrative Agent may not implement any Banking Services Reserves or Reserves with respect to Swap Agreement Obligations unless (and only for so long as) the public corporate/family rating of the Company is below Ba3 from Moody’s or below BB- from S&P and (iii) Reserves shall not be in duplication of eligibility criteria.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Company or any Restricted Subsidiary.

“Restricted Subsidiaries” means the Foreign Borrowers and all other Subsidiaries of the Company other than the Unrestricted Subsidiaries.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the U.S. Dollar Amount of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure at such time.

“Revolving Exposure Limitations” has the meaning set forth in Section 2.01.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.06.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the U.K.

“SEC” means the Securities and Exchange Commission of the U.S.

“Secured Obligations” means all Obligations, together with all (i) Banking Services Obligations and (ii) Swap Agreement Obligations owing to one or more Lenders or their respective Affiliates; provided, however, that the definition of “Secured Obligations” shall not create any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.

“Secured Parties” means (a) the Administrative Agent, (b) the Lenders, (c) the Issuing Banks, (d) each provider of Banking Services, to the extent the Banking Services Obligations in respect thereof constitute Secured Obligations, (e) each counterparty to any Swap Agreement, to the extent the obligations thereunder constitute Secured Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (g) the successors and assigns of each of the foregoing.

“Securities Account” has the meaning assigned to such term in the applicable Security Agreement.

“Securities Account Control Agreement” has the meaning assigned to such term in the applicable Security Agreement.

“Security Agreements” means, collectively, the Domestic Security Agreement, the Canadian Security Agreement, the Dutch Security Agreements, the German Security Agreements and the U.K. Security Agreement.

“Settlement” has the meaning assigned to such term in Section 2.05(b).

“Settlement Date” has the meaning assigned to such term in Section 2.05(b).

“Solvent” means, as of any date of determination, in reference to the Company and its Restricted Subsidiaries taken as a whole, (i) the fair value of the assets of the Company and its Restricted Subsidiaries, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or unliquidated; (ii) the present fair saleable value of the property of the Company and its Restricted Subsidiaries taken as a whole will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or unliquidated, as such debts and other liabilities become absolute and matured; (iii) the Company and its Restricted Subsidiaries taken as a whole will be able to pay their debts and liabilities, subordinated, contingent or unliquidated, as such debts and liabilities become absolute and matured; and (iv) the Company and its Restricted Subsidiaries taken as a whole does not have unreasonably small capital with which to conduct the business.

“Specified Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Specified Transactions” means (a) any Material Disposition and (b) any Material Acquisition.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Conduct Authority, the Prudential Regulation Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in the applicable currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Sterling” or “£” means the lawful currency of the U.K.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Company or a Loan Party, as applicable.

“Supermajority Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Revolving Exposures and unused Commitments representing more than 66 2/3% of the sum of the Aggregate Revolving Exposure and unused Commitments at such time.

“Supplier” has the meaning assigned to such term in Section 2.17(i).

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that, no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries shall be a Swap Agreement.

“Swap Agreement Obligations” means any and all obligations of the Loan Parties (or any Subsidiaries of the Loan Parties if the Borrower Representative has provided written notice to the Administrative Agent of the services in favor of such Subsidiaries to be secured), whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Syndication Agent” mean Wells Fargo Bank, National Association in its capacity as syndication agent for the credit facility evidenced by this Agreement.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent under the Term Loan Agreement (or any successor agent thereunder or under any replacement thereof).

“Term Loan Agreement” means that certain Term Loan Credit Agreement dated as of October 3, 2013, among Belden Finance 2013 LP, as borrower, the Term Loan Agent and the lenders from time to time party thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time and as replaced or refinanced in whole or in part (whether with the same group of lenders or a different group of lenders) in accordance with the terms hereof and of the Intercreditor Agreement.

“Term Loan Documents” means, collectively, the Term Loan Agreement and all other agreements, instruments, documents and certificates executed and/or delivered in connection therewith, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and of the Intercreditor Agreement.

“Term Loan Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, by and among the Administrative Agent, as ABL Agent, the Term Loan Agent, and each of the Loan Parties party thereto.

“Term Loan Obligations” means the Indebtedness and other obligations of the Company and its Subsidiaries under the Term Loan Documents.

“Term Loan Priority Collateral” has the meaning assigned thereto in the Term Loan Intercreditor Agreement, and is intended to indicate that portion of the Collateral subject to a prior Lien in favor of the Term Loan Agent and the other secured parties for which it acts.

“Total Assets” means, as of the date of any determination thereof, total assets of the Company and its Restricted Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Total Net Leverage Ratio” means, on any date of determination, the ratio of (a) the aggregate principal amount of Funded Indebtedness on such date minus Unrestricted Cash on such date to (b) EBITDA for the period of four (4) consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.01 ending immediately prior to such date. The Total Net Leverage Ratio will be determined on a Pro Forma Basis.

“Trade Payables Financing” means any unsecured financing arrangement of the Company or any of its Restricted Subsidiaries which involves the payment by any third party financing provider of the Company’s or any of its Restricted Subsidiaries’ accounts payables (whether by purchase or otherwise) at a discount prior to the due date of such trade payables if the Company or its Restricted Subsidiaries, as applicable, remain liable to such third party financing source to pay the amount of such accounts payable in full on the initial due date thereof; provided that the Company or the applicable Restricted Subsidiary shall have repaid any amounts owed such third party financing provider within 210 days of the date such provider made such payment.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder and (b) the execution, delivery and performance by the Loan Parties of the Term Loan Documents, the borrowing of loans thereunder and the use of the proceeds thereof.

“Trademark” has the meaning assigned to such term in the applicable Security Agreement.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, Alternate Base Rate, CDOR Rate, Canadian Base Rate or Overnight LIBO Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“U.K.” means, collectively, the United Kingdom of Great Britain and Northern Ireland.

“U.K. Bank Levy” means the U.K. bank levy as set forth in Schedule 19 of Finance Act 2011 as of the date of this Agreement.

“U.K. Borrower” means on and after the applicable Foreign Borrower Effective Date, Belden UK Limited, a private limited company organized under the laws of England and Wales.

“U.K. Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2, duly completed and filed by the relevant U.K. Loan Party within the applicable time limit, which contains the scheme reference number and jurisdiction of tax residence provided by a Lender either (i) under the Commitment Schedule or (ii) if the Lender is not a party to this Agreement on the Effective Date, to the Borrower Representative and the Administrative Agent or in the Assignment and Assumption.

“U.K. Collateral Documents” means the U.K. Security Agreement and each other pledge agreement, Mortgage, security agreement, deed of hypothec, charge, debenture or other collateral agreement that is entered into by any U.K. Loan Party (or any share pledge with respect to the shares of any U.K. Loan Party) in favor of the Administrative Agent, securing all or any portion of the Secured Obligations, in each case, in form and substance reasonably satisfactory to the Administrative Agent and entered into pursuant to the terms of this Agreement (including, without limitation, Section 5.14) or any other Loan Document.

“U.K. DB Plan” means an occupational pension plan or scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993 (U.K.), as amended).

“U.K. Insolvency Event” means:

(a) a U.K. Relevant Entity is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(b) the value of the assets of any U.K. Relevant Entity is less than its liabilities (taking into account contingent and prospective liabilities);

(c) a moratorium is declared in respect of any indebtedness of any U.K. Relevant Entity; provided that, if a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by such moratorium;

(d) any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any U.K. Relevant Entity;

(ii) a composition, compromise, assignment or arrangement with any creditor of any U.K. Relevant Entity;

(iii) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any U.K. Relevant Entity, or any of its assets; or

(iv) enforcement of any Lien over any material assets of any U.K. Relevant Entity,

or any analogous procedure or step is taken in any jurisdiction, save that this paragraph (d) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within fourteen (14) days of notice thereof to any U.K. Relevant Entity or any U.K. Relevant Entity otherwise becoming aware of the same; or

(e) any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a U.K. Relevant Entity, in each such case, such that any such actions or process described in this clause (e) could reasonably be expected to result in a Material Adverse Effect.

“U.K. Loan Parties” means, collectively, the U.K. Borrower and each Material Foreign Restricted Subsidiary or other Person that is organized under the laws of England and Wales and becomes a party hereto and to a U.K. Security Agreement on the applicable Foreign Borrower Effective Date or pursuant to Section 5.14.

“U.K. Relevant Entity” means any U.K. Loan Party or any Loan Party capable of becoming subject of an order for winding-up or administration under the Insolvency Act 1986 (U.K.) or Companies Act 2006 (U.K.).

“U.K. Security Agreement” means an English law governed debenture, dated on or about the Foreign Borrower Effective Date of the U.K. Borrower, entered into between the Administrative Agent and the U.K. Loan Parties.

“Unfunded Pension Liability” means at a point in time, the excess of a Canadian Pension Plan’s benefit liabilities, over the current value of that Canadian Pension Plan’s assets, determined in accordance with the assumptions used for funding the plan pursuant to applicable laws for the applicable plan year and includes any unfunded liability or solvency deficiency as determined for the purposes of the relevant pension benefits legislation of the provinces or of Canada.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unrestricted Cash” means, as of any date of determination, the aggregate amount of Unrestricted cash and Permitted Investments held by the Company and its Restricted Subsidiaries in (a) deposit accounts or securities accounts located within the U.S. and maintained with a Lender or otherwise covered by a Deposit Account Control Agreement or a Securities Account Control Agreement and that can be accessed within thirty (30) days and (b) deposit accounts or securities accounts located outside the U.S. that can be accessed within thirty (30) days (net of potential tax obligations for repatriation and transaction costs and expenses related thereto), in each case, as determined by a Financial Officer of the

Company in good faith. For purposes hereof, “Unrestricted” means, when referring to cash and Permitted Investments of the Company and its Restricted Subsidiaries, that such cash and Permitted Investments (i) do not appear or would not be required to appear as “restricted” on the financial statements of the Company or any such Restricted Subsidiary (unless related to the Loan Documents or the Liens created thereunder or the Term Loan Documents and the Liens created thereunder) and (ii) are not subject to a Lien (other than Liens permitted under Section 6.02(a) or 6.02(b) or described under clause (j) of Permitted Encumbrances) in favor of any Person other than the Administrative Agent under the Loan Documents.

“Unrestricted Subsidiary” means (a) any Subsidiary of the Company designated by the Borrower Representative as such in writing in accordance with Section 5.14(d); it being understood and agreed that (i) the term “Unrestricted Subsidiary” shall include all Subsidiaries of any such designated Subsidiary and (ii) any Unrestricted Subsidiary may subsequently be designated by the Borrower Representative as a Restricted Subsidiary subject to the terms of Section 5.14(d).

“Unused Commitment” means, at any time, the Aggregate Commitment minus the Aggregate Revolving Exposure.

“U.S.” means the United States of America.

“U.S. Dollar Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is U.S. Dollars or (ii) the equivalent amount thereof in U.S. Dollars if such currency is a Foreign Currency, calculated on the basis of the Exchange Rate for such currency, on or as of the most recent Computation Date provided for in Section 1.06.

“U.S. Dollars” or “$” refers to lawful money of the U.S.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“VAT” means (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) of this definition or imposed elsewhere.

“Wholly-Owned Subsidiary” of any Person shall mean a Subsidiary of such Person, all of the Equity Interests of which are owned by such Person or another Wholly-Owned Subsidiary of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, and the Company, the Administrative Agent and the Required Lenders agree to negotiate such modification in good faith as soon as practical as reasonably requested by the Company or the Administrative Agent in order to preserve the original intent of such provision in light of such change in GAAP; provided, further that any change in GAAP occurring after the date hereof that would require operating leases to be treated as capital leases shall be disregarded (including for any additional leases entered into following the date of such change in GAAP). Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein, and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b) Any reference herein or in any Loan Document to a fiscal quarter of the Company and its Subsidiaries ending on March 31, June 30 or September 30 shall be deemed to mean the fiscal quarter ending on or about such date.

SECTION 1.05. Status of Obligations. The Obligations are hereby designated as “senior debt” and as “designated senior debt” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

SECTION 1.06. Determination of U.S. Dollar Amounts. The Administrative Agent will determine the U.S. Dollar Amount of:

(a) each Eurocurrency Borrowing in a Foreign Currency as of the date two (2) Business Days prior to the date of such Borrowing or, if applicable, the date of conversion/continuation of any Borrowing as a Eurocurrency Borrowing in a Foreign Currency,

(b) each Canadian Base Rate or CDOR Borrowing as of the date of such Borrowing or, if applicable, the date of conversion/continuation of any Borrowing as a Canadian Base Rate or CDOR Borrowing,

(c) the LC Exposure as of the date of each request for the issuance, amendment, renewal or extension of any Letter of Credit, and

(d) all outstanding Credit Events on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its sole discretion or upon instruction by the Required Lenders.

Each day upon or as of which the Administrative Agent determines U.S. Dollar Amounts as described in the preceding clauses (a), (b), (c) and (d) is herein described as a “Computation Date” with respect to each Credit Event for which a U.S. Dollar Amount is determined on or as of such day.

SECTION 1.07. Interpretation. For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Québec, (q) “personal property” shall be deemed to include “movable property”, (r) “real property” shall be deemed to include “immovable property”, (s) “tangible property” shall be deemed to include “corporeal property”, (t) “intangible property” shall be deemed to include “incorporeal property”, (u) “security interest” and

“mortgage” shall be deemed to include a “hypothec”, (v) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (w) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (x) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (y) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (z) an “agent” shall be deemed to include a “mandatary.”

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, (a) each Domestic Tranche Lender severally agrees to make Domestic Tranche Revolving Loans in U.S. Dollars, Euro and Sterling to the Company and (b) each Global Tranche Lender severally agrees to make Global Tranche Revolving Loans (x) in U.S. Dollars, Euro and Sterling to the Company, the U.K. Borrower, the Dutch Borrower and the German Borrowers and (y) in U.S. Dollars and Canadian Dollars to the Canadian Borrower, in each case, from time to time during the Availability Period if, after giving effect thereto:

(i) each Domestic Tranche Lender’s Domestic Tranche Revolving Exposure would not exceed such Lender’s Domestic Tranche Commitment;

(ii) each Global Tranche Lender’s Global Tranche Revolving Exposure would not exceed such Lender’s Global Tranche Commitment;

(iii) the aggregate Company Revolving Exposures of all Lenders would not exceed an amount equal to (x) the Domestic Borrowing Base minus (y) the Foreign Borrowers Utilization;

(iv) the aggregate Primary Foreign Borrowers Revolving Exposures of all Global Tranche Lenders would not exceed an amount equal to (x) the sum of the Domestic Borrowing Base plus the Primary Foreign Borrowing Base minus (y) the sum of the aggregate Company Revolving Exposures of all Lenders (not to exceed the Domestic Borrowing Base) plus the German Borrower A Utilization plus the German Borrower B Utilization plus the German Borrower C Utilization;

(v) the aggregate German Borrower A Revolving Exposures of all Global Tranche Lenders would not exceed an amount equal to (x) the sum of the Domestic Borrowing Base plus the Primary Foreign Borrowing Base plus the German A Borrowing Base minus (y) the sum of the aggregate Company Revolving Exposures of all Lenders (not to exceed the Domestic Borrowing Base) plus the aggregate Primary Foreign Borrowers Revolving Exposures of all Lenders plus the German Borrower B Utilization plus the German Borrower C Utilization;

(vi) the aggregate German Borrower B Revolving Exposures of all Global Tranche Lenders would not exceed an amount equal to (x) the sum of the Domestic Borrowing Base plus the Primary Foreign Borrowing Base plus the German A Borrowing Base plus the German B Borrowing Base minus (y) the sum of the aggregate Company Revolving Exposures of all Lenders (not to exceed the Domestic Borrowing Base) plus the aggregate Primary Foreign Borrowers Revolving Exposures of all Lenders plus the aggregate German Borrower A Revolving Exposures of all Lenders plus the German Borrower C Utilization;

(vii) the aggregate German Borrower C Revolving Exposures of all Global Tranche Lenders would not exceed an amount equal to (x) the sum of the Domestic Borrowing Base plus the Primary Foreign Borrowing Base plus the German A Borrowing Base plus the German C Borrowing Base minus (y) the sum of the aggregate Company Revolving Exposures of all Lenders (not to exceed the Domestic Borrowing Base) plus the aggregate Primary Foreign Borrowers Revolving Exposures of all Lenders plus the aggregate German Borrower A Revolving Exposures of all Lenders plus the German Borrower B Utilization; and

(viii) the Foreign Borrower Sublimit Condition would be satisfied;

subject, in each case, to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.04. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. The limitations on Borrowings referred to in clauses (i) through (viii) above are referred to collectively as the “Revolving Exposure Limitations”.

SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that, the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Protective Advance or Swingline Loan shall be made in accordance with the procedures set forth in Sections 2.04 and 2.05.

(b) Subject to Section 2.14, (i) each Revolving Borrowing denominated in U.S. Dollars and made to the Company or the Canadian Borrower shall be comprised entirely of ABR Loans or Eurocurrency Loans, (ii) each Revolving Borrowing denominated in Canadian Dollars shall be made to solely the Canadian Borrower and will be comprised entirely of Canadian Base Rate Loans or CDOR Rate Loans, (iii) each Revolving Borrowing denominated in Sterling or Euro and made to the Company shall be comprised entirely of Eurocurrency Loans and (iv) each Revolving Borrowing denominated in U.S. Dollars, Sterling or Euro and made to the Foreign Borrowers (other than the Canadian Borrower) shall be comprised entirely of Eurocurrency Loans, in each case, as the Borrower Representative may request in accordance herewith; provided that, the only Borrowings that can be made on the Effective Date are ABR Borrowings and Canadian Base Rate Borrowings, which may be converted into Eurocurrency or CDOR Borrowings, as applicable, in accordance with Section 2.08. Each Swingline Loan made to the Company shall be denominated in U.S. Dollars and shall be an ABR Loan. Each Swingline Loan made to the U.K. Borrower, the German Borrowers or the Dutch Borrower shall be denominated in U.S. Dollars, Sterling or Euro and shall be an Overnight LIBO Rate Borrowing. Each Swingline Loan made to the Canadian Borrower shall be denominated in Canadian Dollars or U.S. Dollars and be a Canadian Base Rate Loan or ABR Loan, respectively. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing or CDOR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 (or, if such Borrowing is denominated in a Foreign Currency, 1,000,000 units of such currency) and not less than $5,000,000 (or, if such Borrowing is denominated in a Foreign Currency, 5,000,000 units of such currency). Borrowings of more than one Type and Class may be outstanding at the same time; provided that, there shall not be more than a total of ten (10) Eurocurrency Borrowings and CDOR Borrowings collectively outstanding at any time.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower Representative shall notify the Administrative Agent of such request (a) by irrevocable written notice (via a written Borrowing Request signed by the Borrower Representative promptly followed by telephonic confirmation of such request) in the case of a Eurocurrency Borrowing or CDOR Borrowing, not later than 10:00 a.m., Local Time, three (3) Business Days before the date of the proposed Borrowing or (b) by telephone in the case of an ABR Borrowing or Canadian Base Rate Borrowing, not later than 10:00 a.m., Local Time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower Representative. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the name of the applicable Borrower(s);

(ii) the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is a Domestic Tranche Borrowing or a Global Tranche Borrowing;

(v) whether such Borrowing is to be an ABR Borrowing, a Canadian Base Rate Borrowing, a CDOR Rate Borrowing or a Eurocurrency Borrowing; and

(vi) in the case of a Eurocurrency Borrowing, the Agreed Currency of such Borrowing; and

(vii) in the case of a Eurocurrency or CDOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Revolving Borrowing is specified, then (a) in the case of a Borrowing denominated in U.S. Dollars to the Company or the Canadian Borrower, the requested Revolving Borrowing shall be an ABR Borrowing, (b) in the case of a Borrowing denominated in Canadian Dollars, the requested Revolving Borrowing shall be a Canadian Base Rate Borrowing and (c) in the case of a Borrowing denominated in U.S. Dollars, Sterling or Euro to any Foreign Borrower (other than the Canadian Borrower), the requested Revolving Borrowing shall be a Eurocurrency Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency or CDOR Revolving Borrowing, then the Borrower Representative shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Protective Advances. (a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to (a) make Loans (“Domestic Protective Advances”) to the Company in U.S. Dollars, Sterling or Euro on behalf of the Domestic Tranche Lenders or the Global Tranche Lenders, (b) make Loans (“Canadian Protective Advances”) to the Canadian Borrower in Canadian Dollars or U.S. Dollars on behalf of the Global Tranche Lenders or (c) make Loans (“Foreign Protective Advances” and, together with the Domestic Protective Advances and the Canadian Protective Advances, the “Protective Advances”) to the Foreign Borrowers (other than the Canadian Borrower) in U.S. Dollars, Sterling or Euro on behalf of the Global Tranche Lenders, in each case, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) following a Default, to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents; provided that, (A) the U.S. Dollar Amount of the aggregate amount of Protective Advances outstanding at any time and made on behalf of the Global Tranche Lenders shall not exceed 5% of the aggregate Global Tranche Commitments of all Global Tranche Lenders at such time, (B) the U.S. Dollar Amount of the aggregate amount of Protective Advances outstanding at any time and made on behalf of the Domestic Tranche Lenders shall not exceed 5% of the aggregate Domestic Tranche Commitments of all Domestic Tranche Lenders at such time, (C) the aggregate amount of outstanding Protective Advances made on behalf of the Domestic Tranche Lenders plus the aggregate Domestic Tranche Revolving Exposures of all Domestic Tranche Lenders shall not exceed the aggregate Domestic Tranche Commitments of all Domestic Tranche Lenders and (D) the aggregate amount of outstanding Protective Advances made on behalf of the Global Tranche Lenders plus the aggregate Global Tranche Revolving Exposures of all Global Tranche Lenders shall not exceed the aggregate Global Tranche Commitments of all Global Tranche Lenders. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances made to the Company or the Canadian Borrower in U.S. Dollars shall be ABR Borrowings, all Protective Advances made to the Company in a Foreign Currency shall be Overnight LIBO Rate Borrowings, all Protective Advances made to the Canadian Borrower in Canadian Dollars shall be Canadian Base Rate Borrowings and all Protective Advances made to the Foreign Borrowers (other than the Canadian Borrower) shall be Overnight LIBO Rate Borrowings. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).

(b) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Domestic Tranche Lender or Global Tranche Lender, as applicable, shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to (i) make Swingline Loans (“Company Swingline Loans”) in U.S. Dollars to the Company on behalf of the Domestic Tranche Lenders or the Global Tranche Lenders, (ii) make Swingline Loans (“Foreign Swingline Loans”) in U.S. Dollars, Sterling or Euro to the U.K. Borrower, the German Borrowers or the Dutch Borrower on behalf of the Global Tranche Lenders and (iii) make Swingline Loans (“Canadian Swingline Loans” and, together with the Company Swingline Loans and the Foreign Swingline Loans, the “Swingline Loans”) in Canadian Dollars or U.S. Dollars to the Canadian Borrower on behalf of the Global Tranche Lenders, in each case, from time to time during the Availability Period so long as the making of any such Swingline Loan will not result in (i) the U.S. Dollar Amount of the aggregate principal amount of outstanding Swingline Loans exceeding 20% of the Aggregate Commitment, (ii) the U.S. Dollar Amount of the aggregate principal amount of the sum of outstanding Company Swingline Loans plus outstanding Canadian Swingline Loans exceeding 10% of the Aggregate Commitment or (iii) the failure to satisfy the Revolving Exposure Limitations; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans. To request a Swingline Loan, the Borrower Representative shall notify the Administrative Agent of such request (x) in the case of Company Swingline Loans or Canadian Swingline Loans, by telephone (confirmed by facsimile) or (y) in writing, in each case, not later than 11:00 a.m., Local Time, on the day of a proposed Swingline Loan. Each such notice (whether by telephone or written) shall be irrevocable and shall specify (i) the Borrower requesting such Swingline Loan, (ii) the requested date (which shall be a Business Day) of such Swingline Loan, (iii) in the case of a Foreign Swingline Loan or a Canadian Swingline Loan, the requested currency of such Swingline Loan and (iv) the amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower Representative. The Swingline Lender shall make each Swingline Loan available to the Borrowers by means of a credit to the Funding Account(s) (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank, and in the case of repayment of another Loan or fees or expenses as provided by Section 2.18(c), by remittance to the Administrative Agent to be distributed to the Lenders) by 2:00 p.m., Local Time, on the requested date of such Swingline Loan. Each Company Swingline Loan shall be an ABR Loan, each Foreign Swingline Loan shall be an Overnight LIBO Rate Loan and each Canadian Swingline Loan shall be a Canadian Base Rate Loan (if such Canadian Swingline Loan is denominated in Canadian Dollars) or ABR Loan (if such Canadian Swingline Loan is denominated in U.S. Dollars). In addition, the Company hereby authorizes the Swingline Lender to, and the Swingline Lender shall, subject to the terms and conditions set forth herein (but without any further written notice required), not later than 1:00 p.m., Chicago time, on each Business Day, make available to the Company by means of a credit to the Funding Account, the proceeds of a Company Swingline Loan to the extent necessary to pay items to be drawn on any Controlled Disbursement Account that Business Day; provided that, if on any Business Day there is insufficient borrowing capacity to permit the Swingline Lender to make available to the Company a Company Swingline Loan in the amount necessary to pay all items to be so drawn on any such Controlled Disbursement Account on such Business Day, then the Company shall be deemed to have requested an ABR Borrowing pursuant to Section 2.03 in the amount of such deficiency to be made on such Business Day.

(b) The Swingline Lender may at any time request settlement (a “Settlement”) by requiring the Lenders to acquire participations in all or a portion of the outstanding Swingline Loans made by it by written notice given to the Administrative Agent not later than 11:00 a.m., Local Time (i) on the date of such requested Settlement (the “Settlement Date”), in the case of Company Swingline Loans or Canadian Swingline Loans and (ii) three (3) Business Days prior to the Settlement Date, in the case of the Foreign Swingline Loans (or on the Settlement Date, if a Default or Event of Default has occurred and is continuing). Such notice shall specify the aggregate amount of Swingline Loans in which Revolving

Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower Representative of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from any Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that, any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to any Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve any Borrower of any default in the payment thereof.

SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower Representative may request the issuance of Letters of Credit for the account of any Borrower as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Borrower to, or entered into by any Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Each Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued with such Borrower as applicant for the support of any of its Subsidiary’s obligations as provided in the first sentence of this paragraph, such Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (such Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such Subsidiary that is an account party in respect of any such Letter of Credit). The letters of credit identified on Schedule 2.06 (the “Existing Letters of Credit”) shall be deemed to be “Domestic Tranche Letters of Credit” issued on the Effective Date for all purposes of the Loan Documents.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative shall deliver by hand or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, it being understood and agreed that the form of any requested Global Tranche Letters of Credit requested to be issued for the account of a European Loan Party must be in agreed form at least three (3) Business Days prior to the issuance thereof) a notice requesting the issuance of a Letter of Credit (which Letter of Credit shall be in a form reasonably acceptable to the Administrative Agent and the Issuing Bank), or identifying the Letter of Credit to be amended, renewed or extended, and specifying the name of the applicable Borrower, whether such Letter of Credit is to constitute a Domestic Tranche Letter of Credit or Global Tranche Letter of Credit, the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed Currency applicable thereto, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower Representative also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) subject to Sections 1.06 and 2.11(b), the U.S. Dollar Amount of the LC Exposure shall not exceed 10% of the Aggregate Commitment and (ii) the Revolving Exposure Limitations shall be satisfied.

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the date that is two (2) Business Days prior to the Maturity Date; provided that, if any Letter of Credit is cash collateralized on or prior to the date that is two (2) Business Days prior to the Maturity Date in accordance with Section 2.06(j), such Letter of Credit may expire up to one year following the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Domestic Tranche Lender with respect to a Domestic Tranche Letter of Credit and to each Global Tranche Lender with respect to a Global Tranche Letter of Credit, and each applicable Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Domestic Tranche Letters of Credit and/or Global Tranche Letters of Credit, as applicable, is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in U.S. Dollars the U.S. Dollar Amount equal to such LC Disbursement (or if the Issuing Bank shall so elect in its sole discretion by notice to the Borrower Representative, in such other Agreed Currency which was paid by the Issuing Bank pursuant to such LC Disbursement in an amount equal to such LC Disbursement) not later than 11:00 a.m., Local Time, on the Business Day immediately following the day that the Borrower Representative receives notice of such LC Disbursement; provided that, the Borrower Representative may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with (i) a Swingline Loan, (ii) to the extent such LC Disbursement was made in U.S. Dollars with respect to a Letter of Credit issued for the benefit of the Company or the Canadian Borrower, an ABR Revolving Borrowing or (iii) to the extent such LC Disbursement was made in Canadian Dollars with respect to a Letter of Credit issued for the benefit of the Canadian Borrower, a Canadian Base Rate Revolving Borrowing in an amount equal to such LC Disbursement and, in each case, to the extent so financed, the applicable Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Swingline Loan, ABR Revolving Borrowing or Canadian Base Rate Borrowing, as applicable. If the applicable Borrower fails to make such payment when due, the Administrative Agent shall notify each Domestic Tranche Lender (in the case of a Domestic Tranche Letter of Credit) and each Global Tranche Lender (in the case of a Global Tranche Letter of Credit) of the applicable LC Disbursement, the payment then due from the applicable Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each applicable Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the applicable Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of Swingline Loans, ABR Revolving Loans or Canadian Base Rate Loans as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. Each Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, such Borrower’s obligations hereunder. None of the Administrative Agent, the Revolving Lenders, the Issuing Bank or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that, the foregoing shall not be construed to excuse the Issuing Bank from liability to any Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing

Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that, any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement, at the rate per annum then applicable to (i) if such Borrower is the Company or the Canadian Borrower and such LC Disbursement is denominated in U.S. Dollars, ABR Revolving Loans, (ii) if such Borrower is the Canadian Borrower and such LC Disbursement is denominated in Canadian Dollars, Canadian Base Rate Revolving Loans, (iii) if such Borrower is the Company and such LC Disbursement is denominated in Sterling or Euro, at the Overnight LIBO Rate for such Agreed Currency plus the Applicable Rate and (iv) if such Borrower is the U.K. Borrower, the Dutch Borrower or a German Borrower and such LC Disbursement is denominated in U.S. Dollars, Sterling or Euro, at the Overnight LIBO Rate for such Agreed Currency plus the Applicable Rate); and such interest shall be payable on the date when such reimbursement is due; provided that, if any Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, each Borrower shall deposit in one or more accounts with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (collectively, the “LC Collateral Account”), an amount in cash equal to 105% of the U.S. Dollar Amount of the LC Exposure as of such date plus accrued and unpaid interest thereon for Letters of Credit under which such Borrower is an account party; provided that (i) the portions of such amount attributable to undrawn Foreign Currency Letters of Credit or LC Disbursements in a Foreign Currency that any Borrower is not late in reimbursing shall be deposited in the applicable Foreign Currencies in an amount equal to 105% of the actual amount of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII. For the purposes of this paragraph, the Foreign Currency LC Exposure shall be calculated using the applicable Exchange Rate on the date notice demanding cash collateralization is delivered to the Company. Each applicable Borrower shall also deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and each Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure), be applied to satisfy other Secured Obligations. If any Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three (3) Business Days after all such Events of Defaults have been cured or waived as confirmed in writing by the Administrative Agent. The Administrative Agent shall return to the Borrowers cash collateral required by Section 2.11(b) within three (3) Business Days following the date that such cash collateral is no longer required thereunder. Notwithstanding anything herein to the contrary, (x) cash collateral provided by any Domestic Subsidiary shall be used to pay the Secured Obligations (other than the Foreign Secured Obligations and the Secured Obligations that constitute a Guarantee of the Foreign Secured Obligations) before being used to pay any of the other Secured Obligations, (y) cash collateral provided by any Foreign Subsidiary (other than any Canadian ULC) shall be used solely to pay the Foreign Secured Obligations and (z) cash collateral provided by any German Loan Party shall be subject to the German Guaranty Limitations.

(k) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and U.S. Dollar Amount of such LC Disbursement, (iv) on any Business Day on which any Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement, and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank. All reporting from each Issuing Bank with respect to any Letters of Credit issued for the account of the Company shall indicate whether such Letter of Credit constitutes a Domestic Tranche Letter of Credit or a Global Tranche Letter of Credit.

(l) LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by such Lender hereunder on the proposed date thereof by wire transfer of immediately available funds in an amount equal to such Lender’s Applicable Percentage thereof by 1:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that, Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to the Funding Account; provided that, Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank and (ii) a Protective Advance shall be retained by the Administrative Agent.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) or (ii) in the case of such Borrower, (w) if such amount is a Borrowing denominated in U.S. Dollars and made to the Company or the Canadian Borrower, the interest rate applicable to ABR Loans, (x) if such amount is a Borrowing denominated in Canadian Dollars, the interest rate applicable to Canadian Base Rate Loans (y) if such amount is a Borrowing denominated in a Foreign Currency and made to the Company, the interest rate applicable to Overnight LIBO Rate Loans and (z) if such amount is a Borrowing made to the U.K. Borrower, the Dutch Borrower or any German Borrower, the interest rate applicable to Overnight LIBO Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Revolving Borrowing or CDOR Rate Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type as permitted by this Agreement or to continue such Borrowing and, in the case of a Eurocurrency Revolving Borrowing or CDOR Rate Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings or Protective Advances, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election by telephone or irrevocable written notice (provided that, Borrowings made to the U.K. Borrower, the Dutch Borrower or any German Borrower require irrevocable written notice (via an Interest Election Request signed by the Borrower Representative) and cannot be made by telephone) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower Representative were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower Representative. Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower, or the Borrower Representative on its behalf, to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans or CDOR Rate Loans that does not comply with Section 2.02 or (iii) convert any Borrowing to a Borrowing of a Type not available under such Borrowing or to such Borrower.

(c) Each telephonic and written Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the existing and resulting Borrowing is a Domestic Tranche Borrowing or a Global Tranche Borrowing;

(iv) whether the resulting Borrowing is to be an ABR Borrowing, a Canadian Base Rate Borrowing, a Eurocurrency Borrowing or a CDOR Rate Borrowing; and

(v) if the resulting Borrowing is a Eurocurrency Borrowing or a CDOR Rate Borrowing, the Interest Period and Agreed Currency to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing or CDOR Rate Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing or CDOR Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing by the Company or the Canadian Borrower denominated in U.S. Dollars, such Borrowing shall be converted to an ABR Borrowing, (ii) in the case of a Borrowing by the Canadian Borrower denominated in Canadian Dollars, such Borrowing shall be converted to a Canadian Base Rate Borrowing and (iii) in the case of a Borrowing by any Borrower (other than the Canadian Borrower) in any Foreign Currency or in the case of a Borrowing by the U.K. Borrower, the Dutch Borrower or any German Borrower denominated in any Agreed Currency, in each case, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Agreed Currency with an Interest Period of one month unless such Eurocurrency Borrowing is or was repaid in accordance with Section 2.11. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing denominated in U.S. Dollars and made to the Company or the Canadian Borrower may be converted to or continued as a Eurocurrency Borrowing, (ii) no outstanding Revolving Borrowing denominated in Canadian Dollars may be converted to or continued as a CDOR Borrowing, (iii) unless repaid, each Eurocurrency Revolving Borrowing denominated in U.S. Dollars and made to the Company shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, (iv) unless repaid, each CDOR Revolving Borrowing shall be converted to a Canadian Base Rate Borrowing at the end of the Interest Period applicable thereto, (v) unless repaid, each Eurocurrency Revolving Borrowing denominated in a Foreign Currency and made to the Company shall automatically be continued as a Eurocurrency Borrowing with an Interest Period of one month and (vi) unless repaid, each Eurocurrency Revolving Borrowing made to the U.K. Borrower, the Dutch Borrower or any German Borrower shall automatically be continued as a Eurocurrency Borrowing with an Interest Period of one month.

SECTION 2.09. Termination and Reduction of Commitments; Increase in Commitments. (a) Unless previously terminated, all Commitments shall terminate on the Maturity Date.

(b) The Borrowers may at any time terminate the Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or a back up standby letter of credit satisfactory to the Administrative Agent and the Issuing Bank) in an amount equal to 105% of the LC Exposure as of such date), (iii) the payment in full of accrued and unpaid fees and (iv) the payment in full of all reimbursable expenses and other Obligations (other than Unliquidated Obligations), together with accrued and unpaid interest thereon.

(c) The Borrowers may from time to time reduce the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000.000 and not less than $10,000,000 and (ii) the Borrower Representative shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, (x) the Borrowers shall not be in compliance with the Revolving Exposure Limitations or (y) the aggregate Domestic Tranche Commitments of all Domestic Tranche Lenders shall be less than 60% of the Aggregate Commitment.

(d) The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section at least five (5) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that, a notice of termination of the Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(e) The Borrowers shall have the right to increase the Domestic Tranche Commitments and/or the Global Tranche Commitments by obtaining additional Commitments, either from one or more of the Lenders or another lending institution; provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, (ii) the Borrower Representative may make a maximum of four (4) such requests during the term of this Agreement, (iii) after giving effect thereto, the sum of the total of the additional Commitments does not exceed $200,000,000, (iv) the Administrative Agent and the Issuing Bank have approved the identity of any such new Lender, such approvals not to be unreasonably withheld, (v) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, (vi) the procedure described in Section 2.09(f) have been satisfied and (vii) after giving effect thereto, the aggregate Domestic Tranche Commitments of all Domestic Tranche Lenders shall not be less than 60% of the Aggregate Commitment. Nothing contained in this Section 2.09 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time. For purposes of clarity, any increase in the Commitments pursuant to this Section 2.09(e) through (g) may give rise to an increase in the Primary Foreign Borrower Sublimit and/or the German Borrowers Sublimit subject to the percentage limits provided for in the definition of Foreign Borrower Sublimit Condition.

(f) Any amendment hereto for such an increase or addition shall be in form and substance satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrowers and each Lender being added or increasing its Commitment. As a condition precedent to such an increase or addition, the Borrowers shall deliver to the Administrative Agent, to the extent reasonably requested by the Administrative Agent (including after giving due consideration to whether such increase or addition is to the Domestic Tranche Commitment or Global Tranche Commitment) (i) a certificate of each Loan Party signed by an authorized officer of such Loan Party (A) certifying and attaching the resolutions (including, in relation to a U.K. Loan Party, resolution of all the holders of such U.K. Loan Party’s issued shares) adopted by such Loan Party approving or consenting to such increase and (B) in the case of the Borrowers, certifying that, before and after giving effect to such increase or addition, (1) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects (or, with respect to any representation or warranty which by its terms is made as of an earlier date, is true and correct in all material respects as of such earlier date or, with respect to any representation or warranty which is subject to any materiality qualifier, is true and correct in all respects), (2) no Default exists and (3) if the covenant set forth in Section 6.13 is in effect, the Borrowers are in compliance with the covenant contained in Section 6.13 on the date of such increase and (ii) the Administrative Agent shall have received documents consistent with those delivered on the Effective Date as to the corporate power and authority of the Borrowers to borrow hereunder after giving effect to such increase, and legal opinions consistent with those delivered on the Effective Date with respect to such power and authority and other matters as may be reasonably requested by the Administrative Agent.

(g) On the effective date of any such increase or addition, any Lender increasing (or, in the case of any newly added Lender, extending) its Domestic Tranche Commitment or Global Tranche Commitment shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders that have a Domestic Tranche Commitment or Global Tranche Commitment, as applicable, as being required in order to cause, after giving effect to such increase or addition and the use of such amounts to make payments to such other Lenders, each such Lender’s portion of the outstanding Domestic Tranche Revolving Loans or Global Tranche Revolving Loans, as applicable, of all the Lenders to equal its revised Applicable Percentage of such outstanding Domestic Tranche Revolving Loans or Global Tranche Revolving Loans, as applicable, and the Administrative Agent shall make such other adjustments among the Lenders with respect to the Domestic Tranche Revolving Loans or Global Tranche Revolving Loans, as applicable, then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to effect such reallocation, subject, in each case, to indemnification by the Borrowers pursuant to the provisions of Section 2.16.

SECTION 2.10. Repayment and Amortization of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Domestic Tranche Revolving Lender the then unpaid principal amount of each Domestic Tranche Revolving Loan made to such Borrower on the Maturity Date in the currency of such Loan, (ii) to the Administrative Agent for the account of each Global Tranche Revolving Lender the then unpaid principal amount of each Global Tranche Revolving Loan made to such Borrower on the Maturity Date in the currency of such Loan, (iii) to the Administrative Agent the then unpaid amount of each Protective Advance made for the account of such Borrower on the earlier of the Maturity Date and demand by the Administrative Agent and (iv) to the Swingline Lender the then unpaid principal amount of each Swingline Loan made for the account of such Borrower on the earliest of (x) the Maturity Date and (y) the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided that, on each date that a Revolving Loan is made, the applicable Borrower shall repay all Swingline Loans then outstanding. To the extent this Section 2.10 creates an obligation of a German Borrower to repay Protective Advances or Swingline Loans of any other Borrower, such obligations shall be subject to the German Guaranty Limitations.

(b) At all times during a Cash Dominion Period, on each Business Day, the Administrative Agent shall apply all funds credited to any Collection Account on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available) first to prepay any Protective Advances that may be outstanding and second to prepay the Revolving Loans (including Swingline Loans) and to cash collateralize outstanding LC Exposure (provided that, collections and cash collateral provided by any Foreign Subsidiary (other than any Canadian ULC) shall be used solely to pay the Foreign Secured Obligations, and collections, the application of funds credited to any Collection Account of a German Borrower, and cash collateral provided by any German Loan Party shall be subject to the German Guaranty Limitations). Notwithstanding the foregoing, funds of the Domestic Loan Parties credited to any Collection Account shall be used to pay the Secured Obligations (other than the Foreign Secured Obligations and the Secured Obligations that constitute a Guarantee of the Foreign Secured Obligations) prior to being used to pay any of the other Secured Obligations.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The Register and corresponding entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that, the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it to any Borrower be evidenced by a promissory note. In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the Lender and its registered assigns and in a form approved by the Administrative Agent and the Borrowers. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee and its registered assigns.

SECTION 2.11. Prepayment of Loans. (a) Any Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the payment of any accrued interest to the extent required by Section 2.13 and, if applicable, the payment of any break funding expenses under Section 2.16, but otherwise without premium or penalty.

(b) If, at any time, (i) other than as a result of fluctuations in currency exchange rates, the Borrowers are not in compliance with the Revolving Exposure Limitations (calculated with respect to Credit Events denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event) or (ii) solely as a result of fluctuations in currency exchange rates, the Borrowers exceeded any Revolving Exposure Limitation by 105% of the applicable threshold, the applicable Borrowers who have exceed such limits with respect to their Obligations shall in each case immediately repay Borrowings or cash collateralize LC Exposure in accordance with Section 2.06(j), as applicable, in an aggregate amount equal to such excess. To the extent this Section 2.11 creates an obligation of a German Borrower to repay Borrowings of any other Borrower, the German Guaranty Limitations shall apply.

(c) Subject in all respects to the provisions of the Term Loan Intercreditor Agreement with respect to Net Proceeds of any Term Loan Priority Collateral, in the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party in respect of any Prepayment Event, unless the Aggregate Availability would exceed 20% of the Aggregate Commitment immediately after giving effect to such Prepayment Event at any time other than during a Cash Dominion Period, such Loan Party shall, reasonably promptly after such Net Proceeds are received by any Loan Party, prepay the Obligations as set forth in Section 2.11(d) below in an aggregate amount equal to 100% of such Net Proceeds (without any reduction to the Commitments); provided that, if the Borrower Representative shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Loan Parties intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 180 days after receipt of such Net Proceeds, to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) to be used in the business of the Loan Parties, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate; provided, further that, (i) to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 180-day period, a prepayment shall be required at such time in an amount equal to such Net Proceeds that have not been so applied if such payment would occur during a Cash Dominion Period, or otherwise if Aggregate Availability does not exceed 20% of the Aggregate Commitment at such time and (ii) the

Borrowers shall not be permitted to make elections to use Net Proceeds to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) with respect to Net Proceeds in any fiscal year in an aggregate amount in excess of $20,000,000. Notwithstanding the foregoing, to the extent that, as a result of such Prepayment Event, the Borrowers would not be in compliance with the Revolving Exposure Limitations immediately after giving effect to such Prepayment Event, the Borrower shall prepay the Loans to the extent required by Section 2.11(b).

(d) Subject in all respects to the provisions of the Term Loan Intercreditor Agreement with respect to Net Proceeds of any Term Loan Priority Collateral, all such amounts pursuant to Section 2.11(c) shall be applied, first to prepay any Protective Advances that may be outstanding, pro rata, and second to prepay the Revolving Loans (including Swingline Loans) without a corresponding reduction in the Commitments and to cash collateralize outstanding LC Exposure. Notwithstanding the foregoing, (i) Net Proceeds received by any Domestic Loan Party in respect of any Prepayment Event shall be used to prepay the Secured Obligations (other than the Foreign Secured Obligations and the Secured Obligations that constitute a Guarantee of the Foreign Secured Obligations) before being applied to any of the other Secured Obligations, (ii) no Net Proceeds received by any Foreign Loan Party (other than any Canadian ULC) in respect of any Prepayment Event shall be used to prepay any Secured Obligations other than the Foreign Secured Obligations and (iii) Net Proceeds received by any German Loan Party in respect of any Prepayment Event shall be subject to the German Guaranty Limitations.

SECTION 2.12. Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at a rate equal to (i) 0.375% per annum, if the average daily Unused Commitment exceeds 50% of the Aggregate Commitment during the period in respect of which the payment is being made (which, for purposes of clarity, shall be the preceding month) and (ii) 0.250% per annum, if the average daily Unused Commitment is equal to or less than 50% of the Aggregate Commitment during the period in respect of which the payment is being made (which, for purposes of clarity, shall be the preceding month), in either case, on the average daily amount of such Lender’s Applicable Percentage of the Domestic Tranche Unused Commitment or Global Tranche Unused Commitment, as applicable, during the period from and including the Effective Date to but excluding the date on which the Commitments terminate. Accrued commitment fees shall be payable in arrears on the first Business Day of each calendar month and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Each Borrower agrees to pay (i) to the Administrative Agent for the account of each Domestic Tranche Lender (in the case of a Domestic Tranche Letter of Credit) and/or Global Tranche Lender (in the case of a Global Tranche Lender) a participation fee with respect to its participations in Letters of Credit issued for the account of such Borrower, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily U.S. Dollar Amount of such Lender’s LC Exposure in respect thereof (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily U.S. Dollar Amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by the Issuing Bank for the account of such Borrower during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit issued for the account of such Borrower or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar month shall be payable on the first Business Day of each calendar month following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) Business Days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Participation fees and fronting fees in respect of Letters of Credit denominated in U.S. Dollars shall be paid in U.S. Dollars, and participation fees and fronting fees in respect of Letters of Credit denominated in a Foreign Currency shall be paid in such Foreign Currency.

(c) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in U.S. Dollars (except as otherwise expressly provided in this Section 2.12) and in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan made to the Company and each Swingline Loan denominated in U.S. Dollars and made to the Canadian Borrower) shall bear interest at the Alternate Base Rate plus the Applicable Rate, the Loans comprising each Canadian Base Rate Borrowing (including each Swingline Loan denominated in Canadian Dollars and made to the Canadian Borrower) shall bear interest at the Canadian Base Rate plus the Applicable Rate, and the Loans comprising each Overnight LIBO Borrowing shall bear interest at the Overnight LIBO Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate and the Loans comprising each CDOR Rate Borrowing shall bear interest at the CDOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Each Protective Advance made to the Company or the Canadian Borrower and denominated in U.S. Dollars shall bear interest at the Alternate Base Rate plus the Applicable Rate plus 2%. Each Protective Advance made to the Company and denominated in Foreign Currency shall bear interest at the Overnight LIBO Rate plus the Applicable Rate plus 2%. Each Protective Advance made to the Canadian Borrower and denominated in Canadian Dollars shall bear interest at the Canadian Base Rate plus the Applicable Rate plus 2%. Each Protective Advance made to the U.K. Borrower, the Dutch Borrower or any German Borrower shall bear interest at the Overnight LIBO Rate plus the Applicable Rate plus 2%.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan (other than Protective Advances) or any fee or other amount payable by any Loan Party hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of such Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e) Accrued interest on each Loan (for ABR Loans, Canadian Base Rate Loans and Overnight LIBO Rate Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or Canadian Base Rate Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan or CDOR Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest (i) computed by reference to the Alternate Base Rate, Canadian Base Rate or CDOR Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and (ii) for Borrowings denominated in Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Canadian Base Rate, CDOR Rate, Adjusted LIBO Rate, LIBO Rate or Overnight LIBO Rate shall be determined by the Administrative Agent in accordance with their terms, and such determination shall be conclusive absent manifest error.

(g) For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of 360 days or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.

SECTION 2.14. Alternate Rate of Interest.

(a) If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(i) the Administrative Agent determines in good faith (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining (including, without limitation, by means of an Interpolated Rate) the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(ii) the Administrative Agent is advised by any Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period or the applicable Agreed Currency;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by electronic communication as provided in Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and unless repaid, (A) in the case of a Eurocurrency Borrowing denominated in U.S. Dollars to the Company, such Borrowing shall be made as an ABR Borrowing and (B) in the case of a Eurocurrency Borrowing to the U.K. Borrower, the Dutch Borrower or any German Borrower, such Eurocurrency Borrowing shall be repaid on the last day of the then current Interest Period applicable thereto, (ii) if any Borrowing Request requests a Eurocurrency Revolving Borrowing in U.S. Dollars to the Company, such

Borrowing shall be made as an ABR Borrowing, and (iii) if any Borrowing Request requests a Eurocurrency Revolving Borrowing denominated in a Foreign Currency to the Company or denominated in any Agreed Currency to the U.K. Borrower, the Dutch Borrower or any German Borrower, such Borrowing Request shall be ineffective; provided that, if such circumstances only affect one Class or Type of Borrowing or currency, then the foregoing will only be applicable to the affected Class or Type of Borrowing or currency.

(b) If at any time the Administrative Agent determines in good faith (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Overnight LIBO Rate or the Overnight LIBO Rate will not adequately and fairly reflect the cost to the Administrative Agent or the Swingline Lender, as applicable, of making or maintaining Protective Advances, or Swingline Loans, the Administrative Agent or Swingline Lender, as applicable, shall give notice thereof to the Borrower Representative and the Lenders by telephone (provided that, any notice to any Swingline Lender providing Foreign Swingline Loans to a European Loan Party must be given in writing) or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, Overnight LIBO Borrowings shall be made as Alternate Rate Borrowings.

(c) If prior to the commencement of any Interest Period for a CDOR Rate Borrowing:

(i) the Administrative Agent determines in good faith (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining (including, without limitation, by means of an Interpolated Rate) the CDOR Rate for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that the CDOR Rate for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

(d) then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by electronic communication as provided in Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a CDOR Rate Borrowing shall be ineffective and unless repaid, such Borrowing shall be made as a Canadian Base Rate Borrowing and (ii) if any Borrowing Request requests a CDOR Rate Borrowing, such Borrowing shall be made as a Canadian Base Rate Borrowing.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan or of maintaining its obligation to make any such Loan (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder, whether of principal, interest or otherwise (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency), then the applicable Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered as reasonably determined by the Administrative Agent, such Lender or the Issuing Bank (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and generally consistent with similarly situated customers of the Administrative Agent, such Lender or the Issuing Bank, as applicable, under agreements having provisions similar to this Section 2.15, after consideration of such factors as the Administrative Agent, such Lender or the Issuing Bank, as applicable, then reasonably determines to be relevant; provided that none of the Administrative Agent, such Lender or the Issuing Bank, as applicable, shall be required to disclose any confidential or proprietary information in connection therewith).

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the applicable Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered as reasonably determined by the Administrative Agent, such Lender or the Issuing Bank (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and generally consistent with similarly situated customers of the Administrative Agent, such Lender or the Issuing Bank, as applicable, under agreements having provisions similar to this Section 2.15, after consideration of such factors as the Administrative Agent, such Lender or the Issuing Bank, as applicable, then reasonably determines to be relevant; provided that none of the Administrative Agent, such Lender or the Issuing Bank, as applicable, shall be required to disclose any confidential or proprietary information in connection therewith)

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay, or cause the other Borrowers to pay, such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that, the Loan Parties shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan or CDOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurocurrency Loan or CDOR Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan or CDOR Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment of any Eurocurrency Loan or CDOR Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19 or 9.02(e), then, in any such event, the applicable Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event (provided that (i) each Foreign Borrower shall only be required to compensate each Lender in respect of Borrowings of the Foreign Borrowers and (ii) each German Borrower shall only be required to compensate each Lender subject to the German Guaranty Limitations). In the case of a Eurocurrency Loan or CDOR Rate Loan, such actual loss, cost or expense to any Lender shall include an amount determined by such Lender to be the excess, if any, and to the extent actually incurred by such Lender of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate or CDOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurocurrency Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for the relevant currency of a comparable amount and period from other banks in the eurocurrency market or for Canadian Dollar deposits of a comparable amount and period to such CDOR Rate Loan from other banks in the Canadian banker’s acceptance market, as applicable. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrower Representative shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

SECTION 2.17. Withholding of Taxes; Gross-Up. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings of Indemnified Taxes applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Loan Parties. The relevant Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally (but subject to the limitations set forth in Section 9.21) indemnify each Recipient, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) Business Days after demand therefor, (i) the Administrative Agent for any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) the Administrative Agent for any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) the Administrative Agent for any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding (e.g., a certificate of residence issued by the competent tax authority in the jurisdiction where the relevant Loan Party is resident). In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the Beneficial Owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each Beneficial Owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(g) Additional U.K. Withholding Tax Matters.

(i) Subject to clause (ii) below, each Lender and each U.K. Loan Party which makes a payment to such Lender shall cooperate in completing any procedural formalities necessary for such U.K. Loan Party to obtain authorization to make such payment without withholding or deduction for Taxes imposed under the laws of England and Wales, including to the extent practicable, making and filing an appropriate application for relief under any applicable income tax treaty.

(ii)

(A) Any Lender which on the day on which this Agreement is entered into (x) holds a passport under the HMRC DT Treaty Passport Scheme and (y) wishes such scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in the Commitment Schedule; and

(B) A Lender which becomes a Lender hereunder after the day on which this Agreement is entered into that (x) holds a passport under the HMRC DT Treaty Passport Scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence to the Borrower Representative and the Administrative Agent (and, where applicable, in the Assignment and Assumption), and

(C) If a Lender’s scheme reference number and its jurisdiction of tax residence is set forth on the Commitment Schedule pursuant to clause (A) or a Lender satisfies the requirements under clause (B) above, such Lender shall have satisfied its obligation under paragraphs (f) (with respect to the U.K. Loan Parties) and (g)(i) above save in respect of documentation relating to FATCA.

(iii) If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii) above, the U.K. Loan Parties shall make a U.K. Borrower DTTP filing with respect to such Lender within thirty (30) days following the day on which this Agreement closes (or, with respect to any Lender that satisfies the requirements of paragraph (g)(ii) above pursuant to clause (B) thereof, within thirty (30) days following the date such Lender satisfies such requirements), and shall promptly provide such Lender with a copy of such filing; provided that, if a U.K. Loan Party making a payment to such Lender has made a U.K. Borrower DTTP Filing in respect of such Lender but:

(1) such U.K. Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(2) HM Revenue & Customs has not given such U.K. Loan Party authority to make payments to such Lender without a deduction for tax within 60 days of the date of such U.K. Borrower DTTP Filing;

and, in each case, such U.K. Loan Party has notified that Lender in writing, then such Lender and such U.K. Loan Party shall co-operate in completing any additional procedural formalities necessary for such U.K. Loan Party to obtain authorization to make that payment without withholding or deduction for Taxes imposed under the laws of England and Wales.

(iv) If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (g)(ii) above, no U.K. Loan Party shall make a U.K. Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport Scheme in respect of that Lender’s Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.

(v) Each U.K. Loan Party shall, promptly on making a U.K. Borrower DTTP Filing, deliver a copy of such U.K. Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.

(vi) Each Lender shall notify the Borrower Representative and Administrative Agent if it determines in its sole discretion that it is ceases to be entitled to claim the benefits of an income tax treaty to which the U.K. is a party with respect to payments made by any U.K. Loan Party hereunder.

(vii) If any Loan Party (other than a U.K. Loan Party) becomes aware that it has an obligation to deduct or withhold Taxes imposed under the laws of the U.K., then it shall notify the Administrative Agent and the Borrower Representative and that Loan Party shall be treated as a U.K. Loan Party solely for the purposes of Section 2.17(g)(i) to (vi) of this Agreement.

(h) Treatment of Certain Refunds. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) VAT.

(i) All amounts expressed to be payable under any Loan Document by any Loan Party to any Secured Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply and accordingly, subject to Section 2.17(i)(ii) below, if VAT is or becomes chargeable on any supply made by any Secured Party to any Loan Party under a Loan Document and such Secured Party is required to account to the relevant tax authority for the VAT, that Loan Party must pay to such Secured Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Secured Party shall promptly provide an appropriate VAT invoice to that Loan Party).

(ii) If VAT is or becomes chargeable on any supply made by any Secured Party (the “Supplier”) to any other Secured Party (the “Customer”) under a Loan Document and any party other than the Customer (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the supplier (rather than being required to reimburse or indemnify the Customer in respect of that consideration, then:

(A) if the Supplier is the Person required to account to the relevant tax authority for the VAT, the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The

Customer must (where this paragraph (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Customer receives from the relevant tax authority which the Customer reasonably determines relates to the VAT chargeable on that supply; and

(B) if the Customer is the Person required to account to the relevant tax authority for the VAT, the Relevant Party must promptly, following demand from the Customer, pay to the Customer an amount equal to the VAT chargeable on that supply but only to the extent that the Customer reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii) Where a Loan Document requires any Loan Party to reimburse or indemnify a Secured Party for any cost or expense that Loan Party shall reimburse or indemnify (as the case may be) such Secured Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Secured Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv) Any reference in this Section 2.17(i) to any Secured Party or Loan Party shall, at any time when such Secured Party or Loan Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member or “parent” of such group at such time (the term “representative member” and “parent” to have the same meaning as in the Value Added Tax Act 1994 of England and Wales or applicable legislation in other jurisdictions having implemented Council Directive 2006/112 EC on the common system of value added tax).

(j) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(k) Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.18. Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Other than payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein, all payments shall be made (i) in the same currency in which the applicable Credit Event was made and (ii) to the Administrative Agent at its offices at 10 South Dearborn Street, 22nd Floor, Chicago, Illinois; provided that, (x) in the case of a Credit Event denominated in Canadian Dollars, such payments shall be made to the Administrative Agent’s offices at 200 Bay Street, Royal Bank Plaza, South Tower, Suite 1800, Toronto M5J 2J2 Canada, (y) in the case of a Credit Event denominated in Sterling or Euro, such payments shall be made to the Administrative Agent’s Eurocurrency Payment Office for such currency and (z) payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists, or any Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, or the terms of this Agreement require the conversion of such Credit Event into U.S. Dollars, then all payments to be made by such Borrower hereunder in such currency shall, to the fullest extent permitted by law, instead be made when due in U.S. Dollars in an amount equal to the U.S. Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations or conversion, and each Borrower agrees to indemnify and hold harmless the Swingline Lender, the Issuing Bank, the Administrative Agent and the Lenders from and against any loss resulting from any Credit Event made to or for the benefit of such Borrower denominated in a Foreign Currency that is not repaid to the Swingline Lender, the Issuing Bank, the Administrative Agent or the Lenders, as the case may be, in the Original Currency.

(b) Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (C) amounts to be applied from the Collection Account during a Cash Dominion Period (which shall be applied in accordance with Section 2.10(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), third, to pay interest due in respect of the Protective Advances, fourth, to pay the principal of the Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Protective Advances) ratably, sixth, to prepay principal on the Loans (other than the Protective Advances) and unreimbursed LC Disbursements, ratably, seventh, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, eighth, to payment of any amounts owing with respect to Banking Services Obligations and Swap Agreement Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22, and ninth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrowers. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless an Event of Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurocurrency Loan or CDOR Rate Loan of a Class, except (a) on the expiration date of the Interest Period applicable thereto or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. If an Event of Default has occurred and is continuing, the Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations. Notwithstanding the foregoing, (x) any such applicable proceeds from property of the Domestic Loan Parties shall be applied to the Secured Obligations (other than the Foreign Secured Obligations and the Secured Obligations that constitute a Guarantee of the Foreign Secured Obligations) before being applied to any of the other Secured Obligations, (y) the application of any such applicable proceeds from Collateral securing solely the Foreign Secured Obligations shall only be made in respect of the Foreign Secured Obligations in the same order set forth above, and (z) the application of any such applicable proceeds from Collateral granted by any German Loan Party shall be subject to the German Guaranty Limitations (in respect of Collateral granted under the German Collateral Documents as set forth in the German Collateral Documents).

(c) At the election of the Administrative Agent and unless instructed by the Borrower Representative prior to the due date therefor that payment will otherwise be made, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of any Borrower maintained with the Administrative Agent; provided that (i) proceeds of any Borrowings of a Foreign Borrower (other than the German Borrowers) and proceeds deducted from any deposit account of any such Foreign Borrower shall only be used to pay the Foreign Secured Obligations and (ii) proceeds of any Borrowing of a German Borrower and proceeds deducted from any deposit account of any German Borrower shall only be used to pay amounts owed by such German Borrower or any of its Subsidiaries. Each Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03, 2.04 or 2.05, as applicable, and (ii) the Administrative Agent to charge any deposit account of the relevant Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d) If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements and Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the applicable Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation. Notwithstanding the foregoing, any such applicable payment from a Foreign Loan Party shall only be used to purchase a participation in a Foreign Secured Obligation in the same order set forth above.

(e) Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency).

(f) If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder; application of amounts pursuant to clauses (i) and (ii) above shall be made in any order determined by the Administrative Agent in its discretion.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and in circumstances where its consent would be required under Section 9.04, the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

SECTION 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or the Supermajority Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02) or under any other Loan Document; provided, that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification expressly requiring the consent of such Lender or each Lender directly affected thereby;

(c) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation, (y) the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (z) each non-Defaulting Lender’s Revolving Exposures do not exceed such non-Defaulting Lender’s Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company or the applicable Borrowers shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize, for the benefit of the Issuing Bank, the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Company or the applicable Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend, renew, extend or increase any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company or the applicable Borrowers in accordance with Section 2.20(c), and participating interests in any such newly made Swingline Loan or newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to the Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Company or such Lender, reasonably satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Borrowers, the Issuing Bank and the Swingline Lender agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.21. Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.

SECTION 2.22. Banking Services and Swap Agreements. Each Lender or Affiliate thereof providing Banking Services for, or having Swap Agreements with, any Loan Party shall deliver to the Administrative Agent, promptly after entering into such Banking Services or Swap Agreements, written notice setting forth the aggregate amount of all Banking Services Obligations and Swap Agreement Obligations of such Loan Party or Affiliate thereof to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In addition, each such Lender or Affiliate thereof shall deliver to the Administrative Agent, from time to time after a significant change therein or upon a request therefor, but in any event not less than monthly, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Agreement Obligations. The most recent information provided to the Administrative Agent shall be used in determining the amounts to be applied in respect of such Banking Services Obligations and/or Swap Agreement Obligations pursuant to Section 2.18(b).

SECTION 2.23. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.

SECTION 2.24. Designation of Foreign Borrowers.

(a) The Company may from time to time prior to October 30, 2013 (or such later date as the Administrative Agent may agree to in its sole discretion) designate (a) Belden UK Limited, a limited liability company organized under the laws of England and Wales, as the U.K. Borrower, (b) Belden Europe B.V., a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands, as the Dutch Borrower, (c) Belden Deutschland GmbH, a limited liability company organized under the laws of Germany, as the German Borrower A, (d) Hirschmann Electronics GmbH, a limited liability company organized under the laws of Germany, as the German Borrower B and/or (e) Hirschmann Automation and Control GmbH, a limited liability company organized under the laws of Germany, as the German Borrower C, in each case, by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company and the satisfaction of the other conditions precedent set forth in Section 4.03, and upon such delivery and satisfaction (such date, the “Foreign Borrower Effective Date”), such Subsidiary shall constitute the U.K. Borrower, the Dutch Borrower, German Borrower A, the German Borrower B or the German Borrower C, as applicable, for all purposes of this Agreement. As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall furnish a copy thereof to each Lender.

(b) The Company may from time to time, with not less than fifteen (15) Business Days prior written notice (or such fewer days as the Administrative Agent may agree to in its sole discretion), designate Subsidiaries organized under the laws of Germany as additional German Borrowers by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company and the satisfaction of the other conditions precedent set forth in Section 4.03, and upon the occurrence of the Foreign Borrower Effective Date and the effectiveness of the German Borrower Amendment, such Subsidiary shall constitute a German Borrower for all purposes of this Agreement. As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall furnish a copy thereof to each Lender. This Agreement may be amended pursuant to an amendment or an amendment and restatement (a “German Borrower Amendment”) executed by the Company, the applicable additional German Borrower and the Administrative Agent, without the consent of any other Lenders, in order to effect such amendments to this Agreement as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and its counsel, to effect the preceding clause (b) (including to add or combine German Borrowing Bases). Upon such execution, delivery and consent, such Subsidiary shall for all purposes be a party hereto as a Foreign Borrower as fully as if it had executed and delivered this Agreement.

(c) Removal of Foreign Borrower. The Company may at any time execute and deliver to the Administrative Agent a termination agreement (in form and substance reasonably acceptable to the Administrative Agent) with respect to any Foreign Borrower, whereupon such Subsidiary shall cease to be a Foreign Borrower and a party to this Agreement. Notwithstanding the preceding sentence, no such termination will become effective as to any Foreign Borrower at a time when any principal of or interest on any Loan to such Foreign Borrower or any other amount due and payable by such Foreign Borrower shall be outstanding hereunder, or when assets of such Foreign Borrower are included in any Borrowing Base.

ARTICLE III

Representations and Warranties

Each Loan Party represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each Loan Party and each Restricted Subsidiary is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, and is in good standing (to the extent such concept is applicable), in every other jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and requirements of reasonableness, good faith and fair dealing.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Restricted Subsidiaries, (c) will not violate or result in a default in any material respects under any material indenture, material agreement or other material instrument (including, without limitation, the Term Loan Documents and the indentures evidencing the Existing Subordinated Notes) binding upon any Loan Party or any of its Restricted Subsidiaries or the assets of any Loan Party or any of its Restricted Subsidiaries, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Restricted Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Restricted Subsidiaries, except Liens created pursuant to the Loan Documents or the Term Loan Documents, except, in the case of clauses (a) and (b) above, where such breach or the failure to take such action, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2012, reported on by Ernst & Young LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2013, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since December 31, 2012, no event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 3.05. Properties. (a) Each of the Company and its Restricted Subsidiaries has defensible title to, or valid leasehold interests or licensed interests in, all its real and personal property material to the businesses of the Company and its Restricted Subsidiaries taken as a whole, except for minor defects in title that do not interfere with their ability to conduct such businesses or to utilize such properties for their intended purposes.

(b) Each of the Company and its Restricted Subsidiaries owns, or is licensed to use, all material trademarks, tradenames, copyrights, and patents necessary for the operation of the business of the Company and its Restricted Subsidiaries, taken as a whole, and to the knowledge of the Company the use thereof by the Company and its Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) No actions, suits or proceedings by or before any arbitrator or Governmental Authority are pending or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any Restricted Subsidiary (i) except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect (i) no Loan Party or Restricted Subsidiary has received written notice of any claim with respect to any Environmental Liability or knows of any basis for it so be subject to any Environmental Liability, in each case with respect to which there is a reasonable possibility of an adverse determination and (ii) no Loan Party or Restricted Subsidiary (A) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any applicable Environmental Law, or (B) has become subject to any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements; No Default. Except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each Restricted Subsidiary is in compliance with (i) all Requirement of Law applicable to it or its property and (ii) all indentures, material agreements and other material instruments binding upon it or its property. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status; U.K. Business. No Loan Party or any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 and none of the U.K. Loan Parties carries on any business in the U.K. which requires it to be authorized by the U.K. Financial Conduct Authority or the U.K. Prudential Regulation Authority.

SECTION 3.09. Taxes. Each Loan Party and each Restricted Subsidiary has timely filed or caused to be timely filed (except for extensions duly obtained) Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA; Pension Plans.

(a) ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

(b) Canadian Pension Plans. As of the Effective Date (i) Canadian Loan Parties are in compliance with the terms of each Canadian Pension Plan and requirements of the Pension Benefits Act (Ontario), if applicable, or such other applicable federal or provincial laws with respect to such plans (including the ITA), except where the failure to comply would not reasonably be expected to have a Material Adverse Effect, (ii) no Canadian Pension Termination Event has occurred, (iii) there is no Canadian MEPP, (iv) Canadian Defined Benefit Plans registered with the Financial Services Commission of Ontario (“FSCO”) have Unfunded Pension Liabilities on a termination basis of $1,027,600 as reported in the most recent actuarial valuation filed with the pension Governmental Authorities conducted and reported before the Effective Date, (v) estimated regular monthly contribution amounts to Canadian Defined Benefit Plans registered with FSCO in 2013 aggregate no more than $12,000, (vi) estimated special ‘catch up’ monthly amounts to Canadian Defined Benefit Plans registered with FSCO in 2013 aggregate $19,117, (vii) FSCO or other similar Governmental Authority in the relevant province has not issued any contribution default notices in respect of any Canadian Defined Benefit Plan, (viii) no Lien has arisen, choate or inchoate, in respect of Canadian Loan Parties or their property in connection with any Canadian Pension Plan (save for contribution amounts not yet due and other amounts not to exceed $1,000,000), and (ix) no fact, situation or condition exists or transaction has occurred in connection with any Canadian Pension Plan or Canadian Benefit Plan that could reasonably be expected to have a Material Adverse Effect or that, to the knowledge of a Financial Officer of the Canadian Borrower, is likely to result in the incurrence by any Canadian Loan Party of any liability, fine or penalty that could reasonably be expected to result in a Material Adverse Effect.

(c) Foreign Pension Plans. Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect: (i) all employer and employee contributions (including insurance premiums) required from any Loan Party or any of its Affiliates by applicable law or by the terms of any Foreign Pension Plan (including any policy held thereunder) have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) each Foreign Pension Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iii) each such Foreign Pension Plan is in compliance (A) with all material provisions of applicable law and all material applicable regulations and regulatory requirements (whether discretionary or otherwise) with respect to such Foreign Pension Plan and (B) with the terms of such Foreign Pension Plan.

SECTION 3.11. Disclosure. The information furnished by or on behalf of any Loan Party in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) (excluding any forecasts, protections or estimates contained in such information), taken as a whole, and after giving effect to any updates provided, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances when made, not misleading; provided, however, it is understood that financial statements only contain such disclosures as are required by GAAP. All forecasts, projections or estimates that are part of such information (including those delivered subsequent to the Effective Date) have been prepared in good faith based upon assumptions believed to be reasonable at the time made (it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material).

SECTION 3.12. Material Agreements. No Loan Party or any Restricted Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any material agreement to which it is a party or (ii) any agreement or instrument evidencing or governing Material Indebtedness, in any such case of (i) or (ii) above, which default could reasonably be expected to have a Material Adverse Effect.

SECTION 3.13. Solvency. (a) Immediately after the consummation of the Transactions to occur on the Effective Date, the Company and the Restricted Subsidiaries, taken as a whole, are Solvent.

(b) No Loan Party intends to, and no Loan Party believes it or any of its Restricted Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Restricted Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Restricted Subsidiary.

(c) With respect to the Canadian Loan Parties, immediately after the consummation of the Transactions to occur on the Effective Date, (i) the property of the Canadian Loan Parties, on a consolidated basis, at a fair valuation, is greater than the total amount of their debts and liabilities, subordinated, contingent or otherwise (after taking into account rights of contribution); (ii) the Canadian Loan Parties’ property, on a consolidated basis, is sufficient, if disposed of at a fairly conducted sale under legal process, to enable payment of all their obligations, due and accruing due; (iii) the Canadian Loan Parties, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities generally become due; (iv) the Canadian Loan Parties, on a consolidated basis, have not ceased paying their current obligations in the ordinary course of business as they generally become due; and (v) no Canadian Loan Party is an “insolvent person” as such term is defined in the Bankruptcy and Insolvency Act (Canada).

(d) With respect to each U.K. Loan Party, no U.K. Insolvency Event has occurred with respect to it.

(e) With respect to each German Loan Party, no German Insolvency Event has occurred with respect to it.

(f) With respect to each Dutch Loan Party, no Dutch Insolvency Event has occurred with respect to it.

SECTION 3.14. Insurance. Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Restricted Subsidiaries as of the Effective Date. The Company maintains, and has caused each Restricted Subsidiary to maintain, with financially sound and reputable insurance companies, insurance on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 3.15. Capitalization and Subsidiaries. As of the Effective Date, Schedule 3.15 sets forth (a) a correct and complete list of the name and relationship to the Company of each Subsidiary, (b) a true and complete listing of each class of each Borrower’s (other than the Company’s) issued and outstanding Equity Interests, all of which Equity Interests are owned beneficially and of record by the Persons identified on Schedule 3.15, and (c) the type of entity of the Company and each Subsidiary.

SECTION 3.16. Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, and, subject to certain filings, notices and recording contemplated by the Collateral Documents to be made on or about the Effective Date (or, with respect to any Person that becomes a Loan Party after the Effective Date, on or about such later date on which such Person becomes a Loan Party), such Liens constitute perfected and continuing Liens on the Collateral in the manner required by the Collateral Documents, securing the Secured Obligations (or designated portion thereof), enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except (a) Permitted Encumbrances and Liens permitted under Section 6.02 that are not required to be junior in priority, to the extent any such Permitted Encumbrances or other Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law or agreement and (b) Liens perfected only by control or possession (including possession of, or notation of a Lien on, any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain control or possession of such Collateral (or has not noted such Lien on any certificate of title).

SECTION 3.17. Employment Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Restricted Subsidiary pending or, to the knowledge of any Loan Party, threatened, that, in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The hours worked by and payments made to employees of the Loan Parties and their Subsidiaries have not been in violation of the Fair Labor Standards Act, the Employee Standards Act (Ontario) or any other applicable laws or regulations dealing with such matters, in a manner that, in the aggregate, could reasonably be expected to result in a Material Adverse Effect. All payments due from any Loan Party or any Restricted Subsidiary, or for which any claim may be made against any Loan Party or any Restricted Subsidiary, on account of wages, vacation pay and employee health and welfare insurance and other benefits including, without limitation, on account of the Canada and Quebec pension plans, have been paid or accrued as a liability on the books of the Loan Party or such Restricted Subsidiary, except those that could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.18. Federal Reserve Regulations. No part of the proceeds of any Loan or Letter of Credit has been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), or extending credit for the purpose of purchasing or carrying margin stock.

SECTION 3.19. Use of Proceeds. The proceeds of the Loans have been used and will be used, whether directly or indirectly as set forth in Section 5.08.

SECTION 3.20. Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

SECTION 3.21. Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and employees and to the knowledge of such Loan Party, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Loan Parties, any Subsidiary or, to the knowledge of the Loan Parties and the Subsidiaries, any of their respective directors, officers or employees, or (b) to the knowledge of the Loan Parties, any agent of the Loan Parties or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. None of the Transactions will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 3.22. No Works Council. Any Dutch Loan Party that has a works council (ondernemingsraad) has obtained such consent or advice as is reasonably satisfactory to the Administrative Agent prior to becoming a Loan Party.

SECTION 3.23. Centre of Main Interest. For the purposes of the Regulation, each European Loan Party’s centre of main interests (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Credit Agreement and Other Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, (ii) either (A) a counterpart of each other Loan Document signed on behalf of each party thereto or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page thereof) that each such party has signed a counterpart of such Loan Document, (iii) without limiting the preceding clause (ii), from each Lender hereto either (A) a counterpart of the Lender Allocation Agreement signed on behalf of such Lender or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page thereof) that such Lender has signed a counterpart of the Lender Allocation Agreement, and (iii) such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to each such requesting Lender and written opinions of the U.S. and Canadian counsels of the Loan Parties and/or the Administrative Agent, as the Administrative Agent may request, addressed to the Administrative Agent, the Issuing Bank and the Lenders (together with any other real estate related opinions separately described herein), all in form and substance satisfactory to the Administrative Agent, the Lead Arrangers and their counsel and as further described in the list of closing documents attached as Exhibit F.

(b) Financial Statements and Projections. The Lenders shall have received (i) audited consolidated financial statements of the Company for the 2012 fiscal year, (ii) unaudited interim consolidated financial statements of the Company for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Administrative Agent, reflect any material adverse change in the consolidated financial condition of Company and its Subsidiaries, as reflected in the audited, consolidated financial statements described in clause (i) of this paragraph and (iii) satisfactory projections through and including the Company’s 2014 fiscal year.

(c) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers, to the extent available, and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (D) contain appropriate attachments, including the certificate or articles of incorporation or organization (or similar document) of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party (to the extent available in the jurisdiction) and a true and correct copy of its by-laws or operating, management or partnership agreement (or similar document) and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization or the substantive equivalent, if any, available in the jurisdiction of organization for each Loan Party from the appropriate governmental officer in such jurisdiction.

(d) No Default Certificate. The Administrative Agent shall have received a certificate, signed by a Financial Officer of the Company (or, with respect to each Dutch Loan Party, a member of its managing board (or any other number of managing directors as required under such entity’s articles of association)), dated as of the Effective Date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct in all material respects as of such date (or, with respect to any representation or warranty which by its terms is made as of a specified date, is true and correct in all material respects only as of such specified date or, with respect to any representation or warranty which is subject to any materiality qualifier, is true and correct in all respects), and (iii) certifying any other factual matters as may be reasonably requested by the Administrative Agent.

(e) Fees. The Lenders, the Administrative Agent and the Lead Arrangers shall have received all fees required to be paid, and all expenses for which invoices have been presented at least one (1) Business Day prior to the Effective Date (including the reasonable fees and expenses of legal counsel), on or before the Effective Date.

(f) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each jurisdiction reasonably requested by the Administrative Agent and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.

(g) Pay-Off Letter. The Administrative Agent shall have received satisfactory pay-off letters for all existing Indebtedness to be repaid from the proceeds of the initial Borrowing, confirming that all Liens upon any of the property of the Loan Parties constituting Collateral will be terminated concurrently with such payment and all letters of credit issued or guaranteed as part of such Indebtedness shall have been cash collateralized, supported by a Letter of Credit or reevidenced hereby as an Existing Letter of Credit.

(h) Term Loan Financing. The Administrative Agent shall have (i) entered into the Term Loan Intercreditor Agreement with the Term Loan Agent and the Loan Parties and (ii) received evidence reasonably satisfactory to it that (x) each of the conditions precedent (other than the effectiveness of this Agreement) for the effectiveness of the Term Loan Documents has been satisfied and (y) the lenders under the Term Loan Documents have committed to provide the Company and/or its Subsidiaries with loans in an aggregate gross principal amount equal to $250,000,000 pursuant to the term loan facility evidenced by the Term Loan Documents. Each such Term Loan Document shall be in form and substance reasonably satisfactory to the Administrative Agent.

(i) Funding Account. The Administrative Agent shall have received a notice setting forth the deposit account of the Company (the “Funding Account”) to which the Administrative Agent is authorized by the Company to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(j) Solvency. The Administrative Agent shall have received a solvency certificate from a Financial Officer.

(k) Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate which calculates each of the Borrowing Bases as of a date not greater than thirty (30) days immediately preceding the Effective Date.

(l) Closing Availability. After giving effect to all Borrowings to be made on the Effective Date, the issuance of any Letters of Credit on the Effective Date and the payment of all fees and expenses due hereunder, the Aggregate Availability shall not be less than $200,000,000.

(m) Pledged Equity Interests; Stock Powers; Pledged Notes. Subject to the Term Loan Intercreditor Agreement, the Administrative Agent or the Term Loan Agent, as applicable, shall have received (i) the certificates representing Equity Interests pledged pursuant to any Collateral Document, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, to the extent applicable, and (ii) each promissory note (if any) required to be delivered to the Administrative Agent pursuant to any Collateral Documents) endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(n) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code and PPSA financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of itself, the Lenders and the other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.

(o) Insurance. The Administrative Agent shall have received evidence of insurance coverage and endorsement to policies in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of the Security Agreements.

(p) Letter of Credit Application. If a Letter of Credit is requested to be issued on the Effective Date, the Administrative Agent shall have received a properly completed letter of credit application (whether standalone or pursuant to a master agreement, as applicable).

(q) Tax Withholding. The Administrative Agent shall have received a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party.

(r) Field Examination. The Administrative Agent or its designee shall have conducted a field examination of the Loan Parties’ Accounts, Inventory and related working capital matters and of the Loan Parties’ related data processing and other systems, the results of which shall be satisfactory to the Administrative Agent in its sole discretion.

(s) Appraisal(s). The Administrative Agent shall have received an appraisal of the applicable Loan Parties’ Inventory, Equipment and Eligible Real Property from one or more firms satisfactory to the Administrative Agent, which appraisals shall be satisfactory to the Administrative Agent in its sole discretion.

(t) USA PATRIOT Act, Etc. The Administrative Agent and the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the AML Legislation, for each Loan Party.

(u) Other Documents. The Administrative Agent shall have received such other documents, estoppel certificates and lien waivers as the Administrative Agent, the Issuing Bank, any Lender or their respective counsel may have reasonably requested and are reflected on Exhibit F.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in this Agreement shall be true and correct in all material respects with the same effect as though made on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) After giving effect to such Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, the Borrowers shall be in compliance with the Revolving Exposure Limitations.

(d) To the extent constituting the earlier of the initial Borrowing of the Dutch Borrower and the initial issuance of a Letter of Credit to the Dutch Borrower, the amount of such Borrowing or Letter of Credit, as applicable, shall be in an amount greater than €100,000 (or its equivalent in another currency).

(e) Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by each Loan Party on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

SECTION 4.03. Designation of a Foreign Borrower. The designation of a Foreign Borrower pursuant to Section 2.24 is subject to the condition precedent that the Company or such proposed Foreign Borrower shall have furnished or caused to be furnished to the Administrative Agent:

(a) Copies, certified by the Secretary or Assistant Secretary of such Foreign Borrower in its jurisdiction (or, with respect to each Dutch Loan Party, by a member of its managing board (or any other number of managing directors as required under such entity’s articles of association) or, with respect to each German Loan Party, by it managing director(s) (Geschäftsführer)), of its Board of Directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for the Administrative Agent) approving the Borrowing Subsidiary Agreement, this Agreement and any other Loan Documents to which such Foreign Borrower is becoming a party and such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Subsidiary;

(b) An incumbency certificate, executed by the Secretary or Assistant Secretary of such Foreign Borrower in its jurisdiction (or, with respect to each Dutch Loan Party, by a member of its managing board (or any other number of managing directors as required under such entity’s articles of association) or, with respect to each German Loan Party, by it managing director(s) (Geschäftsführer)), which shall identify by name and title and bear the signature of the officers of such Subsidiary authorized to request Borrowings hereunder and sign the Borrowing Subsidiary Agreement, this Agreement and the other Loan Documents to which such Foreign Borrower is becoming a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company or such Subsidiary;

(c) Opinions of counsel to such Foreign Borrower, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, with respect to the laws of its jurisdiction of organization and such other matters as are reasonably requested by counsel to the Administrative Agent and addressed to the Administrative Agent and the Lenders;

(d) Any promissory notes requested by any Lender, and any other instruments and documents reasonably requested by the Administrative Agent;

(e) A certificate, signed by a Financial Officer of the Company and dated the applicable Foreign Borrower Effective Date, (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct as of such date, and (iii) certifying any other factual matters as may be reasonably requested by the Administrative Agent (including solvency);

(f) A notice from the Company setting forth the Funding Accounts of such Foreign Borrower to which the Lenders are authorized to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement;

(g) Copies of such Foreign Security Agreements (and notices of security relating to such agreements) as the Administrative Agent may request, duly executed by such Foreign Borrower, and other evidence satisfactory to the Administrative Agent that all filings and other actions have been taken for the Administrative Agent to have a first priority perfected security interest in the Collateral of such Foreign Borrower (subject to Permitted Encumbrances);

(h) A Borrowing Base Certificate calculating each Borrowing Base, as of a date reasonably near but on or prior to the Foreign Borrower Effective Date;

(i) All works council, government and third party approvals in connection with the transaction contemplated pursuant to this Section 4.03 with respect to such Foreign Borrower and the Company shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions with respect to the foregoing;

(j) Evidence of insurance coverage with respect to such Foreign Borrower, in form, scope and substance evidencing compliance with the terms of any applicable Loan Document;

(k) Such information, supporting documentation and other evidence regarding such Foreign Borrower and its directors, authorized signing officers, direct or indirect shareholders or other Persons in control thereof, and the transactions contemplated hereby, as may be reasonably requested by the Administrative Agent in order to comply with the requirements of the Act and any other applicable anti-money laundering and know-your-customer laws;

(l) In the case of any German Borrower added pursuant to Section 2.24(b), to the extent requested by the Administrative Agent, satisfactory appraisals of Inventory and field exams from appraisers satisfactory to the Administrative Agent;

(m) Any Deposit Account Control Agreements or other equivalent arrangements that are required to be provided pursuant to Sections 5.15 and 5.16 hereof and each applicable Foreign Security Agreement of such Foreign Borrower;

(n) To the extent required by the terms of the applicable Foreign Security Agreement of such Subsidiary or any other Collateral Document, the Administrative Agent shall have received (i) the certificates representing the Equity Interests that are required to be pledged pursuant thereto, together with undated stock powers or stock transfer forms, as applicable, for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) required to be pledged pursuant thereto;

(o) Payoff documentation providing evidence that all existing credit facilities of such Foreign Borrower have been terminated and cancelled (other than Indebtedness permitted under Section 6.01), all Indebtedness thereunder has been fully repaid and, to the extent available, the results of a recent lien search report in each of the jurisdictions where assets of such Foreign Borrower are located, and such search shall reveal no Liens on any of the assets of such Foreign Borrower except for Liens permitted under Section 6.02 hereof;

(p) Payment of all fees required to be paid and all expenses for which invoices have been presented (including, without limitation, the reasonable fees and expenses of legal counsel), in each case, in connection with the designation of such Subsidiary as a Foreign Borrower; and

(q) Such other documents and the Loan Parties shall have taken such other actions, in each case, that the Administrative Agent may reasonably request in order to give effect to the provisions contained in this Section 4.03 and/or which the Administrative Agent reasonably deems necessary to reflect commercial or legal requirements in relation to such Subsidiary.

(r) The Borrower may join additional Material Foreign Restricted Subsidiaries at the time of the addition of any additional Foreign Borrower in compliance with Section 5.14 hereof.

ARTICLE V

Affirmative Covenants

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated or been cash collateralized pursuant to arrangements reasonably satisfactory to the Administrative Agent (which may include a backstop letter of credit issued by an issuer, and in form and substance reasonably satisfactory to the Administrative Agent), in each case without any pending draw, and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 5.01. Financial Statements; Borrowing Base and Other Information. The Company will furnish to the Administrative Agent and each Lender:

(a) within ninety (90) days after the end of each fiscal year of the Company (or, if earlier, by the date that the Annual Report on Form 10-K of the Company for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any extension available or granted thereunder for the filing of such form), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception (other than with respect to the current maturity of the Obligations in the Company’s audit for the fiscal year 2017) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries as of the dates indicated and for the periods indicated therein on a consolidated basis in accordance with GAAP consistently applied;

(b) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Company (or, if earlier, by the date that the Quarterly Report on Form 10-Q of the Company for such fiscal quarter is required to be filed under the rules and regulations of the SEC, giving effect to any extension available or granted thereunder for the filing of such form), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year;

(c) if during any fiscal month of the Company, Aggregate Availability is less than the greater of 15% of the Aggregate Commitment and $60,000,000 on any day in such fiscal month, then within thirty (30) days after the end of such fiscal month (other than the last month of each fiscal quarter), a summary income statement and balance sheet as of the end of such month;

(d) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company in substantially the form of Exhibit C (i) certifying, in the case of the financial statements delivered under clause (b), as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether to such Financial Officer’s knowledge a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) if the Aggregate Availability was less than the greater of 20% of the Aggregate Commitment and $80,000,000 at any time during the most recently ended fiscal quarter, setting forth reasonably detailed calculations of the Fixed Charge Coverage Ratio as of the last day of the most recently ended period of four fiscal quarters (provided that the Fixed Charge Coverage Ratio shall only be tested for compliance purposes during a FCCR Test Period), (iv) identifying all Material Subsidiaries, (v) indicating updates to Collateral disclosures to the extent required by any Security Agreement and (vi) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying in reasonable detail the material effect, if any, of such change on the financial statements accompanying such certificate;

(e) as soon as available but in any event no later than December 31 of each fiscal year of the Company, a copy of a projected income statement, balance sheet and statement of cash flows of the Company on a quarterly basis for the upcoming fiscal year;

(f) (i) as soon as available but in any event within thirty (30) days of the end of each calendar month (or, from and after the date on which Aggregate Availability is less than the greater of 15% of the Aggregate Commitment and $60,000,000 and until such subsequent date, if any, on which Aggregate Availability is greater than the greater of 15% of the Aggregate Commitment and $60,000,000 for a period of thirty (30) consecutive calendar days, within five (5) Business Days after the end of each calendar week), as of the period then ended, (ii) within five (5) Business Days following the sale, transfer or other disposition of any assets pursuant to Section 6.05(m), (n) or (p) (other than sales, transfers or other dispositions of less than $15,000,000 individually or in the aggregate) and (iii) at such other times as may be reasonably requested by the Administrative Agent in its Permitted Discretion, a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to each Borrowing Base as the Administrative Agent may reasonably request;

(g) as soon as available but in any event within thirty (30) days of the end of each calendar month, as of the period then ended, all delivered electronically in a text formatted file reasonably acceptable to the Administrative Agent:

(i) a detailed aging of each Loan Party’s Accounts, including all invoices aged by invoice date and due date (with an explanation of the payment terms offered), prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the name, address, and balance due for each Account Debtor;

(ii) a schedule detailing each Loan Party’s Inventory, in form satisfactory to the Administrative Agent, by location (showing Inventory in transit and any Inventory located with a third party under any consignment, bailee arrangement or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market;

(iii) a worksheet of calculations prepared by the Borrower Representative to determine Eligible Accounts and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the reason for such exclusion; and

(iv) a reconciliation of each Loan Party’s Accounts and Inventory between (A) the amounts shown in the Loan Parties’ general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above and (B) the amounts and dates shown in the reports delivered pursuant to clauses (i) and (ii) above and the Borrowing Base Certificate delivered pursuant to clause (f) above as of such date;

(h) as soon as available but in any event within thirty (30) days of the end of each calendar month and at such other times as may be requested by the Administrative Agent, as of the month then ended, a schedule and aging of the Loan Parties’ accounts payable, delivered electronically in a text formatted file acceptable to the Administrative Agent;

(i) as soon as available but in any event within thirty (30) days of the end of each fiscal year of the Company, and at such other times as may be requested by the Administrative Agent, an updated customer list for the Loan Parties, which list shall state the customer’s name, mailing address and phone number, delivered electronically in a text formatted file acceptable to the Administrative Agent and certified as true and correct by a Financial Officer of the Company;

(j) promptly upon the Administrative Agent’s request:

(i) copies of invoices issued by any Loan Party in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;

(ii) copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory or Equipment purchased by any Loan Party;

(iii) the Loan Parties’ sales journal, cash receipts journal (identifying trade and non-trade cash receipts) and debit memo/credit memo journal; and

(iv) a schedule detailing the balance of all intercompany accounts of the Loan Parties;

(k) (i) promptly upon issuance, copies of each annual and other return, report or valuation with respect to each existing, or hereafter adopted, Canadian Pension Plan as filed with any applicable Governmental Authority; (ii) promptly after receipt thereof, a copy of any direction or order or notice of any investigation that any Canadian Loan Party or any Subsidiary of any Canadian Loan Party may receive from any applicable Governmental Authority with respect to any Canadian Pension Plan, in each case that relates to financial matters (except with respect to routine claims for benefits by participants); (iii) notification within 30 days of the establishment of any new Canadian Pension Plan (excluding new

Canadian Defined Benefit Plans (which, other than existing plans that are assumed in connection with a Permitted Acquisition, are prohibited from being established pursuant to Section 6.12 without the consent of the Administrative Agent)) or Canadian Benefit Plan or the commencement of contributions to any such plan to which any Canadian Loan Party or any Subsidiary of any Canadian Loan Party was not contributing prior to the Effective Date or any increase after the Effective Date in the benefits provided under any Canadian Pension Plan or Canadian Benefit Plan, (iv) immediate notice of any voluntary or involuntary termination of, or participation in, a Canadian Pension Plan (excluding voluntary terminations or wind-ups of Canadian Defined Benefit Plans (which are prohibited from being voluntarily wound up or terminated pursuant to Section 6.12 without the consent of the Administrative Agent)) or a Canadian Benefit Plan, which could reasonably be expected to result in a Material Adverse Effect, and (v) prompt notice of any fact, situation or condition that exists or transaction that has occurred in connection with any Canadian Pension Plan or Canadian Benefit Plan that could reasonably be expected to have a Material Adverse Effect or that, to the knowledge of a Financial Officer of the Canadian Borrower, is likely to result in the incurrence by any Canadian Loan Party of any liability, fine or penalty that could reasonably be expected to result in a Material Adverse Effect; and

(l) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Borrower or any Restricted Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (acting through the Administrative Agent) may reasonably request.

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System; provided that the Company shall promptly notify (which may be by facsimile or electronic mail) the Administrative Agent of the filing of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies (which may be submitted electronically) of the compliance certificates required by clause (d) of this Section 5.01 to the Administrative Agent.

SECTION 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent, for distribution to the Lenders, written notice of the following within five (5) Business Days after any Financial Officer obtains knowledge thereof:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party that would reasonably be expected to result in a Material Adverse Effect;

(c) any loss, damage, or destruction to the Collateral in the amount of $25,000,000 or more, whether or not covered by insurance;

(d) any and all default notices received under or with respect to any leased location or public warehouse where Inventory and/or Equipment constituting Collateral with a value in excess of $10,000,000 is located;

(e) all amendments to the Term Loan Agreement, together with a copy of each such amendment;

(f) (i) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect or (ii) the occurrence of any of the following to the extent the same could reasonably be expected to result in a Material Adverse Effect: (A) the issuance by the Pensions Regulator of a Financial Support Direction or a Contribution Notice in relation to any Non-U.S. Pension Plan or a warning notice in respect thereof, (B) any amount is due to any Non-U.S. Pension Plan pursuant to Section 75 or 75A of the Pensions Act 1995 (U.K.) and/or (C) an amount becomes payable under Section 75 or 75A of the Pensions Act 1995 (U.K.);

(g) if, following the Effective Date, any Loan Party or any of its Subsidiaries or Affiliates (i) becomes (and is not at the Effective Date) an employer (for the purposes of Sections 38 to 51 of the Pensions Act 2004 (U.K.)) in respect of any U.K. DB Plan or becomes subject to any liability or contingent liability under Sections 75 or 75A of the Pensions Act 1995 (U.K.) or (ii) becomes (and is not at the Effective Date) such an employer in relation to any UK DB Plan which is not the Belden U.K. Pension Plan; the name of the relevant U.K. DB Plan and, upon further reasonable written request of the Administrative Agent, material and relevant details of that relevant U.K. DB Plan;

(h) (i) the occurrence of a Canadian Pension Termination Event that could reasonably be expected to result in a Material Adverse Effect; and (ii) receipt of any notice from, or any action of, FSCO, Office of the Superintendent of Financial Institutions or other Governmental Authority that that could lead to a Canadian Pension Termination Event that could reasonably be expected to result in a Material Adverse Effect; and

(i) any other development that results, or could reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. Each Loan Party will, and will cause each Restricted Subsidiaries to (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) except as would not reasonably be expected to result in a Material Adverse Effect, the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits necessary to the conduct of the business of the Loan Parties taken as a whole, and (b) maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except for such failures to maintain and preserve such authority in such jurisdictions which would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04. Payment of Taxes. Each Loan Party will, and will cause each Restricted Subsidiary to, pay or discharge all material Taxes before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and such Loan Party or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties. Each Loan Party will, and will cause each Restricted Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, except to the extent such failure could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. Books and Records; Inspection Rights. The Loan Parties will, and will cause each of their Restricted Subsidiaries to, keep in all material respects proper books of record and account in which full, true and correct entries in all material respects in conformity, in all material respects, with GAAP and applicable law are made of all material dealings and material transactions in relation to its business and activities. The Loan Parties will, and will cause each of the Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent, who may be accompanied by a Lender, upon no less than five (5) Business Days’ prior written notice (provided that no such prior written notice shall be required during the occurrence and continuance of an Event of Default), to visit and inspect its properties, to examine and make extracts from its books and records, environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers, all at such reasonable times and as often as reasonably requested; provided, that so long as no Event of Default has occurred and is continuing, the Loan Parties shall not be required to pay for any such inspection (but may be obligated reimburse the Administrative Agent for field exams and appraisals as provided in Sections 5.11 and 5.12 below). The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders. The Loan Parties and the Restricted Subsidiaries shall have no obligation to discuss or disclose to Administrative Agent, any Lender, or any of their officers, directors, employees or agents, materials protected by attorney-client privilege (including any attorney work product) and materials that the Loan Parties or any of the Restricted Subsidiaries may not disclose without violation of a confidentiality obligation binding upon it.

SECTION 5.07. Compliance with Laws and Material Contractual Obligations. Each Loan Party will, and will cause each Restricted Subsidiary to, (i) comply with all Requirements of Law applicable to it or its property (including without limitation applicable Environmental Laws) and (ii) perform in all material respects its obligations under material agreements to which it is a party, except, in each case for clauses (i) and (ii) above, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Each Loan Party will maintain in effect and enforce policies and procedures designed to ensure compliance by such Loan Party, its Restricted Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions in all material respects.

SECTION 5.08. Use of Proceeds. The proceeds of the Loans and the Letters of Credit will be used only to refinance existing Indebtedness, to finance the working capital needs, for payment of capital expenditures, for making Investments (including Permitted Acquisitions), for payment of Indebtedness, for making Restricted Payments, for payment of fees and expenses associated with the Loan Documents, and for general corporate and similar purposes, in each case, of the Company and its Subsidiaries. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. The Borrowers (or the Borrower Representative on their behalf) will not request any Borrowing or Letter of Credit, and the Borrowers shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents acting for them in connection with the Transactions shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country in violation of any Requirement of Law, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.09. Insurance. Each Loan Party will, and will cause each Restricted Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company (a) insurance in such amounts and against such risks (including, without limitation: loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents. The Borrowers will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.10. Casualty and Condemnation. The Borrowers will (a) furnish to the Administrative Agent and the Lenders prompt written notice upon obtaining knowledge of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

SECTION 5.11. Appraisals. At any time that the Administrative Agent requests, each Loan Party will permit the Administrative Agent to conduct appraisals or updates thereof of their Inventory, Equipment and Eligible Real Property with an appraiser engaged by the Administrative Agent, such appraisals and updates to include, without limitation, information required by any applicable Requirement of Law and to be conducted with reasonable prior notice and during normal business hours. Only one (1) such Inventory appraisal per calendar year shall be at the sole expense of the Loan Parties; provided that (i) two (2) such Inventory appraisals per calendar year shall be at the sole expense of the Loan Parties if the Aggregate Availability is less than the greater of 15% of the Aggregate Commitment and $60,000,000 at the time the second such appraisal is initiated and (ii) during the occurrence and continuance of an Event of Default, there shall be no limitation on the number or frequency of appraisals that shall be at the sole expense of the Loan Parties. Notwithstanding the foregoing, additional appraisals of Equipment or Eligible Real Property shall not be required unless initiated at a time when an Event of Default has occurred and is continuing; provided that (i) not more than one (1) time per calendar year, the Loan Parties may, in their sole discretion and expense, request that the Administrative Agent order an appraisal of specified Equipment and/or Eligible Real Property being newly added to any Borrowing Base by an appraiser selected and engaged by the Administrative Agent to determine the increase to the applicable PP&E Component after the inclusion of such specified Equipment and/or real estate, (ii) not more than two (2) times during the term of this Agreement, the Loan Parties may, in their sole discretion and expense, request that the Administrative Agent order updated appraisals of all Equipment and Eligible Real Property from an appraiser selected and engaged by the Administrative Agent to redetermine the PP&E Components based on such appraisals (which redetermination may result in the increase or decrease of the PP&E Components) and (iii) in connection with any Permitted Acquisition (and without limitation as to the number of such Acquisitions), the Loan Parties may, in their sole discretion and expense, request that the Administrative Agent order appraisals on any acquired Equipment and/or real estate in order to include such assets in the PP&E Components. All appraisals of Equipment and real property shall be at the sole expense of the Loan Parties.

SECTION 5.12. Field Examinations. At any time that the Administrative Agent requests, each Loan Party will, and will cause each Restricted Subsidiary to, permit, upon reasonable prior notice and during normal business hours, the Administrative Agent to conduct a field examination to ensure adequacy of Collateral included in the Borrowing Bases and related reporting and control systems. For purposes of this Section 5.12, it is understood and agreed that a single field examination may consist of examinations conducted at multiple relevant sites and involve one or more relevant Loan Parties and their assets. Only one (1) such field examinations per calendar year shall be at the sole expense of the Loan Parties; provided that (i) two (2) such field examinations per calendar year shall be at the sole expense of the Loan Parties if the Aggregate Availability is less than the greater of 15% of the Aggregate Commitment and $60,000,000 at the time the second such field examination is initiated and (ii) during the occurrence and continuance of an Event of Default, there shall be no limitation on the number or frequency of field examinations that shall be at the sole expense of the Loan Parties.

SECTION 5.13. Financial Assistance. Each Foreign Loan Party and its Restricted Subsidiaries shall comply in all material respects with applicable legislation governing financial assistance and/or capital maintenance, including Sections 678-679 of the Companies Act 2006 (U.K.), as amended, or any equivalent and applicable provisions under the laws of the jurisdiction of organization of each Foreign Loan Party, including in relation to the execution of the Collateral Documents of each Foreign Loan Party and payments of amounts due under this Agreement.

SECTION 5.14. Additional Collateral; Further Assurances. (a) Subject to applicable Requirements of Law, as promptly as possible but in any event within thirty (30) days (or such later date as may be agreed upon by the Administrative Agent) after any Person qualifies as one of the Company’s wholly-owned Material Domestic Restricted Subsidiaries (other than Excluded Subsidiaries), each Loan Party will cause such Person to become a Loan Party by executing a Joinder Agreement, such Joinder Agreement to be accompanied by appropriate corporate resolutions, other corporate organizational and authorization documentation and legal opinions in form and substance reasonably satisfactory to the Administrative Agent, whereupon it shall guarantee repayment of all Secured Obligations. Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Secured Parties, in order to secure repayment of all of the Secured Obligations in substantially all assets of such Loan Party (other than any Excluded Assets).

(b) Subject to applicable Requirements of Law, to secure the prompt payment and performance of all of the Foreign Secured Obligations, as promptly as possible but in any event within thirty (30) days (or such later date as may be agreed upon by the Administrative Agent) after any Person qualifies as one of the Foreign Loan Parties’ Material Foreign Restricted Subsidiaries, each Loan Party will cause such Person to become a Foreign Loan Party by executing a Joinder Agreement, such Joinder Agreement to be accompanied by appropriate corporate resolutions, other corporate organizational and authorization documentation and legal opinions in form and substance reasonably satisfactory to the Administrative Agent, whereupon it shall guarantee repayment of all Foreign Secured Obligations (subject, in the case of a German Loan Party, to the German Guaranty Limitations). Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent, the Lenders and the other Secured Parties, in substantially all assets of such Loan Party (other than Excluded Assets), but with due regard to customary exclusions in the each relevant jurisdiction.

(c) If, at any time after the Effective Date any Subsidiary of the Company that is not a Loan Party shall become party to a guaranty of, or grant a Lien on any assets to secure, the Term Loan Obligations, any Junior Secured Indebtedness, any Subordinated Indebtedness or any other Material Indebtedness of the Company or a Domestic Loan Party, the Company shall promptly notify the Administrative Agent thereof and, within ten (10) days thereof (or such later date as may be agreed upon by the Administrative Agent) cause such Subsidiary to comply with Section 5.14(a) and (b) (but without giving effect to the 30-day grace periods provided therein).

(d) The Borrower Representative may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing and, in the case of designating any Restricted Subsidiary as an Unrestricted Subsidiary, the Loan Parties shall have satisfied the Payment Condition at the time of such designation, (ii) no Borrower may be designated as an Unrestricted Subsidiary, (iii) no Unrestricted Subsidiary shall hold any Indebtedness of, or any Lien on any property of, any Borrower or any Restricted Subsidiary (other than to the extent permitted under Article VI hereof), (iv) the holder of any Indebtedness of any Unrestricted Subsidiary shall not have any recourse to any Borrower or their respective Restricted Subsidiaries with respect to such Indebtedness, (v) no Unrestricted Subsidiary shall be a party to any transaction or arrangement with any Borrower or their respective Restricted Subsidiaries that would not be permitted by Section 6.09, (vi) any Subsidiary that guarantees Material Indebtedness of any Loan Party shall not be an Unrestricted Subsidiary and (vii) none of the Borrowers or any of their respective Restricted Subsidiaries shall have any obligation to subscribe for additional Equity Interests of any Unrestricted Subsidiary or to preserve or maintain the financial condition of any Unrestricted Subsidiary (other than to the extent permitted under Article VI here).

(e) Without limiting the foregoing, each Loan Party will, and will cause each Restricted Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by any Requirement of Law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all in form and substance reasonably satisfactory to the Administrative Agent and all at the expense of the Loan Parties.

(f) If any material assets (other than Excluded Assets or other assets not required to be Collateral) are acquired by any Loan Party after the Effective Date (other than assets constituting Collateral under the applicable Collateral Documents that become subject to the Lien granted by the Domestic Loan Parties in favor of the Administrative Agent in support of all of the Secured Obligations or the Lien granted by the Foreign Loan Parties in favor of the Administrative Agent in support of the Secured Obligation, Foreign Secured Obligations or German Secured Obligations, as applicable, in each case, upon acquisition thereof), the Borrower Representative will promptly (i) notify the Administrative Agent thereof and, if requested by the Administrative Agent or the Required Lenders, cause such assets to be subjected to a Lien securing the Secured Obligations, the Foreign Secured Obligations or the German Secured Obligations, as applicable, and (ii) take such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (g) of this Section, all at the expense of the Loan Parties. Notwithstanding the foregoing, no Loan Party shall be obligated to grant any Lien over additional real property unless such Loan Party desires to include such real property in any Borrowing Base.

(g) Notwithstanding the foregoing, the parties hereto acknowledge and agree that (i) in circumstances where the Administrative Agent reasonably determines that the cost or effort of obtaining or perfecting a security interest in any asset that constitutes Collateral is excessive in relation to the benefit afforded to the Secured Parties thereby, the Administrative Agent may exclude such Collateral from the creation and perfection requirements set forth in this Agreement and the other Loan Documents, (ii) the Administrative Agent may grant extensions of time for the creation or perfection of Liens in particular property (including extensions of time beyond the Effective Date) where it determines that such creation or perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or any other Loan Document, (iii) no Loan Party shall be required to take any actions outside of the jurisdiction of formation of any of the other Loan Parties to create or perfect local law security in any Collateral (but may be required to take such actions in order to include certain types of Collateral in the Borrowing Bases) and (iv) the Loan Parties shall not be required to take any action to create or perfect a security interest under non-U.S. law in any Term Loan Priority Collateral to secure the Secured Obligations of the Domestic Loan Parties that is not also being taken in support of the Term Loan Obligations.

(h) Notwithstanding the foregoing, to the extent any new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to a Permitted Acquisition, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction, such new Subsidiary shall not be required to take the actions set forth in Section 5.14(a) or (b), as applicable, until the consummation of such Permitted Acquisition (at which time, the surviving entity of the respective merger transaction shall be required to so comply with Section 5.14(a) or (b), as applicable, within ten (10) Business Days of the consummation of such Permitted Acquisition, as such time period may be extended by the Administrative Agent in its sole discretion).

SECTION 5.15. Transfer of Accounts of European Loan Parties.

(a) At any time during a Cash Dominion Period, at the request of the Administrative Agent in its sole discretion, the European Loan Parties shall (i) either (x) promptly cause all of their Collection Accounts (each an “Existing Collection Account”) to be transferred to the name of the Administrative Agent or (ii) to the extent such Existing Collection Accounts cannot be transferred to the Administrative Agent, promptly open new Collection Accounts with (and, at the discretion of the Administrative Agent, in the name of) the Administrative Agent (such new bank accounts being Collection Accounts under and for the purposes of this Agreement), and (b) if new Collection Accounts have been established pursuant to this Section (each a “New Collection Account”), ensure that all cash, checks or other similar payments relating to or constituting payments made in respect of Receivables owing to them will promptly be re-directed to the New Collection Accounts. Until all collections have been redirected to the New Collection Accounts, each European Loan Party shall cause all amounts on deposit in any Existing Collection Account to be transferred to a New Collection Account at the end of each Business Day, provided that if any such European Loan Party does not instruct such re-direction or transfer, each of them hereby authorizes the Administrative Agent to give such instructions on their behalf to the applicable Account Debtors and/or the account bank holding such Existing Collection Account (as applicable).

(b) At any time during a Cash Dominion Period, at the request of the Administrative Agent in its sole discretion, each European Loan Party agrees that if any of its Account Debtors have not previously received notice of the security interest of the Administrative Agent over its Accounts, it shall promptly give notice to such Account Debtors and if any such European Loan Party does not serve such notice, each of them hereby authorizes the Administrative Agent to serve such notice on their behalf.

SECTION 5.16. European Cash Management.

(a) Each European Loan Party will ensure that all cash, checks or other similar payments relating to or constituting payments made in respect of Receivables owing to such European Loan Party are deposited (whether directly or indirectly) into Collection Accounts only containing payments owing to such European Loan Party, in a manner that is reasonably satisfactory to the Administrative Agent.

(b) The Administrative Agent shall be given sufficient access to the Collection Accounts to ensure that the Administrative Agent shall be able to apply funds credited to any Collection Account in its sole discretion during a Cash Dominion Period pursuant to Section 2.10(b) hereof.

(c) Each European Loan Party shall ensure that each Collection Account is subject to a Deposit Account Control Agreement or any other arrangement (including, but not limited to, a notice and acknowledgment arrangement) with similar effect, which, with respect to any Collection Account of any U.K. Loan Party, shall ensure that such Collection Accounts are blocked and under the sole control of the Administrative Agent.

ARTICLE VI

Negative Covenants

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document shall have been paid in full and all Letters of Credit shall have expired or terminated or been cash collateralized pursuant to arrangements reasonably satisfactory to the Administrative Agent (which may include a backstop letter of credit issued by an issuer, and in form and substance reasonably satisfactory to the Administrative Agent), in each case without any pending draw, and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 6.01. Indebtedness. No Loan Party will, nor will it permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) the Secured Obligations;

(b) the Term Loan Obligations subject to the Intercreditor Agreement, and all extensions, renewals, refinancings or replacements thereof (including Refinancing Term Loans or Refinancing Notes, each as defined in the Term Loan Agreement); provided, that any such extended, renewed, refinanced or replaced Indebtedness shall be unsecured or, if secured, subject to the Intercreditor Agreement or a Junior Lien Intercreditor Agreement, as appropriate;

(c) (i) Swap Agreement Obligations permitted under Section 6.07 and (ii) cash management obligations and other Indebtedness in respect of netting services, overdraft protection and similar agreements, in each case, in connection with cash management and deposit accounts;

(d) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals, refinancings and replacements of any such Indebtedness in accordance with clause (i) hereof;

(e) Indebtedness of the Company or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness; provided that the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $50,000,000 at any time outstanding;

(f) Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary or assets were acquired from such Person in connection with an Investment permitted pursuant to Section 6.04, to the extent that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or the acquisition of such assets and (ii) neither the Company nor any Restricted Subsidiary thereof (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness;

(g) Guarantees by the Company of Indebtedness of any Restricted Subsidiary and by any Restricted Subsidiary of Indebtedness of the Company or any other Restricted Subsidiary; provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by a Loan Party of Indebtedness of any Restricted Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) if the Indebtedness so Guaranteed is subordinated to the Secured Obligations then said Guarantee shall be subordinated on the same terms;

(h) Indebtedness of the Company to any Restricted Subsidiary and of any Restricted Subsidiary to the Company or any other Restricted Subsidiary; provided that (i) Indebtedness of any Restricted Subsidiary that is not a Loan Party to the Company or any other Restricted Subsidiary that is a Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of any Loan Party to any Restricted Subsidiary that is not a Loan Party shall, in each case, be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(i) (i) Indebtedness which represents extensions, renewals, refinancing or replacements (such Indebtedness being so extended, renewed, refinanced or replaced being referred to herein as the “Refinance Indebtedness”) of any of the Indebtedness described in clauses (d), (f), (q) and (r) hereof (such Indebtedness being referred to herein as the “Original Indebtedness”); provided that (i) such Refinance Indebtedness does not increase the principal amount of the Original Indebtedness (other than (x) for premiums, penalties, discounts, accrued and unpaid interest, interest paid in kind, unused commitments thereunder and fees, costs and expenses associated therewith and (y) to the extent additional debt may be incurred pursuant to another relevant clause of this Section), (ii) such Refinance Indebtedness does not result in a shortening of the average weighted maturity of such Original Indebtedness, and (iii) if such Original Indebtedness was subordinated in right of payment or Liens to the Obligations, then the terms and conditions of such Refinance Indebtedness include subordination terms and conditions that are materially not less favorable to the Administrative Agent and the Lenders as those that were applicable to such Original Indebtedness;

(j) Indebtedness under bids, trade contracts (other than for debt for borrowed money), leases (other than capital leases creating Capital Lease Obligations), statutory obligations, surety, bid, stay, customs and appeal bonds, performance, performance and completion and return of money bonds, government contracts, financial assurances and completion guarantees and similar obligations in respect of workers’ compensation claims, health, disability or other employee benefits, property, casualty or liability insurance claims, in each case provided or incurred in the ordinary course of business (including those incurred to secure health, safety and environmental obligations);

(k) Indebtedness of the Company or any Restricted Subsidiary as an account party in respect of trade letters of credit, performance letters of credit, documentary letters of credit or similar instruments;

(l) Indebtedness arising from agreements providing for indemnification or adjustment of purchase price or similar obligations, in each case incurred in connection with the disposition of any business, assets or Equity Interest to the extent permitted under this Agreement;

(m) Indebtedness of Foreign Subsidiaries; provided that, the aggregate outstanding principal amount of Indebtedness permitted pursuant to this clause (m) (excluding any intercompany Indebtedness of such Foreign Subsidiaries otherwise permitted hereunder), together with the aggregate outstanding principal amount of Indebtedness permitted pursuant to clause (n) below), shall not collectively exceed $100,000,000 at any time;

(n) Indebtedness of the Company or any Restricted Subsidiary secured by a Lien on any asset of the Company or any Restricted Subsidiary not constituting Collateral; provided that, the aggregate outstanding principal amount of Indebtedness permitted pursuant to this clause (n), together with the aggregate outstanding principal amount of Indebtedness permitted pursuant to clause (m) above (excluding any intercompany Indebtedness of such Foreign Subsidiaries otherwise permitted hereunder), shall not collectively exceed $100,000,000 at any time;

(o) Indebtedness consisting of promissory notes issued to current or former officers, directors and employees (or their respective family members, estates or trusts or other entities for the benefit of any of the foregoing) of the Company or its Restricted Subsidiaries to purchase or redeem Equity Interests or options of the Company; provided that the aggregate principal amount of all such Indebtedness shall not exceed $2,000,000 at any time outstanding;

(p) any other unsecured Indebtedness (whether or not of a type described in the other paragraphs of this Section 6.01); provided that, both immediately before and after giving pro forma effect to any such Indebtedness incurred pursuant to this clause (p), (i) no Default or Event of Default shall have occurred and be continuing, and (ii) the Total Net Leverage Ratio, computed on a Pro Forma Basis for the period of four consecutive fiscal quarters ended on the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01, shall not exceed 5.0 to 1.0;

(q) Junior Secured Indebtedness of the Company and its Restricted Subsidiaries; provided, that in the case of each incurrence of such Indebtedness, (i) no Event of Default shall have occurred and be continuing or would be caused by the incurrence of such Indebtedness, (ii) the Administrative Agent shall have received satisfactory written evidence that the Company has (A) a Junior Secured Net Leverage Ratio less than or equal to 4.00 to 1.00 and (B) a Total Net Leverage Ratio less than or equal to 5.00 to 1.00, in each case on a Pro Forma Basis after giving effect to the issuance of any such Indebtedness, (iii) such Indebtedness is subject to a Junior Lien Intercreditor Agreement and (iv) such Indebtedness is not guaranteed by any Domestic Subsidiary that is not a Loan Party;

(r) Indebtedness of the Company and its Restricted Subsidiaries pursuant to the Existing Subordinated Notes;

(s) earn-outs in a maximum amount due and payable not to exceed (i) $25,000,000 in respect of any Permitted Acquisition and (ii) $100,000,000 in respect of all Permitted Acquisitions during the term of this Agreement; provided that no earn-outs in connection with a Permitted Acquisition shall be subject to such limitations to the extent that (A) such earn-outs are not payable, by their terms, during such times as the Loan Documents remain in effect or (B) such earn-outs by their terms are subordinated to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent;

(t) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(u) Sale and Leaseback Transactions permitted by Section 6.06; and

(v) Indebtedness (if any) arising in connection with the Permitted Factoring Transaction in the event that the sales thereunder were to be recharacterized as loans.

For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (v) above, the Company and the Restricted Subsidiaries, in their sole discretion, will be permitted to divide and classify such item of Indebtedness (or any portion thereof) on the date of incurrence, and at any time and from time to time may later reclassify all or any portion of any item of Indebtedness as having been incurred under any category of permitted Indebtedness described in clause (a) through (v) above so long as such Indebtedness is permitted to be incurred pursuant to such provision at the time of reclassification.

SECTION 6.02. Liens. No Loan Party will, nor will it permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a) Liens created pursuant to any Loan Document;

(b) Liens securing Indebtedness under Section 6.01(b) and (c) created pursuant to any Term Loan Document (or document evidencing such Refinancing Term Loans or such Refinancing Notes); provided that (i) such Liens are subject to an Intercreditor Agreement providing that, other than with respect to the Term Loan Priority Collateral, such Liens are subordinated to the Liens securing the Secured Obligations in accordance with the terms of such Intercreditor Agreement and (ii) such Liens are only on the assets of the Domestic Loan Parties and the Canadian ULCs;

(c) Liens in existence on the Effective Date and described on Schedule 6.02, and the replacement, renewal or extension thereof (including Liens incurred, assumed or suffered to exist in connection with any refinancing, refunding, renewal or extension of Indebtedness pursuant to Section 6.01(d) (solely to the extent that such Liens were in existence on the Effective Date and described on Schedule 6.02)); provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Effective Date, except for products and proceeds of the foregoing;

(d) Liens securing Indebtedness permitted under Section 6.01(e); provided that (i) such Liens do not at any time encumber any property other than the Property financed by such Indebtedness (provided, that multiple properties financed by the same capital provider may be cross collateralized), (ii) the amount of Indebtedness secured thereby is not increased (other than by accrued interest, fees, costs and expenses) and (iii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original price for the purchase, repair improvement or lease amount (as applicable) of such Property at the time of purchase, repair, improvement or lease (as applicable) plus fees, costs and expenses associated therewith;

(e) Permitted Encumbrances;

(f) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Loan Party or Restricted Subsidiary after the date hereof prior to the time such Person becomes a Loan Party or Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party or a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Loan Party or Restricted Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(g) Liens securing Indebtedness incurred pursuant to Sections 6.01(m) and (n); provided, that such Liens do not extend to, or encumber, assets that constitute Collateral;

(h) Liens securing Junior Secured Indebtedness incurred pursuant to Section 6.01(p) subject to a Second Lien Intercreditor Agreement;

(i) Liens incurred in connection with any transfer of an interest in accounts or notes receivable and related assets as part of a Permitted Factoring Transaction in the event that the sales thereunder were to be recharacterized as loans secured by such assets;

(j) (i) any Lien arising under the general terms and conditions of banks or Sparkassen (Allgemeine Geschäftsbedingungen der Banken oder Sparkassen) with whom any Subsidiary incorporated in Germany maintains a banking relationship in the ordinary course of business and (ii) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(k) any Lien arising under any retention of title or conditional sale arrangement or arrangement having a similar effect in respect of goods supplied to a Restricted Subsidiary in the ordinary course of business;

(l) Liens arising out of Sale and Leaseback Transactions permitted by Section 6.06;

(m) Liens granted to secure payment of the Refinance Indebtedness permitted pursuant to Section 6.01(i); provided that such Lien shall not apply to any other property or asset of the Company or such Restricted Subsidiary than the assets securing the Original Indebtedness; and

(n) Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of the Company or another Loan Party in respect of Indebtedness owed by such Restricted Subsidiary.

SECTION 6.03. Fundamental Changes. (a) No Loan Party will, nor will it permit any Restricted Subsidiary to, merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or amalgamate or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Restricted Subsidiary of any Borrower may merge into or amalgamate with a Borrower in a transaction in which such Borrower is the surviving entity, (ii) any Loan Party (other than a Borrower) may merge into or amalgamate with any other Loan Party (other than a Borrower) in a transaction in which the surviving entity is a Loan Party, (iii) any Loan Party (other than a Borrower) may merge into or amalgamate with any Restricted Subsidiary (other than a Loan Party) in a transaction in which the surviving entity is such Loan Party, (iv) any Restricted Subsidiary (other than a Loan Party) may merge into or amalgamate with any Loan Party in a transaction in which the surviving entity is a Loan Party, (v) any Restricted Subsidiary (other than a Loan Party) may merge into or amalgamate with any other Restricted Subsidiary (other than a Loan Party), (vi) any Borrower may merge into or amalgamate with any other Borrower with the same country of domicile, (viii) any Person may merge into (or amalgamate with) the Company or any of its Subsidiaries in connection with a Permitted Acquisition; provided that (x) in the case of a merger or amalgamation involving the Company, a Borrower or another Loan Party, the continuing or surviving Person shall be the Company, the Borrower or such Loan Party (or will become a Loan Party concurrently therewith) and (y) otherwise the continuing or surviving Person shall be a wholly-owned Subsidiary of the Company, and (viii) any Restricted Subsidiary that is not a Borrower may liquidate or dissolve if the Borrower which owns such Subsidiary determines in good faith that such liquidation or dissolution is in the best interests of such Borrower and is not materially disadvantageous to the Lenders.

(b) No Loan Party will, nor will it permit any Restricted Subsidiary to, engage in any business other than the business conducted by the Company and its Restricted Subsidiaries as of the Effective Date and business activities reasonably related or ancillary thereto.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Restricted Subsidiary to, purchase, hold or acquire (including pursuant to any merger or amalgamation with any Person that was not a Loan Party and a wholly owned Restricted Subsidiary prior to such merger or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of (including any option, warrant or other right to acquire any of the foregoing), make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any other investment in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger, amalgamation or otherwise) (each such transaction, an “Investment”), except:

(a) (i) Investments in existence on the date hereof and described in Schedule 6.04 and (ii) Investments existing on the Effective Date in Restricted Subsidiaries existing on the Effective Date;

(b) Investments (including Guarantees) by (i) any Loan Party in or to any other Loan Party, (ii) any Restricted Subsidiary that is not a Loan Party in or to any Loan Party or in or to any other Restricted Subsidiary that is not a Loan Party, and (iii) any Loan Party in or to any Restricted Subsidiary that is not a Loan Party; provided that (A) any such Investments in the form of Equity Interests or Indebtedness held by a Loan Party shall be pledged pursuant to the Collateral Documents (subject to the limitations and exclusions herein and therein) and (B) the aggregate amount of Investments by Loan Parties in or to Restricted Subsidiaries that are not Loan Parties pursuant to clause (iii) above shall not exceed $25,000,000 at any time outstanding (provided, that, for the avoidance of doubt, such Investments may be made in an unlimited amount pursuant to clause (p) below subject to satisfaction of the conditions therein);

(c) Investments in cash and Permitted Investments;

(d) Investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”;

(e) Investments in the form of Swap Agreements permitted by Section 6.07;

(f) purchases of assets in the ordinary course of business (which, for the avoidance of doubt, shall exclude Acquisitions);

(g) loans or advances to employees, directors or officers in the ordinary course of business up to a maximum of $4,000,000 in the aggregate at any one time outstanding;

(h) Investments in the form of Restricted Payments permitted pursuant to Section 6.08;

(i) Guarantees permitted by Section 6.01 (subject, in the case of intercompany guarantees, to clause (b) above);

(j) Investments in (i) Unrestricted Subsidiaries and (ii) joint ventures and other minority-owned Persons; provided, that the aggregate amount of all such Investments shall not at any time exceed $25,000,000;

(k) (i) endorsements for collection or deposit in the ordinary course of business consistent with past practice, (ii) extensions of trade credit (other than to Affiliates of the Company) arising or acquired in the ordinary course of business, and (iii) receivables owing to the Company or any of its Restricted Subsidiaries and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(l) notes payable, or stock or other securities issued by Account Debtors to a Loan Party or Restricted Subsidiary pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;

(m) Investments in the form of loans made by a Loan Party to a Restricted Subsidiary that is not a Loan Party in connection with a Permitted Acquisition solely for the purpose of transferring the purchase price consideration therefor from such Loan Party to such Restricted Subsidiary, which purchase price consideration shall be paid to the applicable seller or returned to the assigning Loan Party within ten (10) Business Days of transfer to such Restricted Subsidiary; provided, that if such Permitted Acquisition closes, then the foregoing shall not apply to such purchase price consideration that is escrowed pursuant to an escrow agreement to which the Restricted Subsidiary and the applicable seller are a party;

(n) Investments of any Person existing at the time such Person becomes a Restricted Subsidiary or consolidates, merges or amalgamates with the Company or any of the Restricted Subsidiaries (including in connection with a Permitted Acquisition) so long as such Investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such consolidation, merger or amalgamation;

(o) Investments received in connection with the disposition of assets permitted by Section 6.05;

(p) any other Investments (including Acquisitions) whether or not of a type described above; provided that, (i) both immediately before and immediately after giving pro forma effect to any such Investment pursuant to this clause (p), no Event of Default shall have occurred and be continuing and the Payment Condition shall be satisfied with respect to such Investment and (ii) any Acquisitions made pursuant to this clause (p) must constitute a Permitted Acquisition; and

(q) other Investments (whether or not of a type described above) not to exceed $25,000,000 in the aggregate at any time.

For purposes of determining compliance with this Section 6.04, in the event that an Investment (or any portion thereof) meets the criteria of more than one of the categories of permitted Investments described in clauses (a) through (q) above, the Company and the Restricted Subsidiaries, in their sole discretion, will be permitted to divide and classify such Investment (or any portion thereof) on the date of incurrence, and at any time and from time to time may later reclassify all or any portion of any Investment as having been incurred under any category of permitted Investments described in clauses (a) through (q) above so long as such Investment is permitted to be incurred pursuant to such provision at the time of reclassification. For the avoidance of doubt, an Investment entered into in reliance on clause (p) above that was permitted at the time entered into shall continue to be permitted under such clause notwithstanding any failure to satisfy the Payment Condition (or any other condition in such clause) at a later date with respect to any subsequent Investment.

For purposes of determining the amount of any Investment outstanding, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired (without adjustment for subsequent increases or decreases in the value of such Investment) less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested.

SECTION 6.05. Asset Sales. No Loan Party will, nor will it permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will any Loan Party permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than to the Company or another Restricted Subsidiary in compliance with Section 6.04), except:

(a) the sale of obsolete, worn-out or surplus assets no longer used or usable in the business of the Company or any of its Restricted Subsidiaries;

(b) sales or other issuances of Equity Interests of the Company;

(c) sales, transfers and dispositions of assets to the Company or any Restricted Subsidiary, provided that, if any such sales, transfers or dispositions are made by a Loan Party to a Restricted Subsidiary that is not a Loan Party, either (i) such sales, transfers or dispositions shall be made in compliance with Section 6.09 (without giving effect to clause (ii) thereof) or (ii) both immediately before and immediately after giving pro forma effect to such sales, transfers or dispositions, no Event of Default shall have occurred and be continuing and the Payment Condition shall be satisfied;

(d) the sale of Inventory in the ordinary course of business;

(e) sales, transfers and dispositions of Accounts in connection with the compromise, settlement or collection thereof;

(f) the disposition of any Swap Agreement;

(g) dispositions of cash in the ordinary course of business and sales, transfers and dispositions constituting Permitted Investments and other Investments permitted by Section 6.04;

(h) non-exclusive licenses and sublicenses of intellectual property rights in the ordinary course of business not interfering, individually or in the aggregate, in any material respect with the conduct of the business of the Company and its Restricted Subsidiaries;

(i) leases, subleases, licenses or sublicenses of real or personal property not constituting Collateral reported by the Borrowers as included in any Borrowing Base in the most recent Borrowing Base Certificate that are granted by the Company or any of its Restricted Subsidiaries to others in the ordinary course of business not detracting from the value of such real or personal property or interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries; provided that, if requested by the Administrative Agent and customary in the jurisdiction where such property is located, any such leases, subleases, licenses or sublicenses of any Eligible Real Property shall be subordinate to the applicable Mortgage, if any, encumbering such Eligible Real Property and, if reasonably required by the Administrative Agent, the lessee, sublessee, licensee or sublicensee shall execute a subordination agreement in form and substance reasonably acceptable to the Administrative Agent;

(j) dispositions, liquidations and dissolutions in connection with transactions permitted by Section 6.03;

(k) any Restricted Payment permitted pursuant to Section 6.08;

(l) dispositions resulting from any casualty or other damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Company or any Restricted Subsidiary;

(m) Sale and Leaseback Transactions permitted by Section 6.06;

(n) so long as no Event of Default is continuing or would result therefrom, sales, transfers or dispositions of non-strategic assets acquired as part of a Permitted Acquisition which are sold for fair market value payable in cash upon such sale;

(o) the sale or transfer of any interest in accounts or notes receivable and related assets as part of a Permitted Factoring Transaction; and

(p) sales, transfers and other dispositions of assets (other than Equity Interests in a Restricted Subsidiary unless all Equity Interests in such Restricted Subsidiary are sold) that are not permitted by any other paragraph of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (p) shall not exceed 10% of Total Assets during any fiscal year of the Company (determined as of the last day of the most recent fiscal year for which financial statements have been delivered pursuant to Section 5.01(a) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a), the most recent financial statements referred to in Section 3.04(a)); provided that any such sales, transfers, leases and other dispositions permitted by this clause (p) resulting in Net Proceeds in excess of $10,000,000 shall be made for fair value and for at least 75% cash consideration.

SECTION 6.06. Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”), except for any such sale of any fixed or capital assets by the Company or any Restricted Subsidiary that does not constitute Collateral reported by the Borrowers as included in any Borrowing Base in the most recent Borrowing Base Certificate and that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset.

SECTION 6.07. Swap Agreements. No Loan Party will, nor will it permit any Restricted Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Company or any Restricted Subsidiary has actual exposure (other than those in respect of Equity Interests of the Company or any Restricted Subsidiary), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Restricted Subsidiary.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness.

(a) No Loan Party will, nor will it permit any Restricted Subsidiary to, make, directly or indirectly, any Restricted Payment, except:

(i) the Company or any Restricted Subsidiary may pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock;

(ii) Restricted Subsidiaries may pay dividends ratably with respect to their Equity Interests (whether in cash, in kind or constituting additional Equity Interests);

(iii) the Company and the Restricted Subsidiaries may make Restricted Payments pursuant to and in accordance with stock plans, equity award plans or other benefit plans for management, directors or employees of the Company and the Restricted Subsidiaries (including, without limitation, non-cash repurchases of Equity Interests deemed to occur upon the exercise of equity awards if such Equity Interests represent a portion of the purchase price therefor);

(iv) the Company may pay cash dividends in accordance with the Company’s historical dividend policy in an aggregate amount not to exceed $12,000,000 per fiscal year; provided that no Event of Default shall have occurred and be continuing or result therefrom;

(v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former officer, director, employee, consultant or agent of the Company or any of its Restricted Subsidiaries (or heirs or other permitted transferees thereof) upon death, disability, retirement, severance or termination of employment or service or in connection with a stock plan or agreement, employment agreement, shareholders agreement, or similar agreement, plan or arrangement, including amendments thereto; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests pursuant to this clause (v) may not exceed $5,000,000 in any fiscal year, with unused amounts being available to be used in any later fiscal year;

(vi) the Company and the Restricted Subsidiaries may make cash payments in lieu of fractional shares; and

(vii) the Company may declare or make, or agree to pay or make, directly or indirectly, any other Restricted Payments (whether or not of a type described in the other paragraphs of this Section 6.08) so long as, both immediately before and after giving pro forma effect to such Restricted Payment (x) no Default or Event of Default shall have occurred and be continuing and (y) the Payment Condition shall be satisfied with respect to such Restricted Payments.

(b) No Loan Party will, nor will it permit any Restricted Subsidiary to, make, directly or indirectly, any voluntary prepayment or other voluntary distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any voluntary prepayment or other voluntary distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i) payment of Indebtedness created under the Loan Documents;

(ii) payment of Indebtedness created under the Term Loan Documents;

(iii) refinancings of Indebtedness to the extent permitted by Section 6.01;

(iv) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by the terms of Section 6.05;

(v) so long as no Event of Default has occurred and is continuing (unless the Administrative Agent otherwise consents), payment of intercompany Indebtedness; and

(vi) any other payments or distributions in respect of any Indebtedness, so long as, immediately before and after giving effect to such payment or distribution, (x) no Event of Default shall have occurred and be continuing and (y) the Loan Parties shall have satisfied the Payment Condition with respect to such payment or distribution;

provided, however, that no such payment or distribution shall be made in respect of the Term Loan Obligations or any Junior Secured Indebtedness in violation of the Intercreditor Agreement or in respect of any Subordinated Indebtedness in violation of the subordination provisions applicable thereto.

SECTION 6.09. Transactions with Affiliates. The Loan Parties will not, and will not permit any of the Restricted Subsidiaries to, enter into any transaction or series of transactions involving $3,000,000 or more in the aggregate, whether or not in the ordinary course of business, with any officer, director, shareholder or Affiliate of any such Person other than (i) on terms and conditions substantially as favorable to the Company and its Restricted Subsidiaries as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, shareholder or Affiliate, (ii) transactions among the Company and/or any of the Restricted Subsidiaries, (iii) loans or advances to directors, officers and employees permitted under Section 6.04, (iv) the payment of reasonable fees to directors of the Company or any Restricted Subsidiary who are not employees of the Company or any Restricted Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Company or its Restricted Subsidiaries in the ordinary course of business, (v) any Restricted Payment permitted by Section 6.08 and (vi) the transactions listed on Schedule 6.09.

SECTION 6.10. Restrictive Agreements. No Loan Party will, nor will it permit any Material Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any Material Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Secured Obligations, or (b) the ability of any Material Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Company or any other Material Restricted Subsidiary or to Guarantee Indebtedness of the Company or any other Material Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Requirement of Law, any Loan Document or any Term Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement or Liens permitted under Section 6.02 if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (vi) the foregoing shall not apply to restrictions on Equity Interests in joint ventures contained in any documents relating to the formation or governance thereof, and (vii) clause (b) of the foregoing shall not apply to restrictions pursuant to any other indenture or agreement governing the issuance of Indebtedness permitted hereunder, provided that such restrictions and conditions are customary for such Indebtedness as reasonably determined in the good faith judgment of the Company.

SECTION 6.11. Amendment of Material Documents. No Loan Party will, nor will it permit any Restricted Subsidiary to, amend, modify or waive any of its rights under (a) any agreement relating to any Subordinated Indebtedness or any Term Loan Obligation, in each case, except as not prohibited by the applicable Intercreditor Agreement between the Administrative Agent and the holders of such Indebtedness or (b) its certificate or articles of incorporation or organization, by-laws, operating, management or partnership agreement or other organizational documents, in each case, to the extent any such amendment, modification or waiver would be materially adverse to the Lenders.

SECTION 6.12. Canadian Pension Plans. Each Canadian Loan Party or any Subsidiary of a Canadian Loan Party shall cause each of its Canadian Pension Plans to be duly qualified and administered in all material respects in compliance with, as applicable, the Pension Benefits Act (Ontario) and all other applicable laws (including regulations, orders and directives), the terms of the Canadian Pension Plans and any agreements relating thereto. The Canadian Loan Parties or any Subsidiary of a Canadian Loan Party shall not, without the consent of the Administrative Agent, (a) permit or consent to the wind up and/or termination of any Canadian Defined Benefit Plan (other than a wind up or termination ordered by the applicable regulator when there are no remaining active members in such plan); (b) become a participating employer and contribute to any Canadian MEPP; (c) establish or otherwise acquire any liability in respect of any Canadian Defined Benefit Plan that is not in effect as of the Effective Date; or (d) acquire an interest in any Person if such Person sponsors, maintains, administers or contributes to, or has any liability in respect of any Canadian defined benefit pension plan; provided that, the Administrative Agent’s consent shall not be required for any of clauses (b), (c) or (d) above if occurring in connection with a Permitted Acquisition.

SECTION 6.13. Fixed Charge Coverage Ratio. During any FCCR Test Period, the Borrowers will not permit the Fixed Charge Coverage Ratio as of the last day of any period of four fiscal quarters ending during such FCCR Test Period, to be less than 1.0 to 1.0.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party in, or in connection with, this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect when made or deemed made (or, in the case of any representation or warranty which is already subject to a materiality qualifier, such representation or warranty shall prove to have been incorrect in any respect when made or deemed made);

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to a Borrower’s existence), 5.08 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of (i) five (5) days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01, 5.02 (other than Section 5.02(a)), 5.03, 5.04, 5.05, 5.07 or 5.09 of this Agreement or (ii) thirty (30) days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement;

(f) any Loan Party or Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure shall continue beyond the expiration of any applicable grace or cure period;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that (i) this clause (g) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (y) mandatory prepayments of the Term Loan Obligations required by the Term Loan Agreement, but subject to terms of the applicable Intercreditor Agreement or (z) voluntary prepayments, tender offers or calls of Indebtedness permitted under Section 6.08(b); and (ii) no Event of Default shall be deemed to have occurred under this clause (g) until such time as any applicable period of cure or grace contained in any document relating to such Material Indebtedness has expired;

(h) other than with respect to any Person organized under the laws of Germany, the laws of the Netherlands, or the laws of England and Wales, an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, administration, receivership, reorganization or other relief in respect of a Loan Party or Material Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law including any Canadian Insolvency Laws now or hereafter in effect or (ii) the appointment of a liquidator, receiver, interim receiver, monitor, trustee, administrator, custodian, sequestrator, conservator or similar official for any Loan Party or Material Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) (i) any Loan Party or any Material Restricted Subsidiary shall (A) voluntarily commence any proceeding or file any petition or proposal seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law including any Canadian Insolvency Laws now or hereafter in effect, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (C) apply for or consent to the appointment of a liquidator, receiver, interim receiver, monitor, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Material Restricted Subsidiary or for a substantial part of its assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors or (F) take any action for the purpose of effecting any of the foregoing or (ii) a U.K. Insolvency Event shall occur in respect of any U.K. Relevant Entity or (iii) a German Insolvency Event shall occur in respect of any German Loan Party or (iv) with respect to a Dutch Loan Party the occurrence of a Dutch Insolvency Event;

(j) any Loan Party or any Restricted Subsidiary that is a Loan Party shall become unable, admit in writing its inability, or publicly declare its intention not to, or fail generally to pay its debts as they become due;

(k) (i) one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (excluding amounts covered by an unaffiliated insurer that has not denied coverage; it being understood and agreed that a reservation of rights letter shall not be deemed to be a denial of coverage) shall be rendered against any Loan Party, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or Restricted Subsidiary to enforce any such judgment; or (ii) any Loan Party or Restricted Subsidiary shall fail within thirty (30) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(l) a Canadian Pension Termination Event shall occur, or there is an appointment by the appropriate Governmental Authority of a replacement administrator to administer any Canadian Defined Benefit Plan, and such Canadian Pension Termination Event or appointment of a replacement administrator could reasonably be expected to result in a Material Adverse Effect; or a Canadian Loan Party or any Subsidiary of a Canadian Loan Party is in default with respect to payments to a Canadian Defined Benefit Plan and such default could reasonably be expected to result in a Material Adverse Effect; or any Lien arises (save for contribution amounts not yet due or other amounts not exceeding $1,000,000) in connection with any Canadian Defined Benefit Plan;

(m) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(n) a Change in Control shall occur;

(o) the occurrence of any “default” or “Event of Default”, as defined in any Loan Document (other than this Agreement), or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided (but if no specific grace period is provided therein, which default or breach continues beyond thirty (30) days after the earlier of knowledge of such default or breach or notice thereof);

(p) except as permitted by the terms of any Collateral Document or this Agreement, (i) any Collateral Document shall for any reason fail to create or keep created a valid security interest in any material portion of the Collateral purported to be covered thereby, or (ii) other than as a result of the failure of the Administrative Agent to take any action within its control to maintain perfection of the Liens created in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to the Loan Documents (excluding any action based on facts or circumstances for which the Administrative Agent has not been notified in accordance with the provisions of the Loan Documents), any Lien securing any material portion of the Secured Obligations shall cease to be a perfected Lien having the priority required by the Loan Documents;

(q) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

(r) any of the Borrowers or Subsidiaries shall have been notified by the Pensions Regulator or the trustees of a Non-U.S. Pension Plan that any of them has, in relation to a Non-U.S. Pension Plan, incurred a debt or other liability under Section 75 or 75A of the Pensions Act 1995 (U.K.), or has been issued with a Contribution Notice or Financial Support Direction, or otherwise is liable to pay any other amount in respect of Non-U.S. Pension Plans, in each case, that could reasonably be expected to result in a Material Adverse Effect;

then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in the case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII

The Administrative Agent

SECTION 8.01. Appointment. Each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution and amendment of the other Loan Documents (including, without limitation, intercreditor and subordination agreements), and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the U.S., each of the Lenders and the Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders (including the Swingline Lender and the Issuing Bank), and the Loan Parties shall not have rights as a third party beneficiary of any of such provisions except for Section 8.06. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 8.02. Rights as a Lender. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Loan Party or any Subsidiary or any Affiliate thereof as if it were not the Administrative Agent hereunder.

SECTION 8.03. Duties and Obligations. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and, (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower Representative or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04. Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05. Actions through Sub-Agents. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

SECTION 8.06. Resignation. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower Representative. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company (and with the approval of the Company so long as no Default has occurred and is continuing), to appoint a successor. If no successor shall have been so appointed by the Required Lenders (and, so long as no Default has occurred and is continuing, with the approval of the Company)and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by its successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor, unless otherwise agreed by the Company and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrowers, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duly or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article, Section 2.17(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

SECTION 8.07. Non-Reliance.

(a) Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

(b) Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

SECTION 8.08. Other Agency Titles. None of the Lenders, if any, identified in this Agreement as a Syndication Agent or Co-Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Syndication Agent or Co-Documentation Agent, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.

SECTION 8.09. Not Partners or Co-Venturers; Administrative Agent as Representative of the Secured Parties. (a) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

(b) In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.

(c) For the purposes of holding any security granted by the Company or any other Loan Party pursuant to the laws of the Province of Quebec to secure payment of any bond issued by the Company or any Loan Party, each Lender and other Secured Party party to this Agreement hereby irrevocably appoints and authorizes the Administrative Agent to act as the person holding the power of attorney (i.e., “fondé de pouvoir”) (in such capacity, the “Canadian Attorney-in-Fact”) of the Lenders and other Secured Parties as contemplated under Article 2692 of the Civil Code of Québec, and to enter into, to take and to hold on its behalf, and for its benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Canadian Attorney-in-Fact under any hypothec. Moreover, without prejudice to such appointment and authorization to act as the person holding the power of attorney as aforesaid, each Lender and other Secured Party party to this Agreement hereby irrevocably appoints and authorizes the Administrative Agent (in such capacity, the “Custodian”) to act as agent and custodian for and on behalf of the Lenders to hold and be the sole registered holder of any bond which may be issued under any hypothec, the whole notwithstanding Section 32 of An Act respecting the special powers of legal persons (Quebec) or any other applicable law, and to execute all related documents. Each of the Canadian Attorney-in-Fact and the Custodian shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Canadian Attorney-in-Fact and the Custodian (as applicable) pursuant to any hypothec, bond, pledge, applicable laws or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Administrative Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders, and (c) be entitled to delegate from time to time any of its powers or duties under any hypothec, bond, or pledge on such terms and conditions as it may determine from time to time. Any person who becomes a Lender shall, by its execution of an Assignment and Assumption, be deemed to have consented to and confirmed: (i) the Canadian Attorney-in-Fact as the person holding the power of attorney as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Canadian Attorney-in-Fact in such capacity, and (ii) the Custodian as the agent and custodian as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Custodian in such capacity. The substitution of the Administrative Agent pursuant to the provisions of this Article VIII shall also constitute the substitution of the Canadian Attorney-in-Fact and the Custodian. The execution by the Canadian Attorney-in-Fact prior to this Agreement of any deeds of hypothec or other security documents is hereby notified and confirmed.

(d) In relation to the German Collateral Documents the following additional provisions shall apply:

(i) Each Lender authorizes J.P. Morgan Europe Limited to enter into each of the German Collateral Documents to which it is a party and to take all action contemplated by such documents. Any reference in this clause (d) to the Administrative Agent shall also mean J.P. Morgan Europe Limited, in its capacity as Administrative Agent with respect to the German Collateral Documents. The Administrative Agent with respect to the part of the Collateral secured pursuant to the German Collateral Documents or any other security interest in Collateral created under German law (“German Collateral”) shall:

(A) hold, administer and realise such German Collateral that is transferred or assigned by way of security (Sicherungseigentum/Sicherungsabtretung) or otherwise granted to it and is creating or evidencing a non-accessory security right (nicht akzessorische Sicherheit) in its own name as trustee (Treuhänder) for the benefit of the Secured Parties: and

(B) hold, administer and realise any such German Collateral that is pledged (verpfändet) or otherwise transferred to the Administrative Agent and is creating or evidencing an accessory security right (akzessorische Sicherheit) as agent.

(ii) With respect to the German Collateral, each Secured Party hereby authorizes and each future Secured Party authorizes and grants a power of attorney (Vollmacht) to the Administrative Agent (whether or not by or through employees or agents) to:

(A) accept as its representative (Stellvertreter) any pledge or other creation of any accessory security right granted in favor of such Secured Party in connection with the German Collateral Documents and to agree to and execute on its behalf as its representative (Stellvertreter) any amendments and/or alterations to any German Collateral Document or any other agreement related to such German Collateral which creates a pledge or any other accessory security right (akzessorische Sicherheit) including the release or confirmation of release of such security;

(B) execute on behalf of itself and the Secured Parties where relevant and without the need for any further referral to, or authority from, the Secured Parties or any other person all necessary releases of any such German Collateral secured under the German Collateral Documents or any other agreement related to such German Collateral;

(C) realise such German Collateral in accordance with the German Collateral Documents or any other agreement securing such German Collateral;

(D) make and receive all declarations and statements and undertake all other necessary actions and measures which are necessary or desirable in connection with such German Collateral or the German Collateral Documents or any other agreement securing the German Collateral;

(E) take such action on its behalf as may from time to time be authorized under or in accordance with the German Collateral Documents; and

(F) to exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Secured Parties under the German Collateral Documents together with such powers and discretions as are reasonably incidental thereto.

(iii) Each of the Secured Parties agrees that, if the courts of Germany do not recognize or give effect to the trust expressed to be created by this Agreement or any Loan Document, the relationship of the Secured Parties to the Administrative Agent shall be construed as one of principal and agent but, to the extent permissible under the laws of Germany, all the other provisions of this Agreement shall have full force and effect between the parties hereto.

(iv) Each Secured Party hereby ratifies and approves, and each future Secured Party ratifies and approves, all acts and declarations previously done by the Administrative Agent on such Person’s behalf (including, for the avoidance of doubt, the declarations made by the Administrative Agent as representative without power of attorney (Vertreter ohne Vertretungsmacht) in relation to the creation of any pledge (Pfandrecht) on behalf and for the benefit of each Secured Party as future pledgee or otherwise); and

(v) For the purpose of performing its rights and obligations as Administrative Agent and to make use of any authorization granted under the German Collateral Documents each Secured Party hereby authorizes, and each future Secured Party hereby authorizes, the Administrative Agent to act as its agent (Stellvertreter), and releases the Administrative Agent from any restrictions on representing several Persons and self-dealing under any applicable law, and in particular from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch). The Administrative Agent has the power to grant sub-power of attorney, including the release from the restrictions of Section 181 of the German Civil Code.

(e) In relation to the Dutch Collateral Documents the following additional provisions shall apply:

(i) for the purpose of Section 8.09(f) of this Agreement the Administrative Agent Acts on its own name and on behalf of itself and not as agent, representative or trustee of any Secured Party;

(ii) an Event of Default in respect of the Corresponding Debt shall constitute a Default (verzuim) within the meaning of section 3:248 of the Dutch Civil Code with respect to the Parallel Debt without any notice being required; and

(iii) the parties hereto acknowledge and agree that any resignation by the Administrative Agent is not effective with respect to its rights and obligations under the Parallel Debt until such rights and obligations have been assumed by the successor Administrative Agent.

(f) Each Loan Party hereby irrevocably and unconditionally undertakes (and to the extent necessary undertakes in advance) to pay to the Administrative Agent amounts equal to any amounts owing from time to time by such Loan Party to any Secured Party under this Agreement any other Loan Document or other relevant document pursuant to any Secured Obligations as and when those amounts are due under any Loan Document or other relevant document (such payment undertakings under this Section 8.09(f) and the obligations and liabilities resulting therefrom being the “Parallel Debt”).

(i) The Administrative Agent shall have its own independent right to demand payment of the Parallel Debt by the Loan Parties. Each Loan Party and the Administrative Agent acknowledge that the obligations of each Loan Party under this Section 8.09(f) are several, separate and independent from, and shall not in any way limit or affect, the corresponding obligations of each Loan Party to any Secured Party under this Agreement any other Loan Document or other relevant document (the “Corresponding Debt”) nor shall the amount for which each Loan Party is liable under Section 8.09(f) be limited or affected in any way by its Corresponding Debt provided that:

(A) the Parallel Debt shall be decreased to the extent that the Corresponding Debt has been irrevocably paid or discharged (other than, in each case, contingent obligations);

(B) the Corresponding Debt shall be decreased to the extent that the Parallel Debt has been irrevocably paid or discharged;

(C) the amount of the Parallel Debt shall at all times be equal to the amount of the Corresponding Debt;

(D) the Parallel Debt will be payable in the currency or currencies of the Corresponding Debt;

(E) the Borrowers shall have all objections and defenses against the Parallel Debt as the Borrowers have against the Corresponding Debt (including Corresponding Debt reinstated for any reason); and

(F) for the avoidance of doubt the Parallel Debt will become due and payable at the same time when the Corresponding Debt becomes due and payable.

(ii) the security granted under any German Collateral Document or any Dutch Collateral Document with respect to Parallel Debt is granted to the Administrative Agent in its capacity as sole creditor of the Parallel Debt.

(iii) Without limiting or affecting the Administrative Agent’s rights against any Loan Party (whether under this Agreement or any other Loan Document), each Loan Party acknowledges that:

(A) nothing in this Agreement shall impose any obligation on the Administrative Agent to advance any sum to any Loan Party or otherwise under any Loan Document; and

(B) for the purpose of any vote taken under any Loan Document, the Administrative Agent shall not be regarded as having any participation or commitment other that those which it has in its capacity as a Lender.

(iv) The parties to this Agreement acknowledge and confirm that the parallel debt provisions contained herein shall not be interpreted so as to increase the maximum total amount of the Secured Obligations.

(v) The Parallel Debt shall remain effective in case a third Person should assume or be entitled, partially or in whole, to any rights of any of the Secured Parties under any of the other Loan Documents, be it by virtue of assignment, assumption or otherwise; and

(vi) All monies received or recovered by the Administrative Agent pursuant to this Agreement and all amounts received or recovered by the Administrative Agent from or by the enforcement of any security granted to secure the Parallel Debt shall be applied in accordance with Section 2.18 of this Agreement,

(g) Each Lender authorizes J.P. Morgan Europe Limited to enter in each of the U.K. Collateral Documents to which it is a party and to take all action contemplated by such documents. Any reference in this clause (f) through clause (j) below to the Administrative Agent shall also mean J.P. Morgan Europe Limited, in its capacity as Administrative Agent with respect to the U.K. Collateral Documents. In this Agreement and the U.K. Collateral Documents, any rights and remedies exercisable by, any documents to be delivered to, or any other indemnities or obligations in favor of the Administrative Agent shall be, as the case may be, exercisable by, delivered to, or be indemnities or other obligations in favor of, the Administrative Agent (or any other Person acting in such capacity) in its capacity as security trustee of the Secured Parties to the extent that the rights, deliveries, indemnities or other obligations relate to the U.K. Collateral Documents or the security thereby created. Any obligations of the Administrative Agent (or any other Person acting in such capacity) in this Agreement and the U.K. Collateral Documents shall be obligations of the Administrative Agent in its capacity as security trustee of the Secured Parties to the extent that the obligations relate to the U.K. Collateral Documents or the security thereby created. Additionally, in its capacity as security trustee of the Secured Parties, the Administrative Agent (or any other Person acting in such capacity) shall have (i) all the rights, remedies and benefits in favor of the Administrative Agent contained in the provisions of the whole of this Article VII,; (ii) all the powers of an absolute owner of the security constituted by the U.K. Collateral Documents and (iii) all the rights, remedies and powers granted to it and be subject to all the obligations and duties owed by it under the U.K. Collateral Documents and/or any of the Loan Documents.

(h) Each Secured Party on behalf of itself and its Affiliates as potential counterparties to Banking Services Obligations and Swap Agreement Obligations hereby appoints the Administrative Agent to act as its trustee under an in relation to the U.K. Collateral Documents and to hold the assets subject to the security thereby created as trustee for the Secured Parties on the trusts and other terms contained in the U.K. Collateral Documents and each Secured Party hereby irrevocably authorizes the Administrative Agent in its capacity as security trustee of the Secured Parties to exercise such rights, remedies, powers and discretions as are specifically delegated to the Administrative Agent as security trustee of the Secured Parties by the terms of the U.K. Collateral Documents together with all such rights, remedies, powers and discretions as are reasonably incidental thereto.

(i) Any reference in this Agreement to Liens stated to be in favor of the Administrative Agent shall be construed so as to include a reference to Liens granted in favor of the Administrative Agent in its capacity as security trustee of Secured Parties.

(j) The Secured Parties agree that at any time that the Person acting as security trustee of the Secured Parties in respect of the U.K. Collateral Documents shall be a Person other than the Administrative Agent, such other Person shall have the rights, remedies, benefits and powers granted to the Administrative Agent in its capacity as security trustee of the Secured Parties under this Agreement and the U.K. Collateral Documents.

(k) Nothing shall require the Administrative Agent in its capacity as security trustee of the Secured Parties under this Agreement and the U.K. Collateral Documents to act as a trustee at common law or to be holding any property on trust, in any jurisdiction outside the United States or the U.K. which may not operate under the principles of trust or where such trust would not be recognized or its effects would not be enforceable.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems (and subject in each case to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)	if to any Loan Party, to the Borrower Representative at:

Belden Inc.

7733 Forsyth Boulevard, Suite 800

St. Louis, Missouri 63105

Attention of Chief Financial Officer

Telecopy No. (314) 854-8001

Telephone No. (314) 854-8010)

with a mandatory copy (in the case of a notice of Default or a notice that is not in the ordinary course of administering this Agreement) to:

c/o Belden Inc.

7733 Forsyth Boulevard, Suite 800

St. Louis, Missouri 63105

Attention of General Counsel

Telecopy No. (314) 854-8001

Telephone No. (314) 854-8030

(ii)	if to the Administrative Agent, Swingline Lender or Issuing Bank, to:

JPMorgan Chase Bank, N.A.

10 South Dearborn, Floor 22

Chicago, IL 60603

Attention: Lynne Ciaccia

Telephone No: (312) 732-7388

Facsimile No: (312) 732-7593

Email: lynne.m.ciaccia@chase.com

and, in the case of a notice regarding the Foreign Borrowers, to:

J.P. Morgan Europe Limited

25 Bank Street, Canary Wharf

London E145JP

United Kingdom

Attention: Tim Jacob / Helen Mathie

Fax: +44 (0)20 3493 1365

Email: timothy.i.jacob@jpmorgan.com, Helen.f.mathie@jpmorgan.com with a copy to:

JPMorgan Chase Bank, N.A., Toronto Branch

Royal Bank Plaza, South Tower

1800 – 200 Bay street

Toronto, ON M5J 2J2

Attention: Auggie Marchetti

Facsimile No: 416-981-2375

Email: agostino.a.marchetti@chase.com

And, in the case of Foreign Swingline Loans, to:

J.P. Morgan Europe Limited

Loans Agency 6th floor

25 Bank Street, Canary Wharf

London E145JP

United Kingdom

Attention: Loans Agency

Facsimile: +44 20 7777 2360

Email: Loan_and_agency_london@jpmorgan.com

with a copy to:

JPMorgan Chase Bank, N.A.

10 South Dearborn, Floor 7

Chicago, IL 60603

Attention: Ana Salas

Telephone No: 1 (312) 732-4858

Facsimile No: 1 (312) 385-7101

Email: cls.reb.chicago@jpmorganchase.com

(iii)	if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (iii) delivered through Electronic Systems to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that, the foregoing shall not apply to notices pursuant to Article II or to compliance and no Default certificates delivered pursuant to Section 5.01(c) unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

(c) Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d) Electronic Systems.

(i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii) Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Company’s, any Loan Party’s or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as provided in the first sentence of Section 2.09(f) (with respect to any commitment increase) and in Section 2.24(b) (with respect to a German Borrower Amendment), neither this Agreement nor any other provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders; provided that, no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby; provided that, (x) any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the rate of interest or the reduction or forgiveness of any interest for purposes of this clause (ii) and (y) the default interest rate specified in Section 2.13(d) may be postponed, delayed, reduced, waived or modified with the consent of the Required Lenders, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby; provided that, mandatory prepayments pursuant to Section 2.11(c) may be postponed, delayed, reduced, waived or modified with the consent of the Required Lenders, (iv) other than as set forth in Section 9.02(c), change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender (other than any Defaulting Lender), (v) change the definition of any Borrowing Base (or any defined terms used therein) in a manner that makes more credit available, increase the advance rates set forth in the definition of Borrowing Base or add new categories of eligible assets, in each case, without the written consent of the Supermajority Lenders, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or “Supermajority Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender), (vii) change Section 2.20, without the consent of each Lender (other than any Defaulting Lender), (viii) release all or substantially all of the value of the Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents, including with respect to a sale, disposition or dissolution of a Loan Guarantor permitted herein), without the written consent of each Lender (other than any Defaulting Lender), or (ix) except as provided in clause (d) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender (other than any Defaulting Lender); provided further that, no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be (it being understood that any change to Section 2.20 shall require the consent of the Administrative Agent, the Issuing Bank and the Swingline Lender).

(c) Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (x) to add one or more credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.

(d) The Lenders and the Issuing Bank hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release and the Administrative Agent shall, at the Borrowers’ request release (and/or, in connection with clauses (ii) through (iv), subordinate) any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization (which may include issuance of a back-up letter of credit covering all Unliquidated Obligations in a manner reasonably satisfactory to each affected Lender), in which case the Administrative Agent is also authorized to terminate the Loan Documents and release the Loan Guaranty, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interest of a Subsidiary, the Administrative Agent is authorized to release any Loan Guaranty or license provided by such Subsidiary, (iii) constituting property leased or licensed to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII, (v) subject to Liens permitted under Section 6.02(c), 6.02(d) or 6.02(f), (vi) constituted Excluded Assets and (vii) constituting real property that previously constituted Eligible Real Property but that ceases to be Eligible Real Property (including a release of any applicable Mortgage). The Lenders and the Issuing Bank agree that any release of Liens as described above may be automatic to the extent provided in the Collateral Documents and, at the request and sole expense of the Loan Parties, the Administrative Agent is hereby authorized to execute and deliver to the Loan Parties all releases or other documents reasonably requested to evidence the release of such Liens. Except as provided in the preceding sentence, the Administrative Agent will not release or subordinate any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Administrative Agent may in its discretion, release or subordinate its Liens on Collateral valued in the aggregate not in excess of $10,000,000 during any calendar year without the prior written authorization of the Required Lenders (it being agreed that the Administrative Agent may rely conclusively on one or more certificates of the Borrowers as to the value of any Collateral to be so released, without further inquiry). Notwithstanding the foregoing, rights of the Administrative Agent to provide releases, upon any sale or other disposition by any Loan Party (other than to any other Loan Party) of any Collateral in a transaction permitted under this Agreement, the security interests in such Collateral created by this Agreement and other Loan Documents shall be automatically released. Any such release or subordination shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released or subordinated) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release or subordination shall be without recourse to or warranty by the Administrative Agent.

(e) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Company may elect to replace a Non-Consenting Lender as a Lender party to this Agreement and such Non-Consenting Lender agrees to be replaced, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) each Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by such Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(f) A Loan Guarantor shall automatically be released from its obligations under the Loan Guaranty, and any Equity Interests of such Loan Guarantor which have been pledged as Collateral shall be released, upon the consummation of any transaction permitted by this Agreement as a result of which such Loan Guarantor ceases to be a Restricted Subsidiary; provided that, if consent of the Required Lenders is expressly required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. In connection with any termination or release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent. Further, the Administrative Agent may (and is hereby irrevocably authorized by each Lender to), and upon the request of the Company shall, release any Loan Guarantor from its obligations under the Loan Guaranty and release its Liens on any Equity Interests of such Loan Guarantor which have been pledged as Collateral if such Loan Guarantor is no longer a Material Restricted Subsidiary or is otherwise no longer required to be a Loan Party. At such time as the principal and interest on the Loans, all LC Disbursements, the fees, expenses and other amounts payable under the Loan Documents and the other Secured Obligations (other than the Unliquidated Obligations, Swap Obligations, and other Obligations expressly stated to survive such payment and termination) shall have been paid in full, the Commitments shall have been terminated and no Letters of Credit shall be outstanding (or have been cash collateralized), the Loan Guaranty and all obligations (other than those expressly stated to survive such termination) of each Loan Party thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

(g) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower Representative only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Loan Parties shall, jointly and severally, but subject to the limitations set forth in Sections 9.21 and 11.14, pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (which, in the case of counsel, shall be limited to the reasonable out-of-pocket fees, charges and disbursements of one primary U.S. counsel, one primary European counsel and one additional local counsel in each other jurisdiction, in each case, for the Administrative Agent) in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender (which, in the case of counsel, shall be limited to the reasonable out-of-pocket fees, charges and disbursements of one primary U.S. counsel, one primary European counsel and one additional local counsel in each other jurisdiction for the Administrative Agent and one additional counsel for all the Lenders (taken as a whole)), in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Loan Parties under this Section include, without limiting the generality of the foregoing, fees, costs and expenses incurred in connection with:

(i) subject to the limits set forth in Sections 5.11 and 5.12, appraisals, field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each appraisal and field examination;

(ii) background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Administrative Agent;

(iii) Other Taxes, fees and other charges for (A) lien and title searches and title insurance and (B) recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(iv) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(v) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing fees, costs and expenses may be charged to the Company as Revolving Loans or to another deposit account, all as described in Section 2.18(c). This Section 9.03(a) is subject to the limitations set forth in Sections 9.21 and 11.14.

(b) The Loan Parties shall, jointly and severally but subject to the limitations set forth in Sections 9.21 and 11.14, indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses for any Indemnitee (including the reasonable out-of-pocket fees, charges and disbursements of one primary U.S. counsel, one primary European counsel and one additional local counsel in each other jurisdiction, in each case, as selected by the Administrative Agent and for all Indemnitees and, in light of actual or perceived conflicts of interest or the availability of different claims or defenses, one additional counsel for each similarly affected group of Indemnitees (taken as a whole) and, if necessary, one additional local counsel in each relevant jurisdiction for such affected group of Indemnitees), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or a Restricted Subsidiary, or any Environmental Liability related in any way to a Loan Party or a Restricted Subsidiary, (iv) the failure of a Loan Party to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by a Loan Party for Taxes pursuant to Section 2.17, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties, (y) a material breach by such Indemnitee or its Related Parties of its express obligations under the Loan Documents pursuant to a claim initiated by the Borrowers or (z) disputes solely between or among the Indemnitees not arising from any act or omission by the Company or any of its Subsidiaries or Affiliates, it being understood and agreed that the Administrative Agent and each Lead Arranger fulfilling its role and in its capacity as such, shall remain indemnified in such proceedings. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) To the extent that a Loan Party fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the payment by any Lender of any such amount shall not relieve such Loan Party of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this paragraph (d) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e) All amounts due under this Section shall be payable not later than ten (10) Business Days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower Representative, provided that, the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof, and provided further that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent;

(C) the Issuing Bank; and

(D) the Swingline Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the Borrower Representative and the Administrative Agent otherwise consent, provided that, no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing, provided further, than an assignment of a Global Tranche Commitment or Loan made available to the Dutch Borrower shall not be in an amount less than €100,000 (or its equivalent in another currency) or such other amount as a result of which the respective assignee qualifies as a professional market party (professionele marktpartij) as defined in the Dutch Financial Supervision Act (Wet op het Financieel Toezicht);

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (such fee to be paid by the assignor and/or assignee);

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent a counterpart to the Lender Allocation Agreement; provided, that each Person that executes and delivers an Assignment and Assumption shall automatically be deemed to have consented to the terms of the Lender Allocation Agreement.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means a (a) natural person, (b) a Defaulting Lender, (c) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business; or (d) a Loan Party or a Subsidiary or other Affiliate of a Loan Party.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of any Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) other than an Ineligible Institution in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f), (g) and (h) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender and the information and documentation required under Section 2.17(g) will be delivered to the Company and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Each Person that acquires a Participation shall automatically be deemed to have consented to the terms of the Lender Allocation Agreement.

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan

Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding that has not been cash collateralized (including with the issuance of a back-up letter of credit in a manner reasonably satisfactory to the Administrative Agent) and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, the Lender Allocation Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties (provided that, the Lender Allocation Agreement is only an agreement among the Administrative Agent and the Lenders) relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower or any Loan Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. In respect of a

German Borrower, the German Guaranty Limitations shall apply if and to the extent applicable. The applicable Lender shall notify any Borrower and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. NOTWITHSTANDING THE FOREGOING, AT ANY TIME THAT ANY OF THE SECURED OBLIGATIONS SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LENDER’S LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY LOAN DOCUMENT UNLESS IT IS TAKEN WITH THE CONSENT OF THE LENDERS REQUIRED BY SECTION 9.02 OF THIS AGREEMENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY, OR ENFORCEABILITY OF THE LIENS GRANTED TO ADMINISTRATIVE AGENT PURSUANT TO THE COLLATERAL DOCUMENTS OR THE ENFORCEABILITY OF THE SECURED OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE PARTIES AS REQUIRED ABOVE, SHALL BE NULL AND VOID. THIS PARAGRAPH SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS. This Section 9.08 is subject to the limitations set forth in Sections 9.21 and 11.14.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and the other Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of New York, but giving effect to federal laws applicable to national banks.

(b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each party to this Agreement irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Each Foreign Borrower irrevocably designates and appoints the Company, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City. The Company hereby represents, warrants and confirms that the Company has agreed to accept such appointment (and any similar appointment by a Loan Guarantor which is a Foreign Subsidiary). Said designation and appointment shall be irrevocable by each such Foreign Borrower until all Loans, all reimbursement obligations, interest thereon and all other amounts payable by such Foreign Borrower hereunder and under the other Loan Documents shall have been paid in full in accordance with the provisions hereof and thereof. Each Foreign Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City by service of process upon the Company as provided in this Section 9.09(d). Each Foreign Borrower irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such Foreign Borrower in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to such Foreign Borrower. To the extent any Foreign Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), each Foreign Borrower hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors on a need to know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the prior written consent of the Borrower Representative or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Company and its Subsidiaries. For the purposes of this Section, “Information” means all information received from the Company and its Subsidiaries relating to the them or their operations or business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY, AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWERS, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13. Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.

SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

SECTION 9.15. Canadian Anti-Money Laundering Legislation.

(a) Each Loan Party acknowledges that, pursuant to the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders may be required to obtain, verify and record information regarding the Loan Parties and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Loan Parties, and the transactions contemplated hereby. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any prospective assignee or participant of a Lender, any Issuing Bank or any Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b) If the Administrative Agent has ascertained the identity of any Loan Party or any authorized signatories of the Loan Parties for the purposes of applicable AML Legislation, then the Administrative Agent;

(i) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of the applicable AML Legislation; and

(ii) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that neither the Administrative Agent nor any other Agent has any obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Loan Party or any such authorized signatory in doing so.

SECTION 9.16. Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

SECTION 9.17. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the other Secured Parties, in Collateral which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.18. Interest Rate Limitation.

(a) Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

(b) If any provision of this Agreement or of any of the other Loan Documents would obligate any Loan Party to make any payment of interest or other amount payable to the Lenders in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Lenders of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Lenders of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) first, by reducing the amount or rate of interest required to be paid to the Lenders under this Agreement, and (2) second, by reducing any fees, commissions, premiums and other amounts required to be paid to the Lenders which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the Lenders shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), the Loan Parties shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from the Lenders in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by the Lenders to the Borrowers. Any amount or rate of interest referred to in this Agreement shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Effective Date to the Maturity Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.

SECTION 9.19. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to such Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to such Borrower or its Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.20. Intercreditor Agreements. Without limiting the authority granted to the Administrative Agent in Section 8.01 hereof, each Lender (and each Person that becomes a Lender hereunder pursuant to Section 9.04) hereby authorizes and directs the Administrative Agent to enter into any Intercreditor Agreement on behalf of such Lender and agrees that the Administrative Agent may take such actions on its behalf as is contemplated by the terms of such Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

SECTION 9.21. Limitation on Subsidiaries. Notwithstanding anything in this Agreement (including, without limitation, Article X and XI) to the contrary, (i) no Foreign Subsidiary or any Domestic Subsidiary owned directly or indirectly by the Foreign Subsidiary shall be the primary obligor or guarantor (pursuant to Section 10.01, Section 11.01 or otherwise) or pledgor of any assets or otherwise responsible for, in each case, any Secured Obligations incurred by or on behalf of any Domestic Loan Party and (ii) no Foreign Subsidiary or any Domestic Subsidiary owned directly or indirectly by such Foreign Subsidiary shall be liable hereunder for any of the Loans made to, or any other Secured Obligations incurred by or on behalf of, any Domestic Loan Party.

ARTICLE X

Loan Guaranty of Domestic Loan Parties

SECTION 10.01. Guaranty. Each Loan Guarantor that is a Domestic Loan Party and each Canadian ULC (each reference to Loan Guarantors in this Article X being limited to such Domestic Loan Parties) (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and, subject to the limitations set forth in Section 9.03, all costs and expenses, including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent, the Issuing Bank and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”; provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

SECTION 10.02. Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, the Issuing Bank or any Lender to sue any Borrower, any Loan Guarantor, any other guarantor of, or any other Person obligated for, all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 10.03. No Discharge or Diminishment of Loan Guaranty. (a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations (other than Unliquidated Obligations)), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, the Issuing Bank, any Lender or any other Person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations (other than Unliquidated Obligations)).

SECTION 10.04. Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any other Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower, any other Loan Guarantor or any other Obligated Party, other than the indefeasible payment in full in cash of the Guaranteed Obligations (other than Unliquidated Obligations). Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash (other than Unliquidated Obligations). To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

SECTION 10.05. Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any Obligated Party or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Bank and the Lenders.

SECTION 10.06. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Bank and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.

SECTION 10.07. Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that neither the Administrative Agent, the Issuing Bank nor any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 10.08. Termination. Each of the Lenders and the Issuing Bank may continue to make loans or extend credit to any Borrower based on this Loan Guaranty until five (5) days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of such Guaranteed Obligations. Nothing in this Section 10.08 shall be deemed to constitute a waiver of, or eliminate, limit, reduce or otherwise impair any rights or remedies the Administrative Agent or any Lender may have in respect of, any Default or Event of Default that may exist under clause (p) of Article VII hereof as a result of any such notice of termination.

SECTION 10.09. Taxes. Each payment of the Guaranteed Obligations will be made by each Loan Guarantor without withholding for any Taxes, unless such withholding is required by law. If any Loan Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Loan Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Guarantor shall be increased as necessary so that, net of such withholding (including such withholding of Indemnified Taxes applicable to additional amounts payable under this Section), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives the amount it would have received had no such withholding been made. For purposes of this Section 10.09, the terms “Borrower Representative” and “U.K. Loan Party” shall be deemed replaced with “Loan Guarantor” in each place such terms appear under Section 2.17(f) and Section 2.17(g).

SECTION 10.10. Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.

SECTION 10.11. Contribution.

(a) To the extent that any Loan Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Loan Guarantor if each Loan Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Loan Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment and the Guaranteed Obligations (other than Unliquidated Obligations that have not yet arisen), and all Commitments and Letters of Credit have terminated or expired or, in the case of all Letters of Credit, are fully collateralized on terms reasonably acceptable to the Administrative Agent and the Issuing Bank, and this Agreement has terminated, such Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Loan Guarantor shall be equal to the excess of the fair saleable value of the property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.

(c) This Section 10.11 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 10.11 is intended to or shall impair the obligations of the Loan Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 10.11 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations in cash (other than Unliquidated Obligations that have not yet arisen) and the termination or expiry (or, in the case of all Letters of Credit, full cash collateralization), on terms reasonably acceptable to the Administrative Agent and the Issuing Bank, of the Commitments and all Letters of Credit issued hereunder and the termination of this Agreement.

SECTION 10.12. Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Bank and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 10.13. Keepwell. Each Qualified ECP Guarantor that is a Loan Guarantor under this Article X hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under any Loan Guarantee in respect of a Specified Swap Obligation (provided, however, that each such Qualified ECP Guarantor shall only be liable under this Section 10.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.13 or otherwise under any Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each such Qualified ECP Guarantor under this Section 10.13 shall remain in full force and effect until the termination of all Specified Swap Obligations. Each such Qualified ECP Guarantor intends that this Section 10.13 constitute, and this Section 10.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE XI

Loan Guaranty of Foreign Loan Parties

SECTION 11.01. Guaranty. Subject to Section 11.14 hereof, each Loan Guarantor that is a Foreign Loan Party other than the Canadian ULCs (each reference to Loan Guarantors in this Article XI being limited to such Foreign Loan Parties) hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Foreign Secured Obligations, and, subject to the limitations set forth in Section 9.03, all costs and expenses, including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent, the Issuing Bank and the Lenders in endeavoring to collect all or any part of the Foreign Secured Obligations from, or in prosecuting any action against, any Foreign Borrower, any Loan Guarantor or any other guarantor of all or any part of the Foreign Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”; provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

SECTION 11.02. Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, the Issuing Bank or any Lender to sue any Borrower, any Loan Guarantor, any other guarantor of, or any other Person obligated for, all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 11.03. No Discharge or Diminishment of Loan Guaranty. (a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations (other than Unliquidated Obligations.)), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, the Issuing Bank, any Lender or any other Person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations (other than Unliquidated Obligations)).

SECTION 11.04. Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower, any Loan Guarantor or any other Obligated Party, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash (other than Unliquidated Obligations). To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

SECTION 11.05. Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any Obligated Party or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Bank and the Lenders.

SECTION 11.06. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Bank and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.

SECTION 11.07. Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that neither the Administrative Agent, the Issuing Bank nor any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 11.08. Termination. Each of the Lenders and the Issuing Bank may continue to make loans or extend credit to any Borrower based on this Loan Guaranty until five (5) days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of such Guaranteed Obligations. Nothing in this Section 11.08 shall be deemed to constitute a waiver of, or eliminate, limit, reduce or otherwise impair any rights or remedies the Administrative Agent or any Lender may have in respect of, any Default or Event of Default that may exist under clause (p) of Article VII hereof as a result of any such notice of termination.

SECTION 11.09. Taxes. Each payment of the Guaranteed Obligations will be made by each Loan Guarantor without withholding for any Taxes, unless such withholding is required by law. If any Loan Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Loan Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Guarantor shall be increased as necessary so that, net of such withholding (including such withholding of Indemnified Taxes applicable to additional amounts payable under this Section), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives the amount it would have received had no such withholding been made. For purposes of this Section 11.09, the terms “Borrower Representative” and “U.K. Loan Party” shall be deemed replaced with “Loan Guarantor” in each place such terms appear under Section 2.17(f) and Section 2.17(g).

SECTION 11.10. Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.

SECTION 11.11. Contribution.

(a) To the extent that any Loan Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Loan Guarantor if each Loan Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Loan Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment and the Guaranteed Obligations (other than Unliquidated Obligations that have not yet arisen), and all Commitments and Letters of Credit have terminated or expired or, in the case of all Letters of Credit, are fully collateralized on terms reasonably acceptable to the Administrative Agent and the Issuing Bank, and this Agreement has terminated, such Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Loan Guarantor shall be equal to the excess of the fair saleable value of the property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.

(c) This Section 11.11 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 11.11 is intended to or shall impair the obligations of the Loan Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 10.11 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations in cash (other than Unliquidated Obligations that have not yet arisen) and the termination or expiry (or, in the case of all Letters of Credit, full cash collateralization), on terms reasonably acceptable to the Administrative Agent and the Issuing Bank, of the Commitments and all Letters of Credit issued hereunder and the termination of this Agreement.

SECTION 11.12. Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article XI is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Bank and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 11.13. Keepwell. Each Qualified ECP Guarantor that is a Loan Guarantor under this Article XI hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party that is a Loan Guarantor under this Article XI to honor all of its obligations under this Loan Guaranty in respect of a Specified Swap Obligation (provided, however, that each such Qualified ECP Guarantor shall only be liable under this Section 11.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.13 or otherwise under this Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each such Qualified ECP Guarantor under this Section 11.13 shall remain in full force and effect until the termination of all Specified Swap Obligations. Each Qualified ECP Guarantor that is a Loan Guarantor under this Article XI intends that this Section 11.13 constitute, and this Section 11.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party that is a Loan Guarantor under this Article XI for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. This Section 11.13 is subject to the limitations set forth in Section 9.21.

SECTION 11.14. German Guaranty Limitations.

(a) Limitation. The Administrative Agent agrees to restrict the enforcement of the guarantee or any indemnity granted by each German Loan Party pursuant to this Agreement and any joint and several liability assumed hereunder (together, the “Security”) if and to the extent that (i) such Security secures any liabilities of such German Loan Party’s direct or indirect shareholder(s) (upstream) or any entity affiliated to such shareholder (verbundenes Unternehmen) within the meaning of Section 15 of the German Stock Corporation Act (Aktiengesetz) (cross-stream) (other than the liabilities of any of such German Loan Party’s Subsidiaries and, for the avoidance of doubt, such German Loan Party’s own liabilities) and (ii) the enforcement of such Security would cause the amount of such German Loan Party’s net assets (Reinvermögen), as adjusted pursuant to the following provisions, to fall below the amount of its registered share capital (Stammkapital) (Begründung einer Unterbilanz) or to increase any already existing capital impairment (Vertiefung einer Unterbilanz) in violation of Sections 30 and 31 of the German Limited Liability Company Act (GmbHG), (each such event is hereinafter referred to as a “Capital Impairment”) or would deprive such German Loan Party of the liquidity necessary to fulfill its liabilities towards its creditors (a “Liquidity Impairment”). For the purposes of the calculation of a Capital Impairment for any German Loan Party, the following balance sheet items shall be adjusted as follows: (a) the amount of any increase of such German Loan Party’s registered share capital after the date of this Agreement that has been effected without prior written consent of the Administrative Agent shall be deducted from such German Loan Party’s registered share capital; (b) loans provided to such German Loan Party shall be disregarded if and to the extent such loans are subordinated or are considered subordinated by operation of law and such loans are not shown in the balance sheet as liability of the German Loan Party; (c) loans or other contractual liabilities incurred in violation of the provisions of the Loan Documents shall be disregarded; (d) non-distributable assets (§ 268 (8) of the German Commercial Code) shall be disregarded (i.e. deducted); and (e) the net assets shall take into account the costs of the Auditor’s Determination (as defined below) either as a reduction of assets or an increase of liabilities.

(b) Disposal of Relevant Assets. In a situation where any German Loan Party would not have sufficient assets to maintain its registered share capital after satisfaction (in whole or in part) of the relevant demand, such German Loan Party shall dispose of all assets, to the extent legally permitted and to the extent necessary to satisfy the amounts demanded under the Security granted by such German Loan Party which are not necessary for its business (nicht betriebsnotwendig) on market terms where the relevant assets are shown in the balance sheet of such German Loan Party with a book value which is significantly lower than the market value of such assets, unless such disposal would not be commercially justifiable, provided that the Administrative Agent consents to the fact that a disposal would not be commercially justifiable.

(c) Management Notification/Auditor’s Determination.

(i) The limitation pursuant to this Section 11.14 shall apply, subject to the following requirements, if, following a notice by the Administrative Agent that it intends to enforce any Security or a demand by the Administrative Agent under any such Security, the applicable German Loan Party notifies the Administrative Agent (“Management Notification”) within fifteen (15) days upon receipt of the relevant notice or demand that a Capital Impairment or Liquidity Impairment would occur (setting out in reasonable detail to what extent a Capital Impairment or Liquidity Impairment would occur and providing prima facie evidence that a realisation or other measures undertaken in accordance with the mitigation provisions set out above would not prevent such Capital Impairment or Liquidity Impairment); provided that until and including the earlier of (x) the date falling fifteen (15) Business Days after the notice or demand of the Administrative Agent regarding the enforcement of any Security and (y) the date of delivery of the Management Notification to the Administrative Agent, the right to enforce such Security (whether in full or in part) shall be suspended.

(ii) If the Management Notification is contested by the Administrative Agent, the Administrative Agent shall nevertheless be entitled to enforce any Security granted under this Agreement up to such amount, which is, based on the Management Notification, undisputed between itself and the applicable German Loan Party. In relation to the amount which is in dispute, the applicable German Loan Party undertakes (at its own cost and expense) to arrange for the preparation of a balance sheet by its auditors in order to have such auditors determine whether (and if so, to what extent) any payment under the Security would cause a Capital Impairment or Liquidity Impairment (the “Auditor’s Determination”). The Auditor’s Determination shall be prepared, taking into account the adjustments set out above in relation to the calculation of a Capital Impairment, by applying the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) based on the same principles and evaluation methods as consistently applied by the applicable German Loan Party in the preparation of its financial statements, in particular in the preparation of its most recent annual balance sheet, and taking into consideration applicable court rulings of German courts. The applicable German Loan Party shall provide the Auditor’s Determination to the Administrative Agent within thirty (30) days (or such longer period as has been agreed between the Borrower Representative and the Administrative Agent) from the date on which the Administrative Agent contested the Management Notification in writing. The Auditor’s Determination shall be binding on the applicable German Loan Party and the Administrative Agent.

(iii) If, and to the extent that, any Security has been enforced without regard to the limitation set forth in this Section 11.14 because the amount of the available net assets or liquidity pursuant to the Auditor’s Determination is lower than the amount stated in the Management Notification, the Administrative Agent shall upon written demand of the applicable German Loan Party to the Administrative Agent repay any amount (if and to the extent already paid to the

Administrative Agent) up to and including the amount calculated in the Auditor’s Determination in accordance with this Section 11.14, provided such demand for repayment is made to the Administrative Agent within six (6) months (Ausschlussfrist) from the date such Security has been enforced.

(iv) If pursuant to the Auditor’s Determination the amount of the available net assets or liquidity is higher than set out in the Management Notification, the Administrative Agent shall be entitled to enforce into such available net assets accordingly.

(d) Exceptions. Notwithstanding the above, the limitations pursuant to this Section 11.14 shall not apply to any German Loan Party:

(i) if such German Loan Party is party as dominated entity (beherrschtes Unternehmen) of a domination agreement (Beherrschungsvertrag) and/or a profit and loss transfer agreement (Gewinnabführungsvertrag) pursuant to Section 30, paragraph 1, sentence 2 of the German Limited Liability Company Act (GmbHG) and payment by or enforcement against the German Loan Party would not violate Section 30, paragraph 1 GmbHG; provided, that the limitations pursuant to this Section 11.14 shall apply if the dominating entity is insolvent or payment by the dominated entity would result in the insolvency of the dominated entity;

(ii) if such German Loan Party has a recourse right (Rückgewähranspruch) pursuant to Section 30, paragraph 1, sentence 2 of the German Limited Liability Company Act (GmbHG) which is fully recoverable (werthaltig);

(iii) if such German Loan Party fails to deliver the Management Notification and/or the Auditor’s Determination pursuant to this Section 11.14 in the required timeframe, unless such German Loan Party proves in a court proceeding that the disputed amount is necessary for maintaining its registered share capital;

(iv) to any amounts borrowed under the Loan Documents to the extent the proceeds of such borrowing are on-lent to such German Loan Party or its Subsidiaries to the extent that any amounts so on-lent are still outstanding at the time the relevant demand is made against such German Loan Party and the repayment of such loans as a result of such on-lending is not prohibited by law; or

(v) to any amounts borrowed under the Loan Documents by such German Loan Party to the extent that any amounts so borrowed are still outstanding at the time the relevant demand for repayment is made against such German Loan Party.

ARTICLE XII

The Borrower Representative.

SECTION 12.01. Appointment; Nature of Relationship. The Company is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XI. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account(s), at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower(s). The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 12.01.

SECTION 12.02. Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

SECTION 12.03. Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.

SECTION 12.04. Notices. Each Borrower shall promptly notify the Borrower Representative of the occurrence of any Default hereunder referring to this Agreement describing such Default and stating that such notice is a “notice of default”. In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent and the Lenders. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.

SECTION 12.05. Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent shall give prompt written notice of such resignation to the Lenders.

SECTION 12.06. Execution of Loan Documents; Borrowing Base Certificate. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including, without limitation, the Borrowing Base Certificates and the Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

SECTION 12.07. Reporting. Each Borrower hereby agrees that such Borrower shall furnish promptly after each fiscal month or week, as applicable, to the Borrower Representative any certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Borrowing Base Certificate and Compliance Certificate required pursuant to the provisions of this Agreement.

SECTION 12.08. Representation of Dutch Loan Party. If, in respect of a Dutch Loan Party, this Agreement or any other Loan Document is signed or executed by another Person (a “Dutch Attorney-in-Fact”) acting on behalf of such Dutch Loan Party pursuant to a power of attorney executed and delivered by such Dutch Loan Party, it is hereby expressly acknowledged and accepted by the other parties to this Agreement or any other Loan Document that the existence and extent of such Attorney-in-Fact’s authority and the effects of such Attorney-in-Fact’s exercise or purported exercise of his or her authority shall be governed by the laws of the Netherlands.

ARTICLE XIII

Subordination of Intercompany Indebtedness.

SECTION 13.01. Subordination of Intercompany Indebtedness. Each Loan Party agrees that any and all claims of such Loan Party against any Loan Party (each an “Obligor”) with respect to any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Guaranteed Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Guaranteed Obligations; provided that, as long as no Event of Default has occurred and is continuing, such Loan Party may receive payments of principal and interest from any Obligor with respect to Intercompany Indebtedness. Notwithstanding any right of any Loan Party to ask, demand, sue for, take or receive any payment from any Obligor, all rights, liens and security interests of such Loan Party, whether now or hereafter arising and howsoever existing, in any assets of any other Obligor shall be and are subordinated to the rights of the Secured Parties in those assets. No Loan Party shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Guaranteed Obligations shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to any Loan Document, any Swap Agreement or any Banking Services Agreement have been terminated. If all or any part of the assets of any Obligor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Obligor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, administration, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Obligor is dissolved or if substantially all of the assets of any such Obligor are sold pursuant to any such proceeding, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Obligor to any Loan Party (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application on any of the Guaranteed Obligations, due or to become due, until such Guaranteed Obligations shall have first been fully paid and satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by the applicable Loan Party upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the satisfaction of all of the Guaranteed Obligations and the termination of all financing arrangements pursuant to any Loan Document among the Secured Parties, such Loan Party shall receive and hold the same in trust, as trustee, for the benefit of the Secured Parties and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Secured Parties, in precisely the form received (except for the endorsement or assignment of the Loan Party where necessary), for application to any of the Guaranteed Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Loan Party as the property of the Secured Parties. If any such Loan Party fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees is irrevocably authorized to make the same.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BELDEN INC.,
a Delaware corporation

By:	/s/ Jeremy E. Parks
	Name:	Jeremy E. Parks
	Title:	Vice President and Treasurer

OTHER LOAN PARTIES:

BELDEN 1993 LLC, a Delaware limited liability company

By:	/s/ Jeremy E. Parks
	Name:	Jeremy E. Parks
	Title:	Treasurer

BELDEN CDT NETWORKING, INC., a Washington corporation

By:	/s/ Jeremy E. Parks
	Name:	Jeremy E. Parks
	Title:	Treasurer

BELDEN FINANCE 2013 LP, a Delaware limited partnership

By:	/s/ Jeremy E. Parks
	Name:	Jeremy E. Parks
	Title:	Treasurer

Signature Page to Credit Agreement

Belden Inc.

BELDEN HOLDINGS, INC.,
a Delaware corporation

By:	/s/ Jeremy E. Parks
	Name:	Jeremy E. Parks
	Title:	Treasurer

BELDEN WIRE & CABLE COMPANY LLC, a Delaware limited liability company

By:	/s/ Jeremy E. Parks
	Name:	Jeremy E. Parks
	Title:	Treasurer

CDT INTERNATIONAL HOLDINGS LLC, a Delaware limited liability company

By:	/s/ Jeremy E. Parks
	Name:	Jeremy E. Parks
	Title:	Treasurer

GARRETTCOM, INC., a California corporation

By:	/s/ Michelle H. Long
	Name:	Michelle H. Long
	Title:	Treasurer

MIRANDA MTI, INC., a Delaware corporation

By:	/s/ Jeremy E. Parks
	Name:	Jeremy E. Parks
	Title:	Vice President and Treasurer

Signature Page to Credit Agreement

Belden Inc.

MIRANDA TECHNOLOGIES (G.V.D.) LLC,
a California limited liability company

By:	/s/ Jeremy E. Parks
	Name:	Jeremy E. Parks
	Title:	Vice President and Treasurer

PPC BROADBAND, INC., a Delaware corporation

By:	/s/ Jeremy E. Parks
	Name:	Jeremy E. Parks
	Title:	Treasurer

Signature Page to Credit Agreement

Belden Inc.

BELDEN CANADA INC.,
a Canada company

By:	/s/ Michelle H. Long
	Name:	Michelle H. Long
	Title:	Vice President, Tax and Treasurer

BELDEN CANADA FINANCE 1 ULC, a Canada company

By:	/s/ Michelle H. Long
	Name:	Michelle H. Long
	Title:	President

BELDEN CANADA FINANCE 2 ULC, a Canada company

By:	/s/ Michelle H. Long
	Name:	Michelle H. Long
	Title:	President

MIRANDA TECHNOLOGIES PARTNER ULC, a Canada company

By:	/s/ Michelle H. Long
	Name:	Michelle H. Long
	Title:	President

MIRANDA TECHNOLOGIES PARTNERSHIP, a Canada company,

By its partner, MIRANDA TECHNOLOGIES PARTNER ULC, a Canada company

By:	/s/ Michelle H. Long
	Name:	Michelle H. Long
	Title:	President

Signature Page to Credit Agreement

Belden Inc.

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent, Issuing Bank and Swingline Lender

By:	/s/ Lynne Ciaccia
	Name:	Lynne Ciaccia
	Title:	Authorized Officer

Signature Page to Credit Agreement

Belden Inc.

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH

By:	/s/ Auggie Marchetti
	Name:	Auggie Marchetti
	Title:	Authorized Officer

Signature Page to Credit Agreement

Belden Inc.

J.P. MORGAN EUROPE LIMITED

By:	/s/ Tim Jacob
	Name:	Tim Jacob
	Title:	Senior Vice President

Signature Page to Credit Agreement

Belden Inc.

WELLS FARGO BANK, NATIONAL ASSOCIATION, individually as a Lender and as Syndication Agent

By:	/s/ Anwar S. Young
	Name:	Anwar S. Young
	Title:	Authorized Signatory

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, as a Lender

By:	/s/ Domenic Cosentino
	Name:	Domenic Cosentino
	Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION (LONDON BRANCH), as a Lender

By:	/s/ N B Hogg
	Name:	N B Hogg
	Title:	Authorized Signatory

Signature Page to Credit Agreement

Belden Inc.

U.S BANK NATIONAL ASSOCIATION, individually as a Lender and as Co-Documentation Agent

By:	/s/ Lisa N. Freeman
	Name:	Lisa N. Freeman
	Title:	Senior Vice President

Signature Page to Credit Agreement

Belden Inc.

HSBC BANK USA, NATIONAL ASSOCIATION, individually as a Lender and as Co-Documentation Agent

By:	/s/ Matthew McLaurin
	Name:	Matthew McLaurin
	Title:	Vice President

Signature Page to Credit Agreement

Belden Inc.

CITIBANK, N.A., individually as a Lender and as Co-Documentation Agent

By:	/s/ James M. Walsh
	Name:	James M. Walsh
	Title:	Managing Director and Vice President

Signature Page to Credit Agreement

Belden Inc.

RBS CITIZENS, N.A., as a Lender

By:	/s/ Lori C. Hilker
	Name:	Lori C. Hilker
	Title:	Vice President

Signature Page to Credit Agreement

Belden Inc.

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Thomas S. Sherman
	Name:	Thomas S. Sherman
	Title:	Senior Vice President

PNC BANK CANADA BRANCH, as an Affiliate Canadian Lender to the Canadian Borrower

By:	/s/ Nazmin Adatia
	Name:	Nazmin Adatia
	Title:	Senior Vice President

Signature Page to Credit Agreement

Belden Inc.

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Peter Cucchiara
	Name:	Peter Cucchiara
	Title:	Vice President

By:	/s/ Kirk L. Tashjian
	Name:	Kirk L. Tashjian
	Title:	Vice President

Signature Page to Credit Agreement

Belden Inc.

BANK OF MONTREAL, CHICAGO BRANCH, as a Lender

By:	/s/ Rebecca L. Bruch
	Name:	Rebecca L. Bruch
	Title:	Vice President

Signature Page to Credit Agreement

Belden Inc.

GOLDMAN SACHS LENDING PARTNERS LLC, as a Lender

By:	/s/ Mark Walton
	Name:	Mark Walton
	Title:	Authorized Signatory

Signature Page to Credit Agreement

Belden Inc.

FIFTH THIRD BANK, as a Lender

By:	/s/ Mark Stapleton
	Name:	Mark Stapleton
	Title:	Vice President

FIFTH THIRD BANK, operating through its Canadian Branch, as a Lender

By:	/s/ Mauro Spagnolo
	Name:	Mauro Spagnolo
	Title:	Managing Director and Principal Officer

Signature Page to Credit Agreement

Belden Inc.

COMERICA BANK, as a Lender

By:	/s/ Brandon Welling
	Name:	Brandon Welling
	Title:	Vice President

Signature Page to Credit Agreement

Belden Inc.

COMMITMENT SCHEDULE

Lender	Domestic Tranche Commitment	Global Tranche Commitment	Aggregate Commitment	Treaty Passport Scheme Reference Number and Jurisdiction of Tax Residence (if applicable)
JPMorgan Chase Bank, N.A.	$37,000,000	$33,000,000	$70,000,000	13/M/0268710/DTTP (United States)
Wells Fargo Bank, National Association	$37,000,000	$33,000,000	$70,000,000
U.S. Bank National Association	$37,500,000	$0	$37,500,000
HSBC Bank, National Association	$19,500,000	$18,000,000	$37,500,000
Citibank, N.A.	$19,500,000	$18,000,000	$37,500,000
RBS Citizens, N.A.	$12,500,000	$11,000,000	$23,500,000
PNC Bank, National Association	$12,500,000	$11,000,000	$23,500,000	13/P/63904/DTTP (United States)
Deutsche Bank AG, New York Branch	$12,500,000	$11,000,000	$23,500,000
Bank of Montreal	$23,500,000	$0	$23,500,000
Goldman Sachs Lending Partners LLC	$12,500,000	$11,000,000	$23,500,000
Fifth Third Bank	$8,000,000	$7,000,000	$15,000,000	13/F/24267/DTTP (United States)
Comerica Bank	$8,000,000	$7,000,000	$15,000,000
Total	$240,000,000	$160,000,000	$400,000,000

Commitment Schedule

SCHEDULE 2.06

EXISTING LETTERS OF CREDIT

Beneficiary	L/C Number	Pricing Option	Status	Facility/Borrower	Current Amount	Currency	Actual Expiry	Issuing Bank
Ace Insurance	SM207971	Standby Letter of Credit	Active	REVOLVER / BELDEN, INC	3,044,318.00	USD	1-Apr-14	Wells Fargo Bank, N.A
Federal Insurance Company	SM209303	Standby Letter of Credit	Active	REVOLVER / BELDEN, INC	264,566.58	USD	30-Sep-13	Wells Fargo Bank, N.A
Citibank Global Markets Deutschland AG & Co.	SM232024	Standby Letter of Credit	Active	REVOLVER / BELDEN, INC	1,675,039.11	USD	8-Jul-14	Wells Fargo Bank, N.A
ING Bank	SM233772	Standby Letter of Credit	Active	REVOLVER / BELDEN, INC	680,010.86	USD	12-Jan-14	Wells Fargo Bank, N.A
Ace Insurance	SM235302	Standby Letter of Credit	Active	REVOLVER / BELDEN, INC	700,000.00	USD	22-Jul-14	Wells Fargo Bank, N.A

1

SCHEDULE 3.06

DISCLOSED MATTERS

None.

2

SCHEDULE 3.14

INSURANCE

Loan Party	Coverage Line	Insurer	Limits
Belden Inc.	General Liability Employee Benefits Liability (Claims Made) (terrorism excluded) Sales: $180,288,418 Rate: ..062	ACE HDOG27013879	$1M per occ / $2M aggregate $2M ea. claim & aggregate (ALAE outside limit & retention) EBL Retro Date = 10/01/04

Belden Inc.	Automobile Liability (terrorism excluded) #Units: 193 Rate: 319.99	ACE ISAH08711367	$1M Combined Single Limit per accident

Belden Inc.	Workers’ Compensation & Employer’s Liability (terrorism mandatory) Payroll: $178,748,887 (exl. Monopolistic) Rate: 0.1127	ACE WLRC47125017 WLRC47125005 SCFC47125029	WC - Statutory EL - $1M/$1M/$1M

Belden Inc.	Umbrella / Excess Liability	Allianz ULA 2003944 ULA 7221952 (CAN) XL US00036163LI12A AWAC 0307-0118	$25M excess of primary $25M excess of $25M $25M excess of $50M

Belden Inc.	Canadian Automobile Liability #Units: 29 Rate: 789	Aviva 41099601	$2M (CDN) Combined Single Limit per accident

3

Loan Party	Coverage Line	Insurer	Limits
Belden Inc.	Errors and Omissions Miranda Technologies Retro Date: 7/21/2004; 3/31/93 for Omnibus Extension till 11/1/2012	Zurich 8838696	$10M Each and every claim Aggregate

Belden Inc.	Errors and Omissions Retro Date: 11/1/2012; except 7/21/2004 for Miranda Technologies	Lloyds of London (Beasley US Services) W13193120101	$10M Policy Aggregate w/ sublimits: $3M Regulatory Defence & Penalties $2.5M Privacy Verificiation Costs

Belden Inc.	Non-Owned Aviation Liability	Catlin (W. Brown) NAN4014687	$10M Combined Single Limit $10M War Risk Aggregate

Belden Inc.	Aviation – Products Exposure: $106,000,000	Chartis AP023086626-02	$100M Each Occurrence $100M Each Grounding and Annual Aggregate $50M War Risk Aggregate

Belden Inc.	International Liability US Master Policy	ACE CXCD37812110	$1M per occurrence $2M aggregate

Belden Inc.	Property (terrorism excluded) TIV - $1,922,654,491 Rate - .0434	Allianz CLP 3013734	$350M except $100M Annual Agg Earth Movement & Flood $300M Annual Aggregate Boiler & Machinery (plus various other sublimits)

4

Loan Party	Coverage Line	Insurer	Limits

Belden Inc.	Marine / Cargo Sales: $159,798,000 Rate- .000227	AGCS (Allianz) OC-91152600	$5M (plus various other sublimits)

5

SCHEDULE 3.15

CAPITALIZATION AND SUBSIDIARIES

Entity	Equityholder	Ownership Percentage	Class of Equity	Type of Entity and Jurisdiction of Organization	Relationship to Company
Belden CDT Networking, Inc.	Belden Inc.	100%	N/A	Corporation (Washington)	Direct Subsidiary
GarrettCom, Inc.	Belden Inc.	100%	N/A	Corporation (California)	Direct Subsidiary
Belden LRC Mexico S de R.L. de C.V.	Belden Inc. (99.97%) Belden CDT International, Inc. (0.03%)	100%	N/A	Sociedad de Responsabilidad Limitada de Capital Variable (Mexico)	Direct Subsidiary
Belden 1993 LLC	Belden Inc.	100%	N/A	Limited Liability Company (Delaware)	Direct Subsidiary
PPC Broadband, Inc.	Belden Inc.	100%	N/A	Corporation (Delaware)	Direct Subsidiary
SKT International Holdings, B.V.	Belden Inc.	100%	N/A	Besloten Vennootschap (Netherlands)	Direct Subsidiary
Hirschmann Electronics GmbH	Belden Inc. (5.1%) Belden Electronics GmbH (94.9%)	100%	N/A	Gesellschaft mit beschränkter Haftung (Germany)	Direct Subsidiary
Belden Canada Finance 1 ULC	Belden Inc.	100%	N/A	Unlimited Liability Corporation (Alberta, Canada)	Direct Subsidiary
Belden Canada Finance 2 ULC	Belden Inc.	100%	N/A	Unlimited Liability Corporation (Alberta, Canada)	Direct Subsidiary
LANStore, Inc.	GarrettCom, Inc.	100%	N/A	Corporation (California)	Indirect Subsidiary
GarretCom Europe Ltd	GarrettCom, Inc.	100%	N/A	Limited Company (United Kingdom)	Indirect Subsidiary

6

Entity	Equityholder	Ownership Percentage	Class of Equity	Type of Entity and Jurisdiction of Organization	Relationship to Company
Belden Wire & Cable Company LLC	Belden 1993 LLC	100%	N/A	Limited Liability Company (Delaware)	Indirect Subsidiary
Belden CDT International, Inc.	Belden Wire & Cable Company LLC	100%	N/A	Corporation (Delaware)	Indirect Subsidiary
Belden Holdings, Inc.	Belden Wire & Cable Company LLC (61%) CDT International Holdings LLC (39%)	100%	N/A	Corporation (Delaware)	Indirect Subsidiary
Belden Asia (Thailand) Co. Ltd.	Belden Wire & Cable Company LLC	100%	N/A	Limited Company (Thailand)	Indirect Subsidiary
Belden Australia Pty Ltd.	Belden Wire & Cable Company LLC	100%	N/A	Limited Company (Australia)	Indirect Subsidiary
Belden Technologies, LLC	Belden Wire & Cable Company LLC	100%	N/A	Limited Liability Company (Delaware)	Indirect Subsidiary
Belden Industria E Comercio Ltda.	Belden Wire & Cable Company LLC (0.01%) Belden CDT International, Inc. (99.99%)	100%	N/A	Limited Liability Company (Brazil)	Indirect Subsidiary
Belden Electronics Argentina S.A.	Belden Wire & Cable Company LLC	100%	N/A	Sociedad Anónima (Argentina)	Indirect Subsidiary
Belden Electronics S.A. de C.V.	Belden Wire & Cable Company LLC (98%) Belden CDT International, Inc. (2%)	100%	N/A	Sociedad Anónima de Capital Variable (Mexico)	Indirect Subsidiary
Belden de Sonora de C.V.	Belden Wire & Cable Company LLC (98%) Belden CDT International, Inc. (2%)	100%	N/A	Sonora de Capital Variable (Mexico)	Indirect Subsidiary
Belden Technologies S.r.l.	Belden Wire & Cable Company LLC	100%	N/A	Società a Responsabilità Limitata (Peru)	Indirect Subsidiary

7

Entity	Equityholder	Ownership Percentage	Class of Equity	Type of Entity and Jurisdiction of Organization	Relationship to Company
Miranda MTI, Inc.	CDT International Holdings LLC (59.46%) Belden Holdings, Inc. (40.54%)	100%	N/A	Corporation (Delaware)	Indirect Subsidiary
Belden Global C.V.	CDT International Holdings LLC (1%) Belden Holdings, Inc. (99%)	100%	N/A	Commanditaire Vennootschap (Netherlands)	Indirect Subsidiary
PPC International Sales Corp.	PPC Broadband, Inc.	100%	N/A	Corporation (Nevada)	Indirect Subsidiary
BIBIXI Communications Systems (Suzhou) Co., Ltd.	PPC Broadband, Inc.	100%	N/A	Limited Company (China)	Indirect Subsidiary
Miranda Technologies (G.V.D.) LLC	Miranda MTI, Inc.	100%	N/A	Limited Liability Company (California)	Indirect Subsidiary
Belden Canada Finance 2013 LP	Belden Finance 2013 LP (99%) Belden Canada Finance 2 ULC (1%)	100%	N/A	Limited Partnership (Ontario, Canada)	Indirect Subsidiary
CDT International Holdings LLC	Belden CDT Networking, Inc.	100%	N/A	Limited Liability Company (Delaware)	Indirect Subsidiary
Miranda Technologies Partner ULC	Belden Canada Inc.	100%	N/A	Unlimited Liability Corporation (Alberta, Canada)	Indirect Subsidiary
Miranda Technologies Partnership	Belden Canada Inc. (99.9999%) Miranda Technologies Partner ULC (0.0001%)	100%	N/A	General Partnership (Ontario, Canada)	Indirect Subsidiary
Belden Europe B.V.	Belden Canada Inc. (0.93%) Belden Signal Solutions B.V. (99.07%)	100%	N/A	Besloten Vennootschap (Netherlands)	Indirect Subsidiary

8

Entity	Equityholder	Ownership Percentage	Class of Equity	Type of Entity and Jurisdiction of Organization	Relationship to Company
Belden FinCo Inc.[1]	Belden Canada Inc.	100%	N/A	Corporation (Ontario, Canada)	Indirect Subsidiary
9074-8427 Quebec Inc. [1]	Belden Canada Inc.	100%	N/A	Corporation (Quebec, Canada)	Indirect Subsidiary
Diskstream Inc.[1]	Belden Canada Inc.	100%	N/A	Corporation (Ontario, Canada)	Indirect Subsidiary
Vertigo X Media Inc.[1]	Belden Canada Inc.	100%	N/A	Corporation (Quebec, Canada)	Indirect Subsidiary
Belden Finance 2013 LP	Belden Canada Finance 1 ULC (99%) Belden Canada Finance 2 ULC (1%)	100%	N/A	Limited Partnership (Delaware)	Indirect Subsidiary
Belden Electronics GmbH	Belden Deutschland GmbH	100%	N/A	Gesellschaft mit beschränkter Haftung (Germany)	Indirect Subsidiary
Cable Design Technologies (Deutschland) GmbH	Belden Deutschland GmbH	100%	N/A	Gesellschaft mit beschränkter Haftung (Germany)	Indirect Subsidiary
Hirschmann Automation and Control GmbH	Belden Electronics GmbH	100%	N/A	Gesellschaft mit beschränkter Haftung (Germany)	Indirect Subsidiary
Miranda Technologies Asia Limited	Belden Europe B.V.	100%	N/A	Limited Company (Hong Kong)	Indirect Subsidiary
Miranda Asia K.K.	Belden Europe B.V.	100%	N/A	Kabushiki Kaisha (Japan)	Indirect Subsidiary
Miranda Technologies Limited	Belden Europe B.V.	100%	N/A	Limited Company (United Kingdom)	Indirect Subsidiary
Miranda Technologies France SAS	Belden Europe B.V.	100%	N/A	Société par Actions Simplifiée (France)	Indirect Subsidiary
Belden Deutschland GmbH	Belden Europe B.V.	100%	N/A	Gesellschaft mit beschränkter Haftung (Germany)	Indirect Subsidiary

[1] Belden FinCo Inc. 9074-8427 Quebec, Inc., Diskstream, Inc., and Vertigo X Media Inc. to be dissolved post-closing.

9

Entity	Equityholder	Ownership Percentage	Class of Equity	Type of Entity and Jurisdiction of Organization	Relationship to Company
Belden Cekan A/S	Belden Europe B.V.	100%	N/A	Aktieselskab (Denmark)	Indirect Subsidiary
ITC Industria Tecnica CAVI S.r.1.	Belden Europe B.V.	100%	N/A	Società a Responsabilità Limitata (Italy)	Indirect Subsidiary
Belden Italia SRL	Belden Europe B.V.	100%	N/A	Società a Responsabilità Limitata (Italy)	Indirect Subsidiary
Noslo Limited	Belden Europe B.V.	100%	N/A	Limited Company (United Kingdom)	Indirect Subsidiary
Belden Commercial Services B.V.	Belden Europe B.V.	100%	N/A	Besloten Vennootschap (Netherlands)	Indirect Subsidiary
Belden Solutions B.V.	Belden Europe B.V.	100%	N/A	Besloten Vennootschap (Netherlands)	Indirect Subsidiary
Belden Wire & Cable B.V.	Belden Europe B.V.	100%	N/A	Besloten Vennootschap (Netherlands)	Indirect Subsidiary
Lukram SRO	Belden Europe B.V. (70%) Belden Far East Holdings B.V. (30%)	100%	N/A	Limited Liability Company (Czech Republic)	Indirect Subsidiary
Belden Far East Holdings B.V.	Belden Europe B.V.	100%	N/A	Besloten Vennootschap (Netherlands)	Indirect Subsidiary
Belden CDT European Shared Services B.V.	Belden Europe B.V.	100%	N/A	Besloten Vennootschap (Netherlands)	Indirect Subsidiary
Belden Global C.V. & Belden Wire & Cable B.V. Finance GbR	Belden Global C.V. ( 0.02%) Belden Wire & Cable B.V. (0.08%) Belden Wiring Company Limited (99.9%)	100%	N/A	Gesellschaft bürgerlichen Rechts (Germany)	Indirect Subsidiary
Belden International Holdings B.V.	Belden Global C.V.	100%	N/A	Besloten Vennootschap (Netherlands)	Indirect Subsidiary
Belden Canada Inc.	Belden International Holdings B.V.	100%	Common Stock	Corporation (Ontario, Canada)	Indirect Subsidiary
Belden Signal Solutions B.V.	Belden International Holdings B.V.	100%	N/A	Besloten Vennootschap (Netherlands)	Indirect Subsidiary

10

Entity	Equityholder	Ownership Percentage	Class of Equity	Type of Entity and Jurisdiction of Organization	Relationship to Company
Belden UK Limited	Belden Commercial Services B.V.	100%	N/A	Limited Company (United Kingdom)	Indirect Subsidiary
Belden AB	Belden Commercial Services B.V.	100%	N/A	Aktiebolag (Sweden)	Indirect Subsidiary
Belden France SAS	Belden Commercial Services B.V.	100%	N/A	Société par Actions Simplifiée (France)	Indirect Subsidiary
Belden Iberia SL	Belden Commercial Services B.V.	100%	N/A	Sociedad Limitada (Spain)	Indirect Subsidiary
Miranda Technologies Singapore Pte. Ltd.	Miranda Technologies Limited	100%	N/A	Private Limited Company (Singapore)	Indirect Subsidiary
Miranda Technologies Malaysia SDN BHD	Miranda Technologies Limited	100%	N/A	Private Limited Company (Malaysia)	Indirect Subsidiary
Softel Limited	Miranda Technologies Limited	100%	N/A	Limited Company (United Kingdom)	Indirect Subsidiary
Belden Singapore Private Limited	Belden CDT International, Inc.	100%	N/A	Limited Company (Singapore)	Indirect Subsidiary
Belden India Private Limited	Belden Singapore Private Limited	100%	N/A	Limited Company (India)	Indirect Subsidiary
Belden Automation (Asia Pacific) Pte. Ltd.	Belden Singapore Private Limited	100%	N/A	Limited Company (Singapore)	Indirect Subsidiary
Hirschmann Automation & Cntrl. (Shanghai) Co. Ltd.	Hirschmann Electronics (Hong Kong) Co. Ltd.	100%	N/A	Limited Company (China)	Indirect Subsidiary
Anglo American Cables Ltd	Noslo Limited	100%	N/A	Limited Company (United Kingdom)	Indirect Subsidiary
Nordx/CDT Ltd	Noslo Limited	100%	N/A	Limited Company (United Kingdom)	Indirect Subsidiary
Belden Dunakabel Kft	Belden Solutions B.V. (99.9%) Belden Wire & Cable B.V. (0.1%)	100%	N/A	Limited Liability Company (Hungary)	Indirect Subsidiary

11

Entity	Equityholder	Ownership Percentage	Class of Equity	Type of Entity and Jurisdiction of Organization	Relationship to Company
Lukram Automation	Lukram SRO	100%	N/A	Limited Company (Czech Republic)	Indirect Subsidiary
St. Kitts Technology Limited	SKT International Holdings, B.V.	100%	N/A	Limited Company (St. Kitts)	Indirect Subsidiary
Kajola-Kristada, Limited	St. Kitts Technology Limited	100%	N/A	Limited Company (St. Kitts)	Indirect Subsidiary
Softel USA LLC	Softel Limited	100%	N/A	Limited Liability Company (California)	Indirect Subsidiary
Belden Hirschmann Networking System Trading (Shanghai) Co. Ltd.	Belden Wiring Company Limited	100%	N/A	Limited Company (China)	Indirect Subsidiary
LTK Industries (Suzhou) Limited	Belden Wiring Company Limited	100%	N/A	Limited Company (China)	Indirect Subsidiary
Belden Asia (Hong Kong) Limited	Belden Far East Holdings B.V.	100%	N/A	Limited Company (Hong Kong)	Indirect Subsidiary
Belden Wiring Company Limited	Belden Far East Holdings B.V.	100%	N/A	Limited Company (Hong Kong)	Indirect Subsidiary
LTK Cable Technology Ltd.	Belden Far East Holdings B.V.	100%	N/A	Limited Company (Taiwan)	Indirect Subsidiary
Belden Technologies Co., Ltd.	Belden Far East Holdings B.V.	100%	N/A	Limited Company (Japan)	Indirect Subsidiary
Hirschmann Automation and Control KK	Belden Technologies Co., Ltd.	100%	N/A	Limited Company (Japan)	Indirect Subsidiary

12

SCHEDULE 6.01

EXISTING INDEBTEDNESS

Letters of Credit

Account Party	Bank	L/C Number	Beneficiary	Amount	Currency	Purpose	Expiration
PPC Broadband, Inc.	HSBC	SDCMNT561215	Travelers	542,000.00	USD	Insurance	02/24/2014

Bank Guarantees

Loan Party	Guarantor	Reference	Beneficiary	Amount	Currency	Purpose
Miranda Technologies Limited	Lloyds	N/A	HM Revenue and Customs	100,000.00	GBP	VAT
Miranda Technologies Limited	Lloyds	GTSB060013885 GTSA050011098 GTSB111000262	Egyptian Radio and Television Union	195,090.00	USD	Performance
Belden Wire & Cable B.V.	ING Bank	2007011587	Warehouse de Pauw	501,816.00	EUR	Lease back of Venlo premises
Belden Wire & Cable B.V.	Citibank	5138318501	Warehouse de Pauw	1,300,000.00	EUR	Lease back of Venlo premises
Belden Wire & Cable B.V.	Citibank	5138339501	KBC Lease Nederland B.V.	25,100.04	EUR	Copiers Rentals
Belden UK Limited	Citibank	5139279506	HM Revenue and Customs	200,000.00	GBP	Import/Export (BWC)
Hirschmann Automation & Control GmbH	Citibank	5210173501	Degedomus	1,322,013.93	EUR	Office HAC Ettlingen
PPC Broadband, Inc.	HSBC	3DCMTN502391	Consultancy Services Ltd.	7,900.00	USD	Performance Guarantee

13

Surety Bonds

Bond Issuer	Reference	Beneficiary	Amount	Currency
ACE INA Insurance	Bond#M218048	Canadian Revenue Agency	25,000.00	CAD
Westchester Fire Insurance	Bond#091105008	Department of Treasury	200,000.00	USD
Westchester Fire Insurance	Bond#K08085250	Commonwealth of Kentucky	691,582.00	USD
Westchester Fire Insurance	Bond#K08085225	State of Arkansas	100,000.00	USD
Westchester Fire Insurance	Bond#K08085249	Industrial Commission of Arizona	250,000.00	USD
Westchester Fire Insurance	Bond#08085237	State of Vermont	350,000.00	USD
Westchester Fire Insurance	Bond#08085377	Commonwealth of Massachusetts	100,000.00	USD

Intercompany Indebtedness

Lender	Borrower	Security for Indebtedness	Outstanding Balance
Belden Inc.	Belden Holdings, Inc.	None.	$126,655,000
Belden Holdings, Inc.	Belden Global C.V.	None.	$233,510,000
Belden Global CV & Belden Wire & Cable BV & Co Finance GbR	Belden Deutschland GmbH	None.	$167,585,000
Belden Inc.	Belden Holdings, Inc.	None.	$56,404,000
Belden Inc.	Belden CDT International	None.	$33,204,000
Belden Electronics	Belden Deutschland GmbH	None.	$44,593,000
Belden Europe B.V.	ITC	None.	$4,590,000
Belden Far East Holding B.V.	Belden Deutschland GmbH	None.	$111,461,000
CDT Deutschland	Belden Deutschland GmbH	None.	$61,689,000
Hirschmann Electronics	Belden Deutschland GmbH	None.	$9,835,000
Belden FinCo Inc.	Belden CDT Canada	None.	$235,124,000
Belden Europe B.V.	Belden Deutschland GmbH	None.	$262,260,000

14

Lender	Borrower	Security for Indebtedness	Outstanding Balance
Belden Wire & Cable Co.	Belden Australia Pty	None.	$28,750,000
Belden Global CV & Belden Wire & Cable BV & Co Finance GbR	Belden Global C.V.	None.	$33,000
Belden Wiring Co. Ltd	Belden Far East Holding B.V.	None.	$59,634,000
Belden Wiring Co. Ltd	Belden Far East Holding B.V.	None.	$7,994,000
Belden Europe B.V.	Belden UK Limited	None.	$39,924,000
Noslo Limited	Belden Inc.	None.	$32,363,000
Belden Inc.	Belden Canada Inc.	None.	$16,453,000
Belden Holdings International	Belden Signal Solutions B.V.	None.	$258,813,000
Belden Signal Solutions B.V.	Belden Europe B.V.	None.	$258,813,000
Belden Inc.	Belden Global C.V.	None.	$393,390,000
Belden Global C.V.	Belden Europe B.V.	None.	$393,390,000
Belden Deutschland GmbH	Belden Inc.	None.	$196,695,000
Belden Inc.	Belden Europe B.V.	None.	$196,695,000

Other Indebtedness

Applicable Company or Companies	Description of Indebtedness	Security for Indebtedness	Outstanding Balance
Belden UK Limited, Belden Inc., Belden Europe B.V.	Guarantee by Belden Inc. and Belden Europe B.V. of pension and other employment obligations of principal employer Belden UK Limited	None.	N/A

15

SCHEDULE 6.02

EXISTING LIENS

Loan Party	Jurisdiction	Filing No.	Secured Party	Encumbered Assets	Outstanding Balance
Belden Inc.	Missouri, St. Louis County Recorder	Tax Lien Number: 213233	State of Missouri	All real and personal property of the Debtor.	Disputed tax indebtedness related to owned aircraft for approximately $504,000.00.

16

SCHEDULE 6.04

EXISTING INVESTMENTS

Entity	Equityholder	Ownership Percentage	Type of Entity
Port GmbH	Belden Europe B.V.	25%	Gesellschaft mit beschränkter Haftung (Germany)
Xuzhou Hirschmann Electronics Co. Ltd.	Hirschmann Automation and Control GmbH	50%	Limited Company (China)
GarretCom India Pvt. Ltd.	GarrettCom, Inc.	49%	Limited Company (India)

17

SCHEDULE 6.09

TRANSACTIONS WITH AFFILIATES

None.

18

SCHEDULE 6.10

EXISTING RESTRICTIONS

None.

19

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and other rights of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s):	Belden Inc. and certain Foreign Borrowers

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of October 3, 2013 among Belden Inc., the Foreign Borrowers party thereto, the other Loan Parties party thereto, the Lenders parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

[1]	Select as applicable.

Exhibit A

6.	Assigned Interest:

Domestic Tranche

Facility Assigned[2]	Aggregate Amount of Domestic Tranche Commitment/Loans for all Lenders	Amount of Domestic Tranche Commitment/ Loans Assigned	Percentage Assigned of Domestic Tranche Commitment/Loans[3]
	$	$	%
	$	$	%
	$	$	%

Global Tranche

Facility Assigned[2]	Aggregate Amount of Global Tranche Commitment/Loans for all Lenders	Amount of Global Tranche Commitment/ Loans Assigned	Percentage Assigned of Global Tranche Commitment/Loans[3]
	$	$	%
	$	$	%
	$	$	%

7.	Assignee’s HMRC DTTP Scheme Reference Number and Jurisdiction of Tax Residence (if applicable): .

Effective Date:                      , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment”)
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit A

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

By entering into this Assignment and Assumption, the Assignee hereby acknowledges, agrees to, and becomes bound by the Collection Allocation Mechanism Agreement dated as of October 3, 2013 (the “Lender Allocation Agreement”) among the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, on the same terms and conditions as if it were a party thereto. The Assignee, by entering into this Assignment and Assumption, agrees to perform all obligations applicable to it as a Lender under the Lender Allocation Agreement and shall be entitled to all benefits applicable to it in its capacity as a Lender under the Lender Allocation Agreement (based on, in each case, its interests under the Credit Agreement). By entering into this Assignment and Assumption, the Assignee hereby furthermore ratifies and approves all acts done by the Administrative Agent in respect of German Collateral in accordance with Section 8.09(d) of the Credit Agreement and furthermore authorizes and grants a power of attorney (Vollmacht) to the Administrative Agent in accordance with terms set forth herein.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][4] Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Issuing Bank and Swingline Lender

By
Title:

[4]	To be added only if the consent of the Administrative Agent, Issuing Bank and/or Swingline Lender, as applicable, is required by the terms of the Credit Agreement.

Exhibit A

[Consented to:][5]

BELDEN INC.

By
Title:

[5]	To be added only if the consent of the Borrower Representative and/or other parties (e.g. Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.

Exhibit A

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Electronic System shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit A

EXHIBIT B

BORROWING BASE CERTIFICATE

[Attached]

Exhibit B

EXHIBIT C

COMPLIANCE CERTIFICATE

To:	The Lenders parties to the

Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of October 3, 2013 (as amended, modified, renewed or extended from time to time, the “Agreement”) among Belden Inc. (the “Company”), the Foreign Borrowers party thereto, the other Loan Parties, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders and as the Issuing Bank. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected                                         of the Company;

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements and, with respect to quarterly financial statements, such financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

3. The examinations described in paragraph 2 did not disclose, except as set forth below, and I have no knowledge of (i) the existence of any condition or event which constitutes a Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate or (ii) any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements referred to in Section 3.04 of the Agreement;

4. I hereby certify that no Loan Party has (i) changed its name, its chief executive office or principal place of business or (ii) undergone any other organizational change, in each case, without having given the Administrative Agent notice, to the extent required, pursuant to the terms of any Security Agreement;

5. Schedule I attached hereto is a list identifying all Material Subsidiaries;

[6. Schedule II attached hereto sets forth reasonably detailed calculations of the Fixed Charge Coverage Ratio as of the last day of the most recently ended period of four fiscal quarters;]2

7. Schedule [III] hereto sets forth financial data and computations necessary to determine the Applicable Rate commencing on the Business Day this certificate is delivered, all of which data and computations are true, complete and correct; and

8. Schedule [IV] hereto sets forth updated versions of the Exhibits to each Security Agreement, to the extent required thereunder (or, with respect to any Exhibit(s) for which no change has been made, an indication that there has been “no change” to such Exhibit(s)).

[2]	Only include if applicable.

Exhibit C

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the (i) nature of the condition or event, the period during which it has existed and the action which the Company has taken, is taking, or proposes to take with respect to each such condition or event or (ii) the change in GAAP or the application thereof and the material effect, if any, of such change on the attached financial statements:

Exhibit C

The foregoing certifications, together with the computations set forth in Schedules [I, II and III] [I and II] hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this     day of             ,         .

BELDEN INC.

By:
Name:
Title:

Exhibit C

SCHEDULE I

List of Material Subsidiaries

Exhibit C

[SCHEDULE II]

Compliance as of                     ,              with

Provisions of Section 6.13 of the Agreement

The computations set forth in this Schedule II are designed to facilitate the calculation of the financial covenant in the Agreement relating to the information set forth in the Company’s consolidated financial statements delivered with this Compliance Certificate. The computations set forth in this Schedule II have been made in accordance with GAAP (subject to Section 1.04 of the Agreement). The use of abbreviated terminology and/or descriptions in the computations below are not in any way intended to override or eliminate the more detailed descriptions for such computations set forth in the relevant provisions of the Agreement, all of which shall be deemed to control. In addition, the failure to identify any specific provisions or terms of the Agreement in this Schedule II does not in any way affect their applicability during the periods covered by such financial statements or otherwise, which shall in all cases be governed by the Agreement.

FIXED CHARGE COVERAGE RATIO

A. EBITDA for the most recently ended four (4) fiscal quarters:

With reference to any period:

(i) Net Income for such period	$

plus, to the extent deducted in determining Net Income, without duplication,

(ii) Interest Expense (including amortization of debt discount and debt issuance fees, costs and expenses) for such period	+ $

(iii) expense for taxes measured by net income, profits or capital (or any similar measures), paid or accrued, including, without limitation, federal and state and local income taxes, foreign income taxes, or franchise taxes for such period	+ $

(iv) depreciation for such period	+ $

(v) amortization for such period	+ $

(vi) each non-cash expense (including, without limitation, non-cash expenses related to stock based compensation), non-cash charge or non-cash loss (including, extraordinary, unusual or non-recurring non-cash losses), including, without limitation, in connection with Permitted Acquisitions or restructurings, incurred or recognized for such period	+ $

(vii) cash charges incurred in connection with acquisition activities prior to the Effective Date and to the extent not in excess of $10,000,000	+ $

(viii) fees, costs and expenses incurred in connection with any Permitted Acquisition, in each case whether or not consummated and solely to the extent disclosed in writing to the Administrative Agent and in an aggregate amount not to exceed $10,000,000 during any period of four consecutive fiscal quarters of the Company	+ $

(ix) cash charges or extraordinary, unusual or non-recurring cash losses incurred or recognized, including, without limitation, severance, relocation and restructuring expenses (not to exceed $50,000,000 during any period of four consecutive fiscal quarters of the Company)	+ $

(x) any premiums, penalties, or similar payments in connection with any refinancing of Indebtedness, together with the fees, costs and expenses incurred in connection with any such refinancing	+ $

(xi) fees, costs and expenses incurred in connection with the Transactions	+ $

minus, without duplication and to the extent included in Net Income,

(xii) interest income for such period	– $

(xiii) income tax credits and refunds (to the extent not netted from income tax expense) for such period	– $

(xiv) any cash payments made during such period in respect of items described in clause (vi) above subsequent to the fiscal quarter in which the relevant non-cash expenses, charges or losses were incurred	– $

(xv) extraordinary, unusual or non-recurring income or gains for such period	– $

EBITDA	= $

Exhibit C

B. Fixed Charges for the most recently ended four (4) fiscal quarters:

With reference to any period (without duplication):

(i) cash Interest Expense	$

(ii) to the extent positive, expenses for income taxes paid in cash	+ $

(iii) scheduled cash principal payments made on Indebtedness for borrowed money	+ $

(iv) regularly scheduled cash dividends paid by the Company (in accordance with the Company’s historical dividend policy)	+ $

(v) cash contributions to any Plan (to the extent not accounted for in the calculation of EBITDA)	+ $

Fixed Charges	= $

C. Fixed Charge Coverage Ratio

(i) EBITDA (from Section A above)	$

(ii) Capital Expenditures (other than Capital Expenditures (a) financed with Indebtedness (other than Revolving Loans), (b) made to restore, replace or rebuild assets subject to casualty or condemnation events to the extent made with the cash proceeds of insurance or condemnation awards, (c) to the extent made with the cash proceeds of permitted asset dispositions and/or (d) constituting capital assets acquired in a Permitted Acquisition	– $

(iii) Cash Flow	= $

(iv) Fixed Charge Coverage Ratio (ratio of Cash Flow (from clause (iii) of this Section C) to Fixed Charges (from Section B above))	to 1.0

[(v) Maximum Fixed Charge Coverage Ratio permitted under Section 6.13]	[1.0 to 1.0]

[(vi) In compliance?]	[Yes/No (select one)][31]

[31]	Not applicable other than during an FCCR Test Period.

Exhibit C

SCHEDULE [III]

Company’s Applicable Rate Calculation

The computations set forth in this Schedule III are designed to facilitate the calculation of the “Applicable Rate” in the Agreement based on the information set forth in the Company’s consolidated financial statements delivered with this Compliance Certificate. The computations set forth in this Schedule III have been made in accordance with GAAP (subject to Section 1.04 of the Agreement). The use of abbreviated terminology and/or descriptions in the computations below are not in any way intended to override or eliminate the more detailed descriptions for such computations set forth in the relevant provisions of the Agreement, all of which shall be deemed to control. In addition, the failure to identify any specific provisions or terms of the Agreement in this Schedule III does not in any way affect their applicability during the periods covered by such financial statements or otherwise, which shall in all cases be governed by the Agreement.

APPLICABLE RATE

Total Net Leverage Ratio	ABR and Canadian Base Rate Spread	Eurocurrency, CDOR and Overnight LIBO Spread
< 2.00 to 1.00	0.25%	1.25%
< 3.00 to 1.00 but ≥ 2.00 to 1.00	0.50%	1.50%
≥ 3.00 to 1.00	0.75%	1.75%

Total Net Leverage Ratio for the most recently ended four (4) fiscal quarters:

(i) the aggregate principal amount of Funded Indebtedness on the last day of such period minus Unrestricted Cash on the last day of such period	$

(ii) EBITDA (from Section A of Schedule [II])	$

Total Net Leverage Ratio (ratio of amount set forth in clause (i) of this Section A to EBITDA)	to 1.0

Applicable Rate (based on table set forth above):

ABR and Canadian Base Rate Spread	[ ]%

Eurocurrency, CDOR and Overnight LIBO Spread	[ ]%

Change from prior period?	[Yes/No (select one)]

Exhibit C

SCHEDULE [IV]

Updated Exhibits to Security Agreements

[Attached]

Exhibit C

EXHIBIT D

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of             ,     , 20    , is entered into between [New Subsidiary], a [                    ] (the “New Subsidiary”) and JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent (the “Administrative Agent”) under that certain Credit Agreement dated as of October 3, 2013 (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”) among Belden Inc. (the “Company”), the Foreign Borrowers party thereto, the other Loan Parties party thereto, the Lenders party thereto and the Administrative Agent for the Lenders. All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

The New Subsidiary and the Administrative Agent, for the benefit of the Lenders, hereby agree as follows:

1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a [Include Jurisdiction] Loan Party under the Credit Agreement and a “Loan Guarantor” under Article [X/XI] for all purposes of the Credit Agreement and shall have all of the obligations of a [Include Jurisdiction] Loan Party and a Loan Guarantor under Article [X/XI] thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement, (b) all of the covenants set forth in Articles V and VI of the Credit Agreement and (c) all of the guaranty obligations set forth in Article [X/XI], as applicable, of the Credit Agreement.

2. If required, the New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such Collateral Documents (and such other documents and instruments) as requested by the Administrative Agent in accordance with the Credit Agreement.

3. The address of the New Subsidiary for purposes of Section 9.01 of the Credit Agreement is as follows:

4. The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

5. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

6. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Exhibit D

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Exhibit D

EXHIBIT E-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 3, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Belden Inc., the Foreign Borrowers party thereto, the other Loan Parties party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for the Lenders.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower Representative with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Representative and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:             , 20[    ]

EXHIBIT E-1

EXHIBIT E-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 3, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Belden Inc., the Foreign Borrowers party thereto, the other Loan Parties party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for the Lenders.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1.

[NAME OF PARTICIPANT]

By:
Name:
Title:

2.	Date: , 20[ ]

EXHIBIT E-2

EXHIBIT E-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 3, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Belden Inc., the Foreign Borrowers party thereto, the other Loan Parties party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for the Lenders.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

3.

[NAME OF PARTICIPANT]

By:
Name:
Title:

4.	Date: , 20[ ]

EXHIBIT E-3

EXHIBIT E-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 3, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Belden Inc., the Foreign Borrowers party thereto, the other Loan Parties party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for the Lenders.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower Representative with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Representative and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

5.	Date: , 20[ ]

EXHIBIT E-4

EXHIBIT F

LIST OF CLOSING DOCUMENTS

[Attached]

EXHIBIT F

EXHIBIT G

[FORM OF]

BORROWING SUBSIDIARY AGREEMENT

BORROWING SUBSIDIARY AGREEMENT dated as of [            ], among Belden Inc., a Delaware corporation (the “Company”), [Name of Foreign Borrower], a [            ] (the “New Borrowing Subsidiary”), and JPMorgan Chase Bank, N.A. as Administrative Agent (the “Administrative Agent”).

Reference is hereby made to the Credit Agreement, dated as of October 3, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Foreign Borrowers party thereto, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. Under the Credit Agreement, the Lenders have agreed, upon the terms and subject to the conditions therein set forth, to make Loans to the Company and certain Foreign Borrowers, and the Company and the New Borrowing Subsidiary desire that the New Borrowing Subsidiary become a “Foreign Borrower” and [the “Dutch Borrower”] [the “U.K. Borrower”] [a “German Borrower”] under the Credit Agreement.

The New Borrowing Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement, (b) all of the covenants set forth in Articles V and VI of the Credit Agreement, (c) all of the guaranty obligations set forth in Article XI of the Credit Agreement and (d) all of the undertakings pursuant to Section 8.09(f) with regard to Parallel Debt.

[INSERT OTHER PROVISIONS REASONABLY REQUESTED BY ADMINISTRATIVE AGENT OR ITS COUNSELS].

Upon execution of this Borrowing Subsidiary Agreement by each of the Company, the New Borrowing Subsidiary and the Administrative Agent and the satisfaction of each of the other conditions precedent set forth in Section 4.03 of the Credit Agreement, the New Borrowing Subsidiary shall be a party to the Credit Agreement and shall constitute a “Foreign Borrower” and [the “Dutch Borrower”] [the “U.K. Borrower”] [a “German Borrower”] for all purposes thereof.

This Borrowing Subsidiary Agreement shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Borrowing Subsidiary Agreement to be duly executed by their authorized officers as of the date first appearing above.

BELDEN INC.

By:
Name:
Title:

[NAME OF NEW BORROWING SUBSIDIARY]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By:
Name:
Title: